Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-229819

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Maximum Aggregate Offering Price Per Share	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Common Shares of Beneficial Interest, $0.01 par value per share	50,312,500	$29.75	$1,496,796,875.00	$181,411.78

(1)

The filing fee of $181,411.78 is calculated in accordance with Rules 457(o) and 457(r) of the Securities Act of 1933, as amended, or the Securities Act, and reflects the additional issuance of common shares of beneficial interest, $0.01 par value per share, pursuant to the underwriters’ option to purchase additional common shares. In accordance with Rules 456(b) and 457(r) under the Securities Act, the registrant initially deferred payment of all of the registration fees on its Registration Statement on Form S-3 (Registration No. 333-229819) filed by the registrant on February 25, 2019.

PROSPECTUS SUPPLEMENT

(To Prospectus Dated February 22, 2019)

43,750,000 Shares

Common Shares

We are selling 35,500,000 of our common shares of beneficial interest, $0.01 par value per share, or our common shares.

In addition, we expect to enter into a forward sale agreement, or the 2019 forward sale agreement, with Bank of America, N.A., which we refer to in this capacity as the forward purchaser. In connection with the 2019 forward sale agreement, the forward purchaser or its affiliate is borrowing from third parties and selling to the underwriters an aggregate of 8,250,000 common shares that will be sold in this offering. We will not initially receive any proceeds from the sale of our common shares by the forward purchaser or its affiliate.

We expect to physically settle the 2019 forward sale agreement (by the delivery of our common shares) and receive proceeds from the sale of those common shares on one or more forward settlement dates no later than approximately 12 months after the date of this prospectus supplement. We may also elect to cash settle or net share settle all or a portion of our obligation under the 2019 forward sale agreement if we conclude that it is in our best interest to do so. If we elect to cash settle the 2019 forward sale agreement, we may not receive any cash proceeds and we may be required to pay cash to the forward purchaser in certain circumstances. If we elect to net share settle the 2019 forward sale agreement, we will not receive any cash proceeds, and we may be required to deliver common shares to the forward purchaser in certain circumstances. See “Underwriting—2019 Forward Sale Agreement.”

If the forward purchaser or its affiliate does not sell on the anticipated closing date of this offering all the common shares to be sold by it to the underwriters, we will issue and sell to the underwriters a number of our common shares equal to the number of common shares that the forward purchaser or its affiliate does not sell and the number of common shares underlying the 2019 forward sale agreement will be decreased in respect of the number of common shares that we issue and sell.

Our common shares are listed on the New York Stock Exchange, or the NYSE, under the symbol “COLD.” On April 16, 2019, the closing price of our common shares as reported on the NYSE was $30.00 per share.

We are a Maryland real estate investment trust and have elected to be treated as a real estate investment trust, or REIT, for U.S. federal income tax purposes. Our amended and restated declaration of trust, or our declaration of trust, contains a restriction on ownership of our common shares that prevents any person or entity from owning, directly or indirectly, more than 9.8% (in value) of our outstanding shares of beneficial interest, subject to certain exceptions. These restrictions, as well as other share ownership and transfer restrictions contained in our declaration of trust, are designed to enable us to comply with the restrictions imposed on REITs by the Internal Revenue Code of 1986, as amended, or the Code. See “Description of Shares of Beneficial Interest—Restrictions on Transfer” in the accompanying prospectus.

Investing in our common shares involves risks. See “Risk Factors” beginning on page S-14 of this prospectus supplement and page 12 of our Annual Report on Form 10-K for the year ended December 31, 2018, or our Annual Report, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Per Common Share	Total
Public Offering Price	$29.75000	$1,301,562,500.00
Underwriting Discount (1)	$1.04125	$45,554,687.50
Proceeds, before expenses, to us (2)	$28.70875	$1,256,007,812.50

(1)	For a description of the compensation payable to the underwriters, see “Underwriting.”
(2)

We expect to receive estimated aggregate proceeds, before expenses, of $1,256,007,812.50 from the sale of the common shares in this offering by us and the forward purchaser or its affiliate. Depending on the price of our common shares during the period between the time of this offering and the time of settlement of the 2019 forward sale agreement and the settlement method that is used, we may receive proceeds upon settlement of the 2019 forward sale agreement, which settlement must occur no later than approximately 12 months after the date of this prospectus supplement. For the purposes of calculating the aggregate proceeds to us from the sale of the common shares, we have assumed that the 2019 forward sale agreement is physically settled based on an initial forward sale price of $28.70875 per share (which is the public offering price per share, less the underwriting discount per share). The forward sale price is subject to adjustment pursuant to the 2019 forward sale agreement, and the actual proceeds, if any, to us will be calculated as provided in the 2019 forward sale agreement (as described in this prospectus supplement). Although we expect to settle the 2019 forward sale agreement entirely by the physical delivery of our common shares in exchange for cash proceeds, we may elect cash settlement or net share settlement for all or a portion of our obligations under the 2019 forward sale agreement. See “Underwriting—2019 Forward Sale Agreement.”

We have granted the underwriters an option to purchase up to an additional 6,562,500 common shares from us. The underwriters can exercise this option at any time within 30 days from the date of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the common shares on or about April 22, 2019.

Joint Book-Running Managers

BofA Merrill Lynch	Goldman Sachs & Co. LLC

Citigroup	J.P. Morgan	RBC Capital Markets

Co-Managers

BB&T Capital Markets	BTIG	Citizens Capital Markets	Rabo Securities

Raymond James	Regions Securities LLC	SunTrust Robinson Humphrey	Baird

The date of this prospectus supplement is April 16, 2019.

PROSPECTUS SUPPLEMENT

PROSPECTUS

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. None of us, the underwriters or the forward purchaser (or any of our or their respective affiliates) have authorized anyone to provide you with additional or different information and, if you are provided with any such information, you should not rely on it. None of us, the underwriters or the forward purchaser (or any of our or their respective affiliates) take any responsibility for, or can provide any assurance as to, the accuracy or completeness of any additional or different information that others may give you. We, the underwriters and the forward purchaser or its affiliate are offering to sell, and seeking offers to buy, our common shares only to investors in jurisdictions where such offers and sales are permitted. The information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus is accurate only as of its date, regardless of its time of delivery or the time of any sale of common shares. Our business, financial condition, liquidity, results of operations and prospects may have changed since that date.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and the common shares offered hereby, and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the base prospectus. The second part, the base prospectus, contains a description of our common shares and provides more general information, some of which may not apply to this offering. When we refer only to this prospectus, we are referring to both parts combined, and when we refer to the accompanying prospectus, we are referring to the base prospectus. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or documents previously filed with the Securities and Exchange Commission, or the SEC, the information in this prospectus supplement will supersede such information.

This prospectus supplement is part of a registration statement that we have filed with the SEC relating to the common shares offered hereby. This prospectus supplement does not contain all of the information that we have included in the registration statement and the accompanying exhibits in accordance with the rules and regulations of the SEC, and we refer you to the omitted information. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus before making a decision to invest in our common shares. You should also read and consider the additional information incorporated by reference in this prospectus supplement and the accompanying prospectus before making a decision to invest in our common shares. See “Where You Can Find More Information” in this prospectus supplement.

This prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference include our trademarks, such as Americold and Americold Realty, which are protected under applicable intellectual property laws and are the property of Americold Realty Trust and its subsidiaries. Solely for convenience, trademarks, service marks and trade names referred to in this prospectus supplement and the accompanying prospectus and in the documents incorporated herein and therein by reference may appear without the ®, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, service marks and trade names.

In this prospectus supplement, unless otherwise stated herein, when we refer to “cubic feet” of temperature-controlled facilities, we refer to refrigerated cubic feet (as opposed to total cubic feet, refrigerated and otherwise) therein.

As used in this prospectus supplement, unless the context otherwise requires, references to “Americold,” “we,” “us,” “our” and “our company” refer to Americold Realty Trust, a Maryland real estate investment trust, and its consolidated subsidiaries, including Americold Realty Operating Partnership, L.P., a Delaware limited partnership and the subsidiary through which we conduct our business, which we refer to as “our operating partnership,” and references to “common shares” refer to our common shares of beneficial interest, $0.01 par value per share.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary provides an overview of selected information contained elsewhere in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus, but does not contain all of the information that you should consider before making a decision to invest in our common shares. You should carefully read the entire prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference in their entirety before making a decision to invest in our common shares, including the information discussed or referenced under “Risk Factors” in this prospectus supplement and “Risk Factors” in our Annual Report. This summary is qualified in its entirely by the more detailed information and financial statements, including the notes thereto, appearing elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus.

Our Company

We are the world’s largest publicly traded REIT focused on the ownership, operation and development of temperature-controlled warehouses. We are organized as a self-administered and self-managed REIT with proven operating, development and acquisition expertise. As of December 31, 2018, we operated a global network of 155 temperature-controlled warehouses encompassing 918.7 million cubic feet, with 137 warehouses in the United States, six warehouses in Australia, seven warehouses in New Zealand, two warehouses in Argentina and three warehouses in Canada.

We consider our temperature-controlled warehouses to be “mission-critical” real estate in the markets we serve from “farm to fork” and an integral component of the temperature-controlled food infrastructure supply chain, which we refer to as the “cold chain.” The cold chain is vital for maintaining the quality of food producers’, distributors’, retailers’ and e-tailers’ temperature-sensitive products, protecting brand reputation and ensuring consumer safety and satisfaction. Our customers depend upon the location, high-quality, integration and scale of our portfolio to ensure the integrity and efficient distribution of their products. Many of our warehouses are located in key logistics corridors in the countries in which we operate, including strategically critical U.S. and international metropolitan statistical areas, while others are connected or immediately adjacent to customers’ production facilities. We believe our strategic locations and the extensive geographic presence of our integrated warehouse network are fundamental to our customers’ ability to optimize their distribution networks while reducing their capital expenditures, operating costs and supply-chain risks. Many of the warehouses in our real estate portfolio have been modernized to reduce our power costs and increase their competitive position through reliable temperature-control systems and processes.

We consider ownership of our temperature-controlled warehouses to be fundamental to our business, our ability to attract and retain customers and our ability to achieve our targeted return on invested capital. We believe that the ownership of our real estate provides us with cost of capital and balance sheet advantages, stemming from the attractive financing options available to real estate owners and the tax advantages of being a REIT. We also believe that consolidation of the ownership and operation of our portfolio significantly enhances the value of our business by allowing us to provide customers with our complementary suite of value-added services across one integrated and reliable cold chain network. Ownership of our integrated cold chain network enhances our ability to efficiently reposition customers and undertake capital improvements or other modifications on their behalf without the need to obtain third-party approvals. Our decision to own, rather than lease, a significant majority of our warehouses provides us with better control over the specialized nature of our assets and greater influence over our warehouse locations on a long-term basis, which is crucial to meeting our customers’ “mission-critical” cold chain needs.

Our principal executive office is located at 10 Glenlake Parkway, South Tower, Suite 600, Atlanta, Georgia 30328, and our telephone number is (678) 441-1400. Our website address is www.americold.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus supplement or the accompanying prospectus or any other report or document we file with or furnish to the SEC.

Recent Developments

Cloverleaf Acquisition

On April 16, 2019, we entered into an equity purchase agreement, or the Equity Purchase Agreement, to acquire Chiller Holdco, LLC, a temperature-controlled warehousing company based in Sioux City, Iowa that currently has 22 facilities in nine states, for consideration of approximately $1.24 billion in cash (subject to customary adjustments). We refer to this transaction as the “Cloverleaf Acquisition” and the collective existing business of Chiller Holdco, LLC and its subsidiaries, including Zero Mountain (as defined below), as “Cloverleaf.”

Closing of the Cloverleaf Acquisition is expected to occur in the second quarter of 2019 and is subject to customary closing conditions, including, but not limited to, the continuing accuracy of representations and warranties and compliance with covenants and agreements in all material respects in the Equity Purchase Agreement. There can be no assurance that the conditions to closing the Cloverleaf Acquisition will be satisfied or waived or that other events will not intervene to delay or result in the failure to close the Cloverleaf Acquisition. See “Risk Factors—Risks Related to the Cloverleaf Acquisition” for a discussion of the risk factors we expect to face in connection with the Cloverleaf Acquisition.

We expect to fund the Cloverleaf Acquisition with the net proceeds from this offering, together with draws under our senior unsecured revolving credit facility, which we expect to repay using the proceeds from our debt private placement (as described below), if completed. This offering is not conditioned on the consummation of the Cloverleaf Acquisition, and the closing of the Cloverleaf Acquisition is not conditioned on the closing of this offering and is not subject to a financing condition. We have, therefore, obtained a financing commitment to provide a senior unsecured bridge loan facility in the principal amount of $650 million, or the Bridge Facility, to fund a portion of the Cloverleaf Acquisition, if necessary, pursuant to a commitment letter, or the Commitment Letter, from Bank of America, N.A., an affiliate of one of the underwriters in this offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated (acting directly or through a designated affiliate), one of the underwriters in this offering, and Goldman Sachs Bank USA, an affiliate of one of the underwriters in this offering. The actual documentation governing the Bridge Facility has not been finalized, and accordingly, the Bridge Facility may not be available on the terms contemplated above or at all. If this offering is completed as planned, it is anticipated that we will not borrow under the Bridge Facility.

On March 1, 2019, Cloverleaf acquired Zero Mountain, Inc., a temperature-controlled warehousing company based in Fort Smith, Arkansas that owns five facilities in Arkansas, or Zero Mountain. The information included in this prospectus supplement regarding the number, location, size and other similar information of Cloverleaf’s temperature-controlled warehouses at any point in time subsequent to March 1, 2019 includes the warehouses acquired by Cloverleaf through its acquisition of Zero Mountain. The financial information regarding Cloverleaf included in this prospectus supplement is based on Cloverleaf’s audited financial statements as of December 31, 2018 (with respect to Successor (as defined below)) and for the periods from January 1, 2018 through January 16, 2018 (with respect to Predecessor (as defined below)) and January 17, 2018 through December 31, 2018 (with respect to Successor) and, accordingly, does not include any financial information relating to Zero Mountain. The financial information regarding Zero Mountain included in this prospectus supplement is based on Zero Mountain’s audited financial statements for its fiscal year ended June 30, 2018 and unaudited financial statements for the last twelve months ended December 31, 2018.

The following table provides summary information regarding the warehouses in Cloverleaf’s portfolio that Cloverleaf owned or leased as of March 31, 2019 (including the warehouses purchased in Cloverleaf’s acquisition of Zero Mountain). Amounts in this table may not sum due to rounding.

State	# of Warehouses	Cubic Feet (in millions)	% of Total Cubic Feet	Square Feet (in thousands)	% of Total Square Feet
Owned:
Arkansas	5	41.0	31.1%	1,109	21.1%
Illinois	1	7.5	5.7%	229	4.4%
Iowa	4	18.9	14.4%	927	17.7%
Minnesota	3	13.6	10.3%	861	16.4%
Missouri	1	8.3	6.3%	316	6.0%
North Carolina	2	13.8	10.5%	490	9.3%
Ohio	3	15.6	11.8%	856	16.3%
South Carolina	1	2.5	1.9%	122	2.3%
Virginia	1	3.5	2.7%	117	2.2%
Managed:
Illinois	1	7.0	5.3%	221	4.2%

Portfolio Total	22	131.7	100.0%	5,245	100.0%

We own, develop and manage multiple types of temperature-controlled warehouses, which allows us to service our customers’ needs across our network. Our warehouse portfolio consists of five distinct property types: distribution, public, production advantaged, facility leased and third-party managed. More information regarding each type of warehouse can be found in our Annual Report, which is incorporated herein by reference. The following map shows the locations of Cloverleaf’s warehouses as of March 31, 2019 (including the warehouses purchased in Cloverleaf’s acquisition of Zero Mountain):

We believe the Cloverleaf Acquisition presents an opportunity to acquire a strategically complementary high-quality warehouse portfolio with the following benefits:

•

Mission Critical, Owned Warehouses. Historically, we have owned a significant majority of the temperature-controlled warehouses in our portfolio as opposed to leasing those warehouses or entering into warehouse management arrangements with third-party owners. We consider ownership of our warehouses to be fundamental to our business, our ability to attract and retain customers and our ability to achieve our targeted return on invested capital. We also believe that the ownership of our real estate provides us with cost of capital and balance sheet advantages, stemming from the attractive financing options available to real estate owners and the tax advantages of being a REIT. Cloverleaf fits well within our ownership strategy as it currently owns 21 out of 22, or 95.5%, of its temperature-controlled warehouses (including the warehouses purchased in Cloverleaf’s acquisition of Zero Mountains), and Cloverleaf’s warehouse-driven model is consistent with our business mix.

•

Complementary Customers and Markets. We believe that our long-standing relationships with our top customers are an important competitive strength. If completed, the Cloverleaf Acquisition will bring new customers into our network, and we believe that the growth of our warehouse network in markets in the Central and Southeast United States will give us an opportunity to attract additional new customers. Further, by adding warehouses in complementary locations, we believe we will have an opportunity to deepen our existing customer relationships.

•

Expansion and Development Opportunities. The Cloverleaf Acquisition, if completed, would include three expansion opportunities, all of which are currently under construction, and one development opportunity, which opportunities are expected to aggregate approximately 20.3 million cubic feet. As of March 31, 2019, Cloverleaf has invested approximately $13 million in these opportunities, and we estimate that an additional $82 million will be required to complete these opportunities.

•

Ability to Integrate Cloverleaf into Our Warehouse Network. Our customers depend upon the location, high quality, integration and scale of our portfolio to ensure the integrity and efficient distribution of their products. We believe that Cloverleaf’s current warehouse portfolio is a high-quality network with complementary locations to our existing warehouse network. We have experience in identifying strategic acquisitions and successfully integrating them into our warehouse portfolio, and we believe that, if we complete the Cloverleaf Acquisition, we can leverage this integration experience to drive synergies and further enhance our warehouse network for new and existing customers. In addition, we believe that Cloverleaf’s long-term growth is consistent with our expectations for our same store warehouse growth.

Cloverleaf Financial and Operating Data

The following table summarizes certain of Cloverleaf’s financial and operating data and has been derived from Cloverleaf’s audited consolidated financial statements as of December 31, 2018 (with respect to Successor) and for the periods from January 1, 2018 through January 16, 2018 (with respect to Predecessor) and January 17, 2018 through December 31, 2018 (with respect to Successor). The financial and operating data is presented for the “Predecessor,” which represents Cloverleaf prior to the acquisition of 80% of the outstanding membership units of Cloverleaf by The Blackstone Group, L.P., or the Blackstone Acquisition, on January 16, 2018, and for the “Successor,” which represents Cloverleaf for the period subsequent to the Blackstone Acquisition, and on an unaudited combined basis for the last twelve months ended December 31, 2018, which represents the mathematical addition of the Predecessor’s financial and operating data for the period from January 1, 2018 through January 16, 2018 and the Successor’s financial and operating data for the period from January 17, 2018 through December 31, 2018.

We have included the unaudited combined financial information of Cloverleaf in order to facilitate an understanding of Cloverleaf’s financial and operating data on an annual basis for purposes of determining the purchase price for the Cloverleaf Acquisition. See “—Purchase Price” below. Each of the Predecessor’s financial and operating data for the period from January 1, 2018 through January 16, 2018 and the Successor’s financial and operating data for the period from January 17, 2018 through December 31, 2018 has been audited and is consistent with U.S. generally accepted accounting principles, or U.S. GAAP. However, the presentation of unaudited combined financial and operating data of Cloverleaf for the last twelve months ended December 31, 2018 is not consistent with U.S. GAAP and may yield results that are not comparable on a period-to-period basis. Such financial and operating data is not necessarily indicative of what the financial and operating data of Cloverleaf for the combined period would have been had the Blackstone Acquisition not occurred.

	Predecessor	Successor
(in thousands)	Period from January 1, 2018 – January 16, 2018	Period from January 17, 2018 – December 31, 2018	Last twelve months ended December 31, 2018
Consolidated Statements of Operations Data:
Total revenues	$6,465	$159,331	$165,796
Operating costs (exclusive of depreciation and amortization)	(4,426)	(105,502)	(109,928)
Selling, general & administrative expenses	(1,425)	(16,507)	(17,932)
Income (loss) from operations	(239)	10,093	9,854
Net loss	(416)	(12,160)	(12,576)

Selected Other Data:
EBITDA (1)	$358	$37,741	$38,099

(1)

EBITDA is calculated as earnings before interest expense, taxes, depreciation and amortization. EBITDA is a measure commonly used in our industry, and we present EBITDA to enhance investor understanding of Cloverleaf’s operating performance for the year ended December 31, 2018. We believe that EBITDA provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and useful life of related assets among otherwise comparable companies.

The following table reconciles EBITDA to net loss, which is the most directly comparable financial measure calculated in accordance with U.S. GAAP.

	Predecessor	Successor
(in thousands)	Period from January 1, 2018 – January 16, 2018	Period from January 17, 2018 – December 31, 2018	Last twelve months ended December 31, 2018
Net loss	$(416)	$(12,160)	$(12,576)
Adjustments:
Depreciation and amortization	596	27,137	27,733
Interest expense	241	22,421	22,663
Income tax expense (benefit)	(63)	343	280

EBITDA	$358	$37,741	$38,099

Zero Mountain Financial and Operating Data

The following table summarizes certain of Zero Mountain’s financial and operating data and has been derived from Zero Mountain’s audited financial statements for its fiscal year ended June 30, 2018 and unaudited financial statements for the last twelve months ended December 31, 2018.

(in thousands)	Year ended June 30, 2018	Last twelve months ended December 31, 2018 (1)
Consolidated Statements of Operations Data:
Total revenues	$56,772	$59,674
Net income	6,235	6,006

Selected Other Data:
EBITDA (2)	$14,583	$15,670

(1)

Zero Mountain’s fiscal year ends on June 30 of each year. The financial and operating data presented in this column and the column entitled “Last twelve months ended December 31, 2018” in footnote 2 below has been presented for the last twelve months ended December 31, 2018.

(2)

EBITDA is calculated as earnings before interest expense, taxes, depreciation, depletion and amortization. EBITDA is a measure commonly used in our industry, and we present EBITDA to enhance investor understanding of Zero Mountain’s operating performance for the last twelve months ended December 31, 2018. We believe that EBITDA provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and useful life of related assets among otherwise comparable companies.

The following table reconciles EBITDA to net income of Zero Mountain, which is the most directly comparable financial measure calculated in accordance with U.S. GAAP.

(in thousands)	Year ended June 30, 2018	Last twelve months ended December 31, 2018
Net income	$6,235	$6,006
Adjustments:
Depreciation and amortization	7,568	7,624
Interest expense	1,492	1,445
Income tax expense (benefit)	(712)	595

EBITDA	$14,583	$15,670

Purchase Price

In determining our purchase price for the Cloverleaf Acquisition, we took into account the historical EBITDA for the year ended December 31, 2018 of Cloverleaf and the historical EBITDA for the last twelve months ended December 31, 2018 of Zero Mountain, or the Combined EBITDA, and made adjustments for the following items: (i) non-recurring and one-time items such as one-time costs incurred by Cloverleaf in connection with its acquisition of Zero Mountain, impact from a change in accounting policy, removal of excess owner compensation, business interruption and start-up losses and non-operating income adjustments; (ii) the elimination of an employee training investment program tax incentive benefit; (iii) the run-rate impact of Cloverleaf’s three expansion projects that were completed in 2018 but were operational for only part of the year; (iv) reduced costs relating to eliminating duplicative roles and professional services expenses after we complete the Cloverleaf Acquisition; (v) a reduction in corporate general and administrative expenses implemented by

Cloverleaf in 2019 relating to its acquisition of Zero Mountain, net of severance expenses; and (vi) the run-rate impact in 2019 of synergies realized by Cloverleaf following its acquisition of Zero Mountain. After taking into account these adjustments, we estimate that Cloverleaf and Zero Mountain had a Combined EBITDA for the last twelve months ended December 31, 2018, or Combined As-Adjusted EBITDA, of $69.4 million. The purchase price for the Cloverleaf Acquisition is approximately $1.24 billion (subject to customary adjustments) and represents a multiple of approximately 17.9 times the Combined As-Adjusted EBITDA of Cloverleaf and Zero Mountain for the last twelve months ended December 31, 2018.

We caution you not to place undue reliance on our estimate of the Combined As-Adjusted EBITDA of Cloverleaf and Zero Mountain for the last twelve months ended December 31, 2018 because it includes a number of assumptions and estimates, including the accuracy of Cloverleaf’s and Zero Mountain’s financial information, that Cloverleaf’s expansion projects will perform as anticipated, anticipated cost savings implemented by Cloverleaf and by us are realized and the improved operating performance of Cloverleaf and Zero Mountain as a combined company based on synergies realized after Cloverleaf’s acquisition of Zero Mountain. Furthermore, the Combined As-Adjusted EBITDA is not calculated in accordance with U.S. GAAP. The Combined As-Adjusted EBITDA may differ materially from our expectations based on other factors, including those referenced under “Forward-Looking Statements” and “Risk Factors” below.

The following map shows our geographic diversification after giving effect to the Cloverleaf Acquisition.

Atlanta Expansion

On April 16, 2019, we announced a market-driven expansion in Atlanta, Georgia. We refer to this transaction as the “Atlanta Expansion.” We expect to fund the Atlanta Expansion with any cash proceeds that we receive upon settlement of the 2019 forward sale agreement.

The Atlanta Expansion is part of our ongoing effort to support our customers’ growth through targeted developments by providing state-of-the-art supply chain infrastructure and solutions designed to support our customers’ current and future temperature-controlled supply chain needs. The Atlanta Expansion would aggregate approximately 60,200 pallet positions. We estimate that the total investment in the Atlanta Expansion will aggregate between approximately $126 million and $136 million, with initial delivery targets beginning in the first quarter of 2020 and final delivery estimated to be in the second quarter of 2021. The underwriting of this development opportunity is consistent with our commercial business rules, with our returns for this project expected to meet our underwriting guidelines and be within our target range for underwritten stabilized returns on invested capital for expansion projects, as previously disclosed, although there can be no assurance that the Atlanta Expansion will be completed at the cost or timing or having the returns contemplated above.

Debt Private Placement

Prior to the closing of this offering, we, through our operating partnership, intend to launch a private placement of $350 million aggregate principal amount of unsecured senior notes, or our debt private placement. If completed, we expect to use the proceeds to repay the indebtedness outstanding under our senior unsecured revolving credit facility incurred in connection with the funding of the Cloverleaf Acquisition and for general business purposes.

The foregoing description and any other information regarding our debt private placement is included herein solely for informational purposes. This offering is not contingent on the completion of our debt private placement, and our debt private placement is not contingent on the completion of this offering. The terms of our debt private placement, and our ability to complete our debt private placement, will depend on investor demand, market conditions, customary closing conditions and other factors, and we cannot assure you that our debt private placement will be completed on the terms contemplated above, or at all, or that substitute or additional financing will be available to us on favorable terms, or at all.

THE OFFERING

Common shares offered by us	35,500,000 common shares (1)

Common shares offered by the forward purchaser or its affiliate	8,250,000 common shares (1)

Underwriters’ option to purchase additional common shares from us	6,562,500 common shares

Common shares to be outstanding immediately after this offering	190,632,808 common shares (1)(2)

Common shares to be outstanding after this offering and settlement of the 2019 forward sale agreement (assuming full physical settlement)	198,882,808 common shares (1)(2)

Use of proceeds	We intend to use the net proceeds from our sale of 35,500,000 common shares in this offering, together with draws under our senior unsecured revolving credit facility, which we expect to repay using the proceeds of our debt private placement, if completed, to fund the Cloverleaf Acquisition. In the event the Cloverleaf Acquisition is not consummated, we intend to use the net proceeds for general business purposes, including repayment of outstanding indebtedness and the funding of other development, expansion and acquisition opportunities. See “—Recent Developments—The Cloverleaf Acquisition.”

We will not initially receive any proceeds from the sale of our common shares sold by the forward purchaser or its affiliate pursuant to this prospectus supplement. We expect to use any cash proceeds that we receive upon settlement of the 2019 forward sale agreement to fund the Atlanta Expansion and for general business purposes, including repayment of outstanding indebtedness and the funding of other development, expansion and acquisition opportunities.

See “Use of Proceeds.”

Accounting treatment for the 2019 forward sale agreement	Before settlement of the 2019 forward sale agreement, we expect that the common shares issuable upon settlement of the 2019 forward sale agreement will be reflected in our diluted earnings per share and dividends per share calculations using the treasury stock method.

Under this method, the number of common shares used in calculating diluted earnings per share and dividends per share is deemed to be increased by the excess, if any, of the number of common shares that would be issued upon full physical settlement of the 2019 forward sale agreement over the number of common shares that could be purchased by us in the market (based on the average market price during the period) using the proceeds receivable upon full physical settlement (based on the adjusted forward sale price at the end of the reporting period). Consequently, we anticipate there will be no dilutive effect on our earnings per share resulting from the 2019 forward sale agreement prior to physical or net share settlement of the 2019 forward sale agreement and subject to the occurrence of certain events, except during periods when the average market price of our common shares is above the applicable forward sale price, which is initially $28.70875 per share (which is the public offering price per share, less the underwriting discount per share, as set forth on the cover page of this prospectus supplement).

NYSE ticker symbol	COLD

Risk Factors	An investment in our common shares involves significant and diverse risks. Before making a decision to invest in our common shares, you should carefully consider the risk factors described in this prospectus supplement under the heading “Risk Factors” and in our Annual Report under the heading “Risk Factors,” which is incorporated herein and therein by reference, as well as all of the other information included in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus.

(1)

If the forward purchaser or its affiliate does not sell on the anticipated closing date of this offering all the common shares to be sold by it to the underwriters, we will issue and sell to the underwriters a number of our common shares equal to the number of common shares that the forward purchaser or its affiliate does not sell and the number of common shares underlying the 2019 forward sale agreement will be decreased in respect of the number of common shares that we issue and sell.

(2)	Assumes the issuance by us of 6,000,000 common shares upon the full physical settlement of the 2018 forward sale agreement (as defined below).

The number of common shares outstanding immediately after this offering is based on 149,132,808 common shares outstanding as of March 31, 2019, and excludes the following:

•

6,000,000 common shares issuable to the forward purchaser or its affiliate assuming the forward sale agreement between us and Bank of America, N.A., dated September 13, 2018, as amended, or the 2018 forward sale agreement, will be fully physically settled, based on the forward sale price of $23.1374 per share as of April 15, 2019 (the forward sale price is subject to adjustment pursuant to the 2018 forward sale agreement, and the number of common shares we may issue and the amount of proceeds that we may receive on full physical settlement of the 2018 forward sale agreement will be subject to the terms of the 2018 forward sale agreement);

•

8,250,000 common shares issuable to the forward purchaser or its affiliate assuming the 2019 forward sale agreement will be fully physically settled, based on an initial forward sale price of $28.70875 per share (which is the public offering price per share, less the underwriting discount per share) (the forward sale price is subject to adjustment pursuant to the 2019 forward sale agreement, and the number of common shares we may issue and the amount of proceeds that we may receive on full physical settlement of the 2019 forward sale agreement will be subject to the terms of the 2019 forward sale agreement);

•

1,055,925 common shares issuable upon the cashless exercise of stock options outstanding as of March 31, 2019 under our Equity Incentive Plan adopted in 2008, or the 2008 Plan, and our Equity Incentive Plan

adopted in 2010, or the 2010 Plan, which we refer to collectively as our pre-IPO equity incentive plans, at a weighted average exercise price of $9.81 per share and a public offering price of $29.75 per share;

•

2,196,972 common shares issuable upon the settlement of restricted stock units outstanding as of March 31, 2019 under the 2010 Plan and the Americold Realty Trust 2017 Equity Incentive Plan, or the 2017 Plan, of which 627,891 common shares issuable upon the settlement of restricted stock units currently have vested but will not be settled until additional criteria are met; and

•	6,930,338 common shares reserved for future issuance under the 2017 Plan as of March 31, 2019.

Unless otherwise indicated, all information in this prospectus supplement assumes or gives effect to the following:

•	the 35,500,000 common shares to be sold by us in this offering are sold at $29.75 per share; and

•	no exercise of the stock options to purchase common shares described above.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the information incorporated herein by reference contain statements about future events and expectations that constitute forward-looking statements. Forward-looking statements are based on our beliefs, assumptions and expectations of our future financial and operating performance and growth plans, taking into account the information currently available to us. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the expectations of future results we express or imply in any forward-looking statements, and you should not place undue reliance on such statements. Factors that could contribute to these differences include the following:

•	adverse economic or real estate developments in our geographic markets or the temperature-controlled warehouse industry;

•	general economic conditions;

•	risks associated with the ownership of real estate and temperature-controlled warehouses in particular;

•	defaults or non-renewals of contracts with customers;

•	potential bankruptcy or insolvency of our customers;

•	uncertainty of revenues, given the nature of our customer contracts;

•	increased interest rates and operating costs;

•	our failure to obtain necessary outside financing;

•	risks related to, or restrictions contained in, our debt financing;

•	decreased storage rates or increased vacancy rates;

•	risks related to current and potential international operations and properties;

•	difficulties in identifying properties to be acquired and completing acquisitions;

•

risks related to expansions of existing properties and developments of new properties, such as the Atlanta Expansion and the three expansion opportunities adjacent to existing Cloverleaf temperature-controlled warehouses, including failure to meet budgeted costs, timeframes or stabilized returns in respect thereof;

•

risks related to the integration of Cloverleaf into our business and the expected operating performance of the Cloverleaf Acquisition and descriptions related to these expectations, including, without limitation, expected cost savings or customer enhancements, the Combined EBITDA, the Combined As-Adjusted EBITDA and the Combined As-Adjusted EBITDA multiple;

•	the occurrence of any event, change or other circumstances that would compromise our ability to complete the Cloverleaf Acquisition within the expected timeframe or at all;

•	difficulties in expanding our operations into new markets, including international markets;

•	our failure to maintain our status as a REIT;

•	our operating partnership’s failure to qualify as a partnership for federal income tax purposes;

•	uncertainties and risks related to natural disasters and global climate change;

•	possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of properties presently or previously owned by us;

•	financial market fluctuations;

•	actions by our competitors and their increasing ability to compete with us;

•	labor and power costs;

•	changes in real estate and zoning laws and increases in real property tax rates;

•	the competitive environment in which we operate;

•	our relationship with our employees, including the occurrence of any work stoppages or any disputes under our collective bargaining agreements;

•	liabilities as a result of our participation in multi-employer pension plans;

•	losses in excess of our insurance coverage;

•	the cost and time requirements as a result of our operation as a publicly traded REIT;

•	risks related to joint venture investments, including as a result of our lack of control of such investments;

•	changes in foreign currency exchange rates;

•	the potential dilutive effect of our common share offerings, including this offering;

•

the impact of anti-takeover provisions in our constituent documents and under Maryland law, which could make an acquisition of us more difficult, limit attempts by our shareholders to replace our trustees and affect the price of our common shares; and

•

risks related to the 2018 forward sale agreement and the 2019 forward sale agreement, or our forward sale agreements, including substantial dilution to our earnings per share or substantial cash payment obligations.

Words such as “anticipates,” “believes,” “continues,” “estimates,” “expects,” “goal,” “objectives,” “intends,” “may,” “opportunity,” “plans,” “potential,” “near-term,” “long-term,” “projections,” “assumptions,” “projects,” “guidance,” “forecasts,” “outlook,” “target,” “trends,” “should,” “could,” “would,” “will” and similar expressions are intended to identify such forward-looking statements. Examples of forward-looking statements included in this prospectus supplement include, among others, statements about the Cloverleaf Acquisition, statements about the Atlanta Expansion, statements about our debt private placement, expected use of the net proceeds from this offering, our expected expansion and development pipeline and our targeted return on invested capital on expansion and development opportunities. We qualify any forward-looking statements entirely by these cautionary factors. For a further discussion of these and other risks, uncertainties and factors that could cause our actual results to differ materially from those projected in any forward-looking statements we make, see “Risk Factors” in this prospectus supplement and in our Annual Report, and the other information contained or incorporated by reference in this prospectus supplement, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the risk factors and other information contained in the accompanying prospectus. We assume no obligation to update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

RISK FACTORS

An investment in our common shares involves significant and diverse risks. Before making a decision to invest in our common shares, you should carefully consider the risk factors described in our Annual Report under the heading “Risk Factors,” which is incorporated herein and therein by reference, and the supplemental risk factors set forth below, as well as all of the other information included in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus. The risks described in our Annual Report and below are the material risks we believe we face. Any of these risks could materially and adversely affect our business, financial condition, liquidity, results of operations and prospects, and our ability to service our debt and make distributions to our shareholders, which we refer to collectively as materially and adversely affecting us, having a material adverse effect on us or comparable phrases. As a result, the market price of our common shares could decline significantly, and you may lose a part or all of your investment in our common shares. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also have a material adverse effect on us.

Risks Related to the Cloverleaf Acquisition

We cannot assure you that the Cloverleaf Acquisition will be completed on a timely basis or at all.

There are a number of risks and uncertainties relating to the Cloverleaf Acquisition. For example, the Cloverleaf Acquisition may not be completed, or may not be completed in the timeframe, on the terms or in the manner currently anticipated, as a result of a number of factors, including the failure of the parties to satisfy one or more of the conditions to closing. There can be no assurance that the conditions to closing of the Cloverleaf Acquisition will be satisfied or waived or that other events will not intervene to delay or result in the failure to close the Cloverleaf Acquisition. The Equity Purchase Agreement may be terminated by the parties thereto under certain circumstances, including, without limitation, if the Cloverleaf Acquisition has not been completed by October 16, 2019 (subject to certain limited exceptions). Delays in closing the Cloverleaf Acquisition or the failure to close the Cloverleaf Acquisition at all may result in our incurring significant additional costs in connection with such delay or termination of the Equity Purchase Agreement and/or failing to achieve the anticipated benefits of the Cloverleaf Acquisition. Any delay in closing or a failure to close the Cloverleaf Acquisition could have a negative impact on our business and the market price of our common shares.

In the event the Cloverleaf Acquisition is not consummated, we may use the net proceeds from the offering for general business purposes, including repayment of outstanding indebtedness and the funding of other development, expansion and acquisition opportunities. However, we would have broad authority to use such net proceeds for other purposes that may not be accretive to our earnings per share and funds from operations per share.

If completed, the Cloverleaf Acquisition may not achieve its intended benefits or may disrupt our plans and operations.

The Cloverleaf Acquisition is a significant acquisition for us, and there can be no assurance that we will be able to successfully integrate Cloverleaf with our business or otherwise realize the expected benefits of the Cloverleaf Acquisition. Cloverleaf acquired Zero Mountain on March 1, 2019, and Cloverleaf’s integration of Zero Mountain is ongoing, which may present additional costs and challenges to us in our integration of Cloverleaf. Our ability to realize the anticipated benefits of the Cloverleaf Acquisition will depend, to a large extent, on our ability to integrate Cloverleaf with our business. The combination of two independent businesses may be a complex, costly and time-consuming process. Our business may be negatively impacted following the Cloverleaf Acquisition if we are unable to effectively manage our expanded operations. The integration process will require significant time and focus from our management team following the Cloverleaf Acquisition and may divert attention from the day-to-day operations of the combined business. Additionally, consummation of the Cloverleaf Acquisition could disrupt our current plans and operations, which could delay the achievement of our strategic objectives.

The expected synergies and operating efficiencies of the Cloverleaf Acquisition may not be fully realized, which could result in increased costs and/or lower revenues and have a material adverse effect on us. In addition, the overall integration of the businesses may result in material unanticipated problems, expenses, liabilities, competitive responses, loss of customer relationships and diversion of management’s attention, among other potential adverse consequences. The risks of combining our operations of the businesses include, among others:

•	we may have underestimated the costs to make any necessary improvements to Cloverleaf’s properties;

•	Cloverleaf’s properties may be subject to reassessment, which may result in higher than expected tax payments;

•	market conditions may result in higher than expected vacancy rates and lower than expected storage rates;

•	we may face difficulties in integrating Cloverleaf’s employees and in attracting and retaining key personnel;

•

we may face difficulties in the pursuit of expansion and development opportunities, resulting in higher costs or an inability to complete the identified expansions of Cloverleaf in a timely manner, or at all;

•	encroachments by certain Cloverleaf properties over existing easements may result in costs to correct such encroachments if challenged by easement holders; and

•	we may face challenges in keeping existing Cloverleaf customers or transitioning our existing customers to Cloverleaf facilities, which could adversely impact interconnection revenue.

Additionally, over the past year or so, there has been significant appreciation in the market price for temperature-controlled warehouses. There can be no assurance that the market price for temperature-controlled warehouses will be sustained or continue to appreciate. Any decline in the market prices for temperature-controlled warehouses, including for the warehouses that we are acquiring in the Cloverleaf Acquisition, could materially and adversely affect us.

Many of these risks will be outside of our control and any one of them could result in increased costs, decreases in the amount of expected revenue and diversion of our management’s time and focus, which could have a material adverse effect on us. In addition, even if our operations are integrated successfully with Cloverleaf’s, we may not realize the full benefits of the Cloverleaf Acquisition, including the synergies, operating efficiencies, or sales or growth opportunities that are expected. These benefits may not be achieved within the anticipated time frame or at all. All of these factors could cause dilution to our earnings per share, decrease or delay the expected benefits of the Cloverleaf Acquisition, and/or negatively impact the market price of our common shares.

We may be subject to unknown or contingent liability related to Cloverleaf for which we may have no or limited recourse against the sellers to us.

Cloverleaf may be subject to unknown or contingent liabilities for which we may have no or limited recourse against the sellers to us. Unknown or contingent liabilities might include liabilities for clean-up or remediation of environmental conditions, claims of customers, vendors or other persons dealing with Cloverleaf, tax liabilities and other liabilities, whether incurred in the ordinary course of business or otherwise. In addition, the total amount of costs and expenses that we may incur with respect to liabilities associated with Cloverleaf may exceed our expectations, which may materially and adversely affect us.

Our qualification as a REIT will depend in part on the nature of the assets and rights to income we acquire as part of the Cloverleaf Acquisition.

Although we intend to structure our acquisition and post-acquisition operation of Cloverleaf in a way that would allow us to continue to qualify as a REIT for U.S. federal income tax purposes, no assurances can be given that we will be successful.

Cloverleaf is not currently organized or operated as a REIT. As a result of the Cloverleaf Acquisition, we expect to acquire interests in certain assets and earn certain items of income that are not, or may not be, qualifying assets or income for purposes of the REIT asset and income tests. After the closing of the Cloverleaf Acquisition we expect to integrate Cloverleaf into our existing structure and conduct its business in a manner that would allow us to continue to qualify as a REIT, but there is no guarantee that our efforts to do so will be successful. Further, our review of the Cloverleaf Acquisition is ongoing, and we may discover additional non-qualifying assets or income. We may not have the immediate right to change the terms of pre-existing arrangements that generate non-qualifying items or may have to incur significant penalties to terminate such arrangements. To maintain our REIT qualification we may be required to hold significant assets acquired in connection with the Cloverleaf Acquisition through our taxable REIT subsidiaries, or TRSs. Our domestic TRSs are subject to U.S. tax as regular corporations. If we acquire nonqualifying assets or earn nonqualifying income as a result of the Cloverleaf Acquisition that causes us to fail to meet the REIT requirements, we could lose our REIT status if certain relief provisions do not apply, or we could incur a material tax liability in connection with the application of such relief provisions, which would materially and adversely affect us.

If we do not consummate the Cloverleaf Acquisition, we will have incurred substantial expenses without realizing the expected benefits.

If we are unable to consummate the Cloverleaf Acquisition, we will have incurred significant due diligence, legal, accounting and other transaction costs in connection with the Cloverleaf Acquisition without realizing the anticipated benefits. We cannot assure you that we will acquire Cloverleaf because the Cloverleaf Acquisition is subject to a variety of conditions, including the satisfaction of customary closing conditions. See “—We cannot assure you that the Cloverleaf Acquisition will be completed on a timely basis or at all.”

Supplemental Risks Related to Our Common Shares and this Offering

The market price and trading volume of our common shares may be volatile, which could cause the value of your investment to decline.

The market price of our common shares may be volatile. In addition, the stock markets generally may experience significant volatility, often unrelated to the operating performance of the individual companies whose securities are publicly traded. The trading volume in our common shares may fluctuate and cause significant price variations to occur. If the market price of our common shares declines, you may be unable to resell your shares. We cannot assure you that the market price of our common shares will not fluctuate or decline significantly in the future.

Some of the factors, many of which are beyond our control, that could negatively affect the market price of our common shares or result in fluctuations in the market price or trading volume of our common shares include:

•	our historical and anticipated operating performance and the performance of other similar companies;

•	actual or anticipated variations in our quarterly operating results;

•	changes in our revenues or earnings estimates or recommendations by securities analysts;

•	equity issuances by us, or share resales by our shareholders, or the perception that such issuances or resales may occur;

•

risks relating to our forward sale agreements, including our delivery of common shares upon physical settlement, which will result in dilution to our earnings per share, each forward purchaser’s right to accelerate its forward sale agreement upon the occurrence of certain events, which could require us to issue and deliver common shares under the physical settlement provisions of such forward sale agreement irrespective of our capital needs, and that the forward sale prices that we expect to receive upon physical settlement of our forward sale agreements will be subject to adjustment on a daily basis;

•	actual or anticipated changes in our, our customers’ or our competitors’ businesses or prospects, including consolidation in our industry;

•	the current state of the capital markets, and our ability and the ability of our customers to obtain financing on attractive terms when needed;

•	actual, potential or perceived accounting problems;

•	our inability to comply with SEC rules or the NYSE listing requirements;

•	publication of research reports about us, our industry or the real estate industry generally;

•	adverse market reaction to any acquisition or disposition (including the Cloverleaf Acquisition) or to indebtedness we may incur or equity or equity-related securities we may issue in the future;

•	additions or departures of key personnel;

•	price and volume fluctuations in the overall stock market from time to time;

•	actions by institutional shareholders;

•	speculation in the press or investment community;

•	changes in law, regulatory policies or tax guidance, or interpretations thereof, particularly with respect to REITs;

•	general market and economic conditions and trends;

•	terrorist acts, natural or man-made disasters or threatened or actual armed conflicts;

•	development site risks, including the speculative nature of development and expansion of facilities and future performance; and

•	the other factors described in this section and under “Risk Factors” in our Annual Report.

Our cash available for distribution to shareholders may not be sufficient to pay distributions at expected levels, or at all, and we may need to increase our borrowings or otherwise raise capital in order to make such distributions; consequently, we may not be able to make such distributions in full.

Our annual distributions to our shareholders are expected to be $0.80 per share in 2019. If cash available for distribution generated by our assets for 2019 is less than our estimate or if such cash available for distribution decreases in future periods, we may be unable to make distributions to our shareholders at expected levels, or at all, or we may need to increase our borrowings or otherwise raise capital in order to do so, and there can be no assurance that such capital will be available on attractive terms in sufficient amounts, or at all. Any of the foregoing could result in a decrease in the market price of our common shares. Any distributions made to our shareholders by us will be authorized and determined by our board of trustees in its sole discretion out of funds legally available therefor and will be dependent upon a number of factors, including our actual or anticipated financial condition, results of operations, cash flows and capital requirements, debt service requirements, financing covenants, restrictions under applicable law and other factors.

Any future debt, which would rank senior to our common shares upon liquidation, or equity securities, which could dilute our existing shareholders and may be senior to our common shares for the purposes of distributions, may adversely affect the market price of our common shares.

We intend to use draws under our senior unsecured revolving credit facility to fund a portion of the Cloverleaf Acquisition, and we expect to use the proceeds from our debt private placement, if completed, to repay outstanding indebtedness under our senior unsecured revolving credit facility incurred in connection with the funding of the Cloverleaf Acquisition. In the future, we may attempt to increase our capital resources from time to time by incurring additional debt, including term loans, borrowings under credit facilities, mortgage loans, commercial paper, senior or subordinated notes and secured notes, and making additional offerings of equity and equity-related securities, including preferred and common shares and convertible or exchangeable securities.

Upon our liquidation, holders of our debt securities and preferred shares and lenders with respect to other borrowings would receive a distribution of our available assets prior to the holders of our common shares. Additional offerings of common shares would dilute the holdings of our existing shareholders or may reduce the market price of our common shares or both. Additionally, any preferred shares or convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common shares and may result in dilution to holders of our common shares. Because our decision to incur debt or issue equity or equity-related securities in the future will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing, nature or success of our future capital raising. Thus, our shareholders bear the risk that our future capital raising will materially and adversely affect the market price of our common shares and dilute the value of their holdings in us.

If you purchase common shares in this offering, you will experience immediate and substantial dilution.

The public offering price per share is expected to be substantially higher than the net tangible book value per share immediately after this offering. Therefore, if you purchase common shares in this offering, you will experience immediate dilution to the extent of the difference between the public offering price per share that you pay in this offering and the net tangible book value per share immediately after this offering.

Common shares eligible for future sale may have adverse effects on the market price of our common shares.

The market price of our common shares could decline as a result of sales or resales of a large number of our common shares in the market after this offering, or the perception that such sales or resales could occur. These sales or resales, or the possibility that these sales or resales may occur, also might make it more difficult for us to sell our common shares in the future at a desired time and at an attractive price. Upon the completion of this offering, and assuming the issuance of 6,000,000 common shares upon the physical settlement of the 2018 forward sale agreement and the issuance of 8,250,000 common shares upon the physical settlement of the 2019 forward sale agreement, 198,882,808 common shares will be issued and outstanding. Subject to the lock-up agreements of our executive officers and our trustees referenced under “Underwriting,” all of our outstanding common shares are freely transferable without restriction or further registration under the Securities Act of 1933, as amended, or the Securities Act, by persons other than our executive officers or trustees at such time.

If securities analysts do not publish research or reports about our company, or if they issue unfavorable commentary about us, our industry or the real estate industry generally or downgrade the outlook of our common shares, the market price of our common shares could decline.

The trading market for our common shares will depend in part on the research and reports that third-party securities analysts publish about our company, our industry and the real estate industry generally. One or more analysts could downgrade the outlook for our common shares or issue other negative commentary about our company, our industry or the real estate industry generally. Furthermore, if one or more of these analysts cease coverage of our company, we could lose visibility in the market. As a result of one or more of these factors, the market price of our common shares could decline and cause you to lose all or a portion of your investment.

Risks Related to Our Forward Sale Agreements

Provisions contained in our forward sale agreements could result in substantial dilution to our earnings per share or result in substantial cash payment obligations.

If the forward purchaser or its affiliate does not sell on the anticipated closing date of this offering all the common shares to be sold by it to the underwriters (including because insufficient common shares were made available by securities lenders for borrowing at a share loan cost below a specified threshold), we will issue and sell directly to the underwriters the number of common shares not sold by the forward purchaser or its affiliate and, under such circumstances, the number of common shares underlying the 2019 forward sale agreement will be decreased by the number of common shares that we issue and sell. The share loan market is volatile, and it is uncertain whether sufficient common shares will be available to the forward purchaser or its affiliate prior to closing.

Each forward purchaser will have the right to accelerate its forward sale agreement (with respect to all or any portion of the transaction under such forward sale agreement that such forward purchaser determines is affected by an event described below) and require us to settle on a date specified by such forward purchaser if:

•

it or its affiliate (x) is unable to hedge its exposure under such forward sale agreement because insufficient common shares have been made available for borrowing by securities lenders or (y) would incur a share loan cost in excess of a specified threshold to hedge its exposure under such forward sale agreement;

•

we declare any dividend, issue or distribution on our common shares (a) payable in cash in excess of specified amounts (unless it is an extraordinary dividend), (b) payable in securities of another company that we acquire or own (directly or indirectly) as a result of a spin-off or similar transaction or (c) of any other type of securities (other than our common shares), rights, warrants or other assets for payment at less than the prevailing market price;

•	certain ownership thresholds applicable to such forward purchaser and its affiliates are exceeded;

•

an event is announced that if consummated would result in a specified extraordinary event (including certain mergers or tender offers, as well as certain events involving our nationalization, or insolvency, or a delisting of our common shares) or the occurrence of a change in law or disruption in such forward purchaser’s ability to hedge its exposure under such forward sale agreement; or

•

certain other events of default or termination events occur, including, among others, any material misrepresentation made in connection with such forward sale agreement or our insolvency (each as more fully described in each forward sale agreement).

Each forward purchaser’s decision to exercise its right to accelerate the settlement of its forward sale agreement will be made irrespective of our interests, including our need for capital. In such cases, we could be required to issue and deliver common shares under the physical settlement provisions of such forward sale agreement irrespective of our capital needs, which would result in dilution to our earnings per share.

We expect that the 2018 forward sale agreement will settle no later than September 18, 2019. We expect that the 2019 forward sale agreement will settle no later than approximately 12 months after the date of this prospectus supplement. However, each forward sale agreement may be settled earlier in whole or in part at our option. Subject to certain conditions, we generally have the right to elect physical, cash or net share settlement under each forward sale agreement. Each forward sale agreement will be physically settled by delivery of common shares, unless we elect to cash settle or net share settle such forward sale agreement. Delivery of common shares upon physical settlement (or, if we elect net share settlement, upon such settlement to the extent we are obligated to deliver common shares) will result in dilution to our earnings per share.

If we elect cash settlement or net share settlement with respect to all or a portion of the common shares underlying each forward sale agreement, we expect such forward purchaser (or its affiliate) to purchase a number of common shares in secondary market transactions over an unwind period to:

•

return common shares to securities lenders in order to unwind such forward purchaser’s hedge (after taking into consideration any common shares to be delivered by us to such forward purchaser, in the case of net share settlement); and

•	if applicable, in the case of net share settlement, deliver common shares to us to the extent required in settlement of each forward sale agreement.

The purchase of our common shares in connection with such forward purchaser or its affiliate unwinding its hedge positions could cause the price of our common shares to increase over such time (or prevent a decrease over such time), thereby increasing the amount of cash we would be required to pay to such forward purchaser (or decreasing the amount of cash that such forward purchaser would be required to pay us) upon a cash settlement of such forward sale agreement or increasing the number of common shares we would be required to deliver to such forward purchaser (or decreasing the number of common shares that such forward purchaser would be required to deliver to us) upon net share settlement of such forward sale agreement.

The forward sale price that we expect to receive upon physical settlement of each forward sale agreement will be subject to adjustment on a daily basis based on a floating interest rate factor determined by reference to a specified daily rate less a spread and will be decreased based on amounts related to expected dividends on our common shares during the term of each forward sale agreement. If the specified daily rate is less than the spread on any day, the interest factor will result in a reduction of the applicable forward sale price for that day. As of the date of this prospectus supplement, the specified daily rate was greater than the spread, but we can give no assurance that this rate will not decrease to a rate below the spread during the term of each forward sale agreement (which would reduce the proceeds that we would receive upon settlement of each forward sale agreement). If the prevailing market price for our common shares during the applicable unwind period under each forward sale agreement is above the applicable forward sale price, in the case of cash settlement, we would pay the forward purchaser under such forward sale agreement an amount per share in cash equal to the difference or, in the case of net share settlement, we would deliver to such forward purchaser a number of common shares having a value equal to the difference. Thus, we could be responsible for a potentially substantial cash payment in the case of cash settlement. See “Underwriting—2019 Forward Sale Agreement” for more information.

In case of our bankruptcy or insolvency, each forward sale agreement would automatically terminate, and we would not receive the expected proceeds from the sale of common shares under such agreement.

If we institute, or a regulatory authority with jurisdiction over us institutes, or we consent to, a proceeding seeking a judgment in bankruptcy or insolvency or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or we or a regulatory authority with jurisdiction over us presents a petition for our winding-up or liquidation, or we consent to such a petition, each forward sale agreement will automatically terminate. If such forward sale agreement so terminates, we would not be obligated to deliver to such forward purchaser any common shares not previously delivered, and such forward purchaser would be discharged from its obligation to pay the relevant forward sale price per share in respect of any common shares not previously settled. Therefore, to the extent that there are any common shares with respect to which such forward sale agreement has not been settled at the time of the commencement of any such bankruptcy or insolvency proceedings, we would not receive the relevant forward sale price per share in respect of those common shares.

USE OF PROCEEDS

We estimate that we will receive net proceeds from our sale of 35,500,000 common shares in this offering of approximately $1.0 billion, after deducting the underwriting discount and estimated offering expenses payable by us. We will not initially receive any proceeds from the sale of our common shares sold by the forward purchaser or its affiliate pursuant to this prospectus supplement. Depending on the relevant settlement method, we may receive proceeds from the sale of our common shares to the forward purchaser upon settlement of the 2019 forward sale agreement, which settlement must occur no later than approximately 12 months after the date of this prospectus supplement. For the purposes of calculating the aggregate proceeds to us from the sale of our common shares in this offering by the forward purchaser or its affiliate, we have assumed that the 2019 forward sale agreement is physically settled based on our issuance of 8,250,000 common shares at an initial forward sale price of $28.70875 per share (which is the public offering price per share, less the underwriting discount per share). The forward sale price is subject to adjustment pursuant to the terms of the 2019 forward sale agreement, and the actual proceeds, if any, to us will be calculated as described in this prospectus supplement. At an initial forward sale price of $28.70875 per share (which is the public offering price per share, less the underwriting discount per share), in the event of full physical settlement of the 2019 forward sale agreement, we would receive net proceeds, before expenses, of approximately $236.8 million pursuant to the 2019 forward sale agreement, subject to the price adjustment and other provisions of the 2019 forward sale agreement.

Although we expect to settle the 2019 forward sale agreement entirely by the physical delivery of common shares in exchange for cash proceeds, we may elect cash settlement or net share settlement for all or a portion of our obligations under the 2019 forward sale agreement. If we elect to cash settle the 2019 forward sale agreement, we would expect to receive an amount of net proceeds from the 2019 forward sale agreement that is significantly lower than the estimate included above, and we may not receive any net proceeds (or we may owe cash to the forward purchaser). If we elect to net share settle the 2019 forward sale agreement in full, we would not receive any cash proceeds from the forward purchaser.

The amount of cash or common shares we receive upon settlement of the 2019 forward sale agreement, if any, will depend on the relevant settlement method, the timing of settlement, market interest rates and, if applicable under cash or net share settlement, the prevailing market price of our common shares during the period in which the forward purchaser unwinds its hedge positions with respect to the 2019 forward sale agreement. Settlement will occur on one or more dates specified by us under the 2019 forward sale agreement no later than approximately 12 months after the date of this prospectus supplement, subject to acceleration by the forward purchaser upon the occurrence of certain events. See “Underwriting—2019 Forward Sale Agreement” for a description of the 2019 forward sale agreement.

We intend to use the net proceeds from our sale of 35,500,000 common shares in this offering, together with draws under our senior unsecured revolving credit facility, which we expect to repay using the proceeds from our debt private placement, if completed, to fund the Cloverleaf Acquisition. In the event that the Cloverleaf Acquisition is not consummated, we intend to use the net proceeds for general business purposes, including repayment of outstanding indebtedness and the funding of other development, expansion and acquisition opportunities. We expect to use any cash proceeds that we receive upon settlement of the 2019 forward sale agreement to fund the Atlanta Expansion and for general business purposes, including repayment of outstanding indebtedness and the funding of other development, expansion and acquisition opportunities. Pending any specific application of cash proceeds, we will invest such cash proceeds in interest bearing accounts and short-term, interest bearing securities that are consistent with our intention to continue to qualify as a REIT for U.S. federal income tax purposes.

This offering is not conditioned on consummation of the Cloverleaf Acquisition, and the closing of the Cloverleaf Acquisition is not conditioned on the closing of this offering.

Some of the common shares offered hereby will be sold by the underwriters or their affiliates in connection with the 2019 forward sale agreement. As a result, an affiliate of Merrill Lynch, Pierce, Fenner & Smith

Incorporated, one of the underwriters in this offering, will receive, in its capacity as the forward purchaser, at least 5% of the net proceeds from this offering, not including the underwriting discount.

Affiliates of certain of the underwriters may serve as placement agents in connection with our debt private placement. In addition, affiliates of certain of the underwriters are lenders, syndication agents, issuing banks and an administrative agent under our senior unsecured revolving credit facility that we expect to use to fund a portion of the Cloverleaf Acquisition. If we use any net proceeds from this offering to repay such senior unsecured revolving credit facility, such affiliates would receive a pro rata portion of those net proceeds.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2018:

•	on an actual basis; and

•

on an as adjusted basis to give effect to (i) the sale by us of 35,500,000 common shares in this offering, after deducting the underwriting discount, after deducting the estimated offering expenses payable by us, (ii) the issuance of 8,250,000 common shares upon the full physical settlement of the 2019 forward sale agreement based on an initial forward sale price of $28.70875 per share (which is the public offering price per share, less the underwriting discount per share), after deducting the estimated offering expenses payable by us, (iii) the issuance of 6,000,000 common shares upon the full physical settlement of the 2018 forward sale agreement based on the forward sale price of $23.1374 per share as of April 15, 2019, (iv) the Cloverleaf Acquisition, (v) the Atlanta Expansion and (vi) our debt private placement.

The information below is illustrative only, and our capitalization following the completion of this offering and the settlement of the 2019 forward sale agreement will be determined by, among other items, the form of settlement of our forward sale agreements, the timing of settlement, market interest rates and, if applicable under cash or net share settlement, the prevailing market price of our common shares during the period in which the forward purchaser unwinds its hedge positions with respect to our forward sale agreements. This table should be read in conjunction with “Use of Proceeds” in this prospectus supplement and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and related notes included in our Annual Report, which is incorporated herein by reference.

	As of December 31, 2018
(in thousands, except share amounts and footnotes)	Actual	As adjusted
Cash and cash equivalents (1)	$208,078	$498,610

Debt:
Borrowings under our revolving line of credit (2)	$—	$—
Mortgage notes, senior unsecured notes and term loans (3)	1,351,014	1,701,014
Sale-leaseback financing obligations	118,920	118,920
Capitalized lease obligations	40,787	40,787
Assumed debt in connection with Cloverleaf Acquisition (4)	—	17,497

Total debt	$1,510,721	$1,878,218

Shareholders’ equity (deficit) (5):
Common shares of beneficial interest, $0.01 par value per share—250,000,000 shares authorized and 148,234,959 shares issued and outstanding, actual; 250,000,000 shares authorized and 197,984,959 shares issued and outstanding, as adjusted	1,482	1,980
Paid-in capital	1,356,133	2,749,168
Accumulated deficit	(638,345)	(638,345)
Accumulated other comprehensive loss	(12,515)	(12,515)

Total shareholders’ equity	$706,755	$2,100,288

Total capitalization	$2,217,476	$3,978,506

(1)

Reflects our estimated investment of approximately $82 million in the three expansion opportunities and one development opportunity that we are acquiring in the Cloverleaf Acquisition. We intend to use a portion of the proceeds from this offering, together with draws under our senior unsecured revolving credit facility, to fund the Cloverleaf Acquisition and these opportunities.

(2)

Borrowings under our revolving line of credit refer to our senior unsecured revolving credit facility. The table above assumes that we will use the net proceeds from our debt private placement to repay the indebtedness outstanding under our senior unsecured revolving credit facility incurred in connection with the funding of the Cloverleaf Acquisition.

(3)

Net of discount and deferred financing costs of approximately $13.9 million in the aggregate. Includes $350 million from our debt private placement, a portion of the proceeds of which we expect to use to repay the indebtedness outstanding under our senior unsecured credit facility incurred in connection with the funding of the Cloverleaf Acquisition. The terms of our debt private placement, and our ability to complete our debt private placement, will depend on investor demand, market conditions, customary closing conditions and other factors, and we cannot assure you that our debt private placement will be completed on the terms contemplated, or at all.

(4)

Includes (i) approximately $13.3 million related to New Market Tax Credits and (ii) approximately $4.2 million of logistics debt, in each case that we are assuming in connection with the Cloverleaf Acquisition.

(5)

Assumes the issuance by us of 6,000,000 common shares upon the full physical settlement of the 2018 forward sale agreement and 8,250,000 common shares upon the full physical settlement of the 2019 forward sale agreement. There can be no assurance that we will receive any cash proceeds upon settlement of our forward sale agreements. See “Underwriting—2019 Forward Sale Agreement.”

The table above does not include:

•

1,055,925 common shares issuable upon the cashless exercise of stock options outstanding as of March 31, 2019 under our pre-IPO equity incentive plans, at a weighted average exercise price of $9.81 per share and a public offering price of $29.75 per share;

•

2,196,972 common shares issuable upon the settlement of restricted stock units outstanding as of March 31, 2019 under the 2010 Plan and the 2017 Plan, of which 627,891 common shares issuable upon the settlement of restricted stock units currently have vested but will not be settled until additional criteria are met; and

•	6,930,338 common shares reserved for future issuance under the 2017 Plan as of March 31, 2019.

SUPPLEMENTAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion supplements, and to the extent inconsistent with it replaces, the discussion under the caption “Material U.S. Federal Income Tax Considerations” beginning on page 21 of the accompanying prospectus.

Taxation of Our Company

Distributions Generally

Under new Section 199A of the Code, individuals, estates and trusts who receive “qualified REIT dividends” are permitted to claim a tax deduction equal to 20% of the amount of such dividends in determining their U.S. federal taxable income, subject to certain limitations. Pursuant to the Treasury Regulations, in order for a dividend paid by a REIT to be eligible to be treated as a “qualified REIT dividend,” the shareholder must meet two holding period-related requirements. First, the shareholder must hold the REIT shares for a minimum of 46 days during the 91-day period that begins 45 days before the date on which the REIT share becomes ex-dividend with respect to the dividend. Second, the qualifying portion of the REIT dividend is reduced to the extent that the shareholder is under an obligation (whether pursuant to a short sale or otherwise) to make related payments with respect to positions in substantially similar or related property. Proposed Treasury Regulations provide that shareholders of registered investment companies, or RICs, are also entitled to the 20% deduction with respect to certain “Section 199A dividends” that are attributable to qualified REIT dividends received by such RICs. Although these Proposed Treasury Regulations are not currently effective, taxpayers may rely on them pending their finalization or withdrawal. The 20% deduction does not apply to REIT capital gain dividends or to REIT dividends that we designate as “qualified dividend income,” as described below. Like most of the other changes made by the Tax Cuts and Jobs Act applicable to non-corporate taxpayers, the Section 199A deduction will expire on December 31, 2025 unless Congress acts to extend it. Thus, for an individual U.S. holder of our common shares subject to the maximum 37% tax rate (through 2025), this tax deduction temporarily reduces the maximum effective U.S. federal income tax rate on ordinary REIT dividends to 29.6%. This deduction, in contrast to the deduction allowed by Section 199A with respect to certain “qualified business income” received by, or allocated to, individuals, trusts and estates, is not limited based on W-2 wages or invested capital.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman Sachs & Co. LLC are acting as the representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us, our operating partnership, the forward purchaser and the underwriters, we and the forward purchaser or its affiliate have agreed, severally and not jointly, to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us and the forward purchaser or its affiliate, the number of our common shares set forth opposite such underwriter’s name below.

Underwriter	Number of Common Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated	15,750,000
Goldman Sachs & Co. LLC	9,843,750
Citigroup Global Markets Inc.	4,593,750
J.P. Morgan Securities LLC	4,593,750
RBC Capital Markets, LLC	2,625,000
BB&T Capital Markets, a division of BB&T Securities, LLC	875,000
BTIG, LLC	875,000
Citizens Capital Markets, Inc.	875,000
Rabo Securities USA, Inc.	875,000
Raymond James & Associates, Inc.	875,000
Regions Securities LLC	875,000
SunTrust Robinson Humphrey, Inc.	875,000
Robert W. Baird & Co. Incorporated	218,750

Total	43,750,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all the common shares sold under the underwriting agreement (other than those common shares covered by the underwriters’ option to purchase additional common shares as described below) if any of these common shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters and the forward purchaser against certain liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect of those liabilities.

The underwriters are offering the common shares, subject to prior sale, when, as and if issued or sold to and accepted by them, subject to approval of legal matters by their counsel, including the validity of our common shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us and the forward purchaser that the underwriters propose initially to offer the common shares to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $0.62475 per share. After the initial offering, the public offering price, concession or any other term of this offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional common shares.

	Per Common Share	Without Option	With Option
Public offering price	$29.75000	$1,301,562,500.000	$1,496,796,875.000
Underwriting discount	$1.04125	$45,554,687.500	$52,387,890.625
Proceeds, before expenses, to us (1)	$28.70875	$1,256,007,812.500	$1,444,408,984.375

(1)

We expect to receive estimated aggregate proceeds, before expenses, of $1,256,007,812.50 from the sale of the common shares in this offering by us and the forward purchaser or its affiliate. Depending on the price of our common shares during the period between the time of this offering and the time of settlement of the 2019 forward sale agreement and the settlement method that is used, we may receive proceeds upon settlement of the 2019 forward sale agreement, which settlement must occur no later than approximately 12 months after the date of this prospectus supplement. For the purposes of calculating the aggregate proceeds to us from the sale of the common shares, we have assumed that the 2019 forward sale agreement is physically settled based on an initial forward sale price of $28.70875 per share (which is the public offering price per share, less the underwriting discount per share). The forward sale price is subject to adjustment pursuant to the 2019 forward sale agreement, and the actual proceeds, if any, to us will be calculated as provided in the 2019 forward sale agreement (as described in this prospectus supplement). Although we expect to settle the 2019 forward sale agreement entirely by the physical delivery of our common shares in exchange for cash proceeds, we may elect cash settlement or net share settlement for all or a portion of our obligations under the 2019 forward sale agreement.

The expenses of this offering, not including the underwriting discount, are estimated at approximately $1.30 million and are payable by us. We have agreed to reimburse the underwriters for certain FINRA-related expenses in an amount up to $25,000.

2019 Forward Sale Agreement

We have entered into the 2019 forward sale agreement with Bank of America, N.A., as the forward purchaser, relating to an aggregate of 8,250,000 common shares. In connection with the execution of the 2019 forward sale agreement, the forward purchaser or its affiliate is borrowing from third parties and selling to the underwriters in this offering an aggregate of 8,250,000 common shares. If the forward purchaser or its affiliate does not sell all the common shares to be sold by it pursuant to the terms of the underwriting agreement (including because insufficient common shares were made available by securities lenders for borrowing at a share loan cost below a specified threshold), in addition to the number of common shares that we have otherwise agreed to sell to the underwriters, we will issue and sell directly to the underwriters the number of common shares not sold by the forward purchaser or its affiliate and, under such circumstances, the number of common shares underlying the 2019 forward sale agreement will be decreased by the number of common shares that we issue and sell. Under any such circumstance, the commitment of the underwriters to purchase common shares from the forward purchaser or its affiliate, as described above, will be replaced with the commitment to purchase from us the relevant number of common shares not sold by the forward purchaser or its affiliate, at the public offering price set forth on the cover page of this prospectus supplement.

We will not initially receive any proceeds from the sale of our common shares covered by the 2019 forward sale agreement by the underwriters, but upon full physical settlement of the 2019 forward sale agreement we expect to receive from the forward purchaser an amount equal to the net proceeds from the sale of those common shares sold in this offering, subject to certain adjustments pursuant to the 2019 forward sale agreement, at the applicable forward sale price (as described below). We will only receive such proceeds if we elect to fully physically settle the 2019 forward sale agreement.

We expect the 2019 forward sale agreement to settle no later than approximately 12 months following the date of this prospectus supplement, subject to acceleration by the forward purchaser upon the occurrence of certain events. On a settlement date, if we decide to physically settle the 2019 forward sale agreement, we will issue our common shares to the forward purchaser in exchange for cash at the then-applicable forward sale price. The forward sale price initially will be equal to the public offering price less the underwriting discount per share, as set forth on the cover page of this prospectus supplement. The 2019 forward sale agreement provides that the forward sale price will be subject to adjustment on a daily basis based on a floating interest rate factor determined by reference to a specified daily rate less a spread and will be decreased by amounts related to expected dividends on our common shares during the term of the 2019 forward sale agreement. If the specified daily rate is less than the spread on any day, the interest factor will result in a reduction of the forward sale price for that day. As of the date of this prospectus supplement, the specified daily rate was greater than the spread, but we can give no assurance that this rate will not decrease to a rate below the spread during the term of the 2019 forward sale agreement (which would reduce the amount of proceeds that we would receive upon settlement of the 2019 forward sale agreement).

Before settlement of the 2019 forward sale agreement, we expect that the common shares issuable upon settlement of the 2019 forward sale agreement will be reflected in our diluted earnings per share and dividends per share calculations using the treasury stock method. Under this method, the number of common shares used in calculating diluted earnings per share and dividends per share is deemed to be increased by the excess, if any, of the number of common shares that would be issued upon full physical settlement of the 2019 forward sale agreement over the number of common shares that could be purchased by us in the market (based on the average market price during the period) using the proceeds receivable upon full physical settlement (based on the adjusted forward sale price at the end of the reporting period). Consequently, we anticipate there will be no dilutive effect on our earnings per share resulting from the 2019 forward sale agreement prior to physical or net share settlement of the 2019 forward sale agreement and subject to the occurrence of certain events, except during periods when the average market price of our common shares is above the applicable forward sale price, which is initially $28.70875 per share (which is the public offering price per share, less the underwriting discount per share, as set forth on the cover page of this prospectus supplement).

Except under limited circumstances described below and subject to certain conditions, we have the right to elect physical, cash or net share settlement under the 2019 forward sale agreement. The 2019 forward sale agreement will be physically settled by delivery of common shares, unless we elect to cash settle or net share settle the 2019 forward sale agreement. Delivery of common shares upon physical settlement (or, if we elect net share settlement, upon such settlement to the extent we are obligated to deliver common shares) will result in dilution to our earnings per share. If we elect cash settlement or net share settlement with respect to all or a portion of the common shares underlying the 2019 forward sale agreement, we expect the forward purchaser (or its affiliate) to purchase a number of common shares in secondary market transactions over an unwind period to:

•

return common shares to securities lenders in order to unwind the forward purchaser’s hedge (after taking into consideration any common shares to be delivered by us to the forward purchaser, in the case of net share settlement); and,

•	if applicable, in the case of net share settlement, deliver common shares to us to the extent required in settlement of the 2019 forward sale agreement.

If the prevailing market price for our common shares during the applicable unwind period under the 2019 forward sale agreement is above the forward sale price, in the case of cash settlement, we would pay the forward purchaser under the 2019 forward sale agreement an amount per share in cash equal to the difference or, in the case of net share settlement, we would deliver to the forward purchaser a number of common shares having a value equal to the difference. Thus, we could be responsible for a potentially substantial cash payment in the case of cash settlement. If the prevailing market price for our common shares during the applicable unwind period under the 2019 forward sale agreement is below the forward sale price, in the case of cash settlement, we would be paid by the forward purchaser an amount per share in cash equal to the difference or, in the case of net share settlement, we would receive from the forward purchaser a number of common shares having a value equal to the difference.

The purchase of our common shares in connection with the forward purchaser or its affiliate unwinding its hedge positions could cause the price of our common shares to increase over such time (or prevent a decrease over such time), thereby increasing the amount of cash we would be required to pay to the forward purchaser (or decreasing the amount of cash that the forward purchaser would be required to pay us) upon a cash settlement of the 2019 forward sale agreement or increasing the number of common shares we would be required to deliver to the forward purchaser (or decreasing the number of common shares that the forward purchaser would be required to deliver to us) upon net share settlement of the 2019 forward sale agreement. See “Risk Factors—Risks Related to Our Forward Sale Agreements.”

The forward purchaser will have the right to accelerate the 2019 forward sale agreement (with respect to all or any portion of the transaction under the 2019 forward sale agreement that the forward purchaser determines is affected by such event) and require us to settle on a date specified by the forward purchaser if: (1) it or its affiliate (x) is unable to hedge its exposure under the 2019 forward sale agreement because insufficient common shares have been made available for borrowing by securities lenders or (y) would incur a share loan cost to borrow in excess of a specified threshold to hedge its exposure under the 2019 forward sale agreement; (2) we declare any dividend, issue or distribution on our common shares (a) payable in cash in excess of specified amounts (unless it is an extraordinary dividend), (b) payable in securities of another company that we acquire or own (directly or indirectly) as a result of a spin-off or similar transaction, or (c) of any other type of securities (other than our common shares), rights, warrants or other assets for payment at less than the prevailing market price; (3) certain ownership thresholds applicable to the forward purchaser and its affiliates are exceeded; (4) an event is announced that if consummated would result in a specified extraordinary event (including certain mergers or tender offers, as well as certain events involving our nationalization or insolvency or a delisting of our common shares) or the occurrence of a change in law or disruption in the forward purchaser’s ability to hedge its exposure under the 2019 forward sale agreement; or (5) certain other events of default or termination events occur, including, among others, any material misrepresentation made in connection with the 2019 forward sale agreement or our insolvency (each as more fully described in the 2019 forward sale agreement). The forward purchaser’s decision to exercise its right to accelerate the 2019 forward sale agreement and to require us to settle the 2019 forward sale agreement will be made irrespective of our interests, including our need for capital. In such cases, we could be required to issue and deliver common shares under the terms of the physical settlement provisions of the 2019 forward sale agreement irrespective of our capital needs, which would result in dilution to our earnings per share. In addition, upon certain events of bankruptcy, insolvency or reorganization relating to us, the 2019 forward sale agreement will terminate without further liability of either party. Following any such termination, we would not issue any common shares and we would not receive any proceeds pursuant to the 2019 forward sale agreement. See “Risk Factors—Risks Related to Our Forward Sale Agreements.”

Option to Purchase Additional Common Shares

We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus supplement, to purchase up to 6,562,500 additional common shares from us at the public offering price, less the underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional common shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We, our executive officers and our trustees have agreed not to dispose of or hedge any common shares or securities convertible into, exchangeable for, exercisable for, or repayable with, common shares for 45 days after the date of this prospectus supplement without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, subject to certain exceptions, such as our ability to deliver common shares to settle our forward sale agreements, and except for common shares sold by us in this offering. Specifically, we and these other persons have agreed, with certain limited exceptions, not to, directly or indirectly,

•	offer, pledge, sell or contract to sell any common shares;

•	sell any option or contract to purchase any common shares;

•	purchase any option or contract to sell any common shares;

•	grant any option, right or warrant to purchase any common shares;

•	lend or otherwise transfer or dispose of any common shares; or

•

enter into any swap or other agreement or transaction that transfers, in whole or in part, the economic consequence of ownership of any common shares whether any such swap, other agreement or transaction is to be settled by delivery of common shares or other securities, in cash or otherwise.

These lock-up provisions apply to common shares and to securities convertible into or exchangeable or exercisable for or repayable with common shares. They also apply to common shares owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

New York Stock Exchange Listing

Our common shares are listed on the NYSE under the symbol “COLD.”

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of our common shares is completed, SEC rules may limit the underwriters and selling group members from bidding for and purchasing our common shares. However, the underwriters may engage in transactions that stabilize the price of our common shares, such as bids or purchases to peg, fix or maintain that price.

In connection with this offering, the underwriters may purchase and sell our common shares in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of common shares than they are required to purchase in this offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional common shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional common shares or purchasing common shares in the open market. In determining the source of common shares to close out the covered short position, the underwriters will consider, among other things, the price of common shares available for purchase in the open market as compared to the price at which they may purchase common shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing common shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common shares in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of our common shares made by the underwriters in the open market prior to the completion of this offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased common shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common shares or preventing or retarding a decline in the market price of our common shares. As a result, the price of our common shares may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common shares. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

Some of the common shares offered hereby will be sold by the underwriters or their affiliates in connection with the 2019 forward sale agreement. As a result, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, one of the underwriters in this offering, will receive, in its capacity as the forward purchaser, at least 5% of the net proceeds from this offering, not including the underwriting discount.

We intend to use the net proceeds from our sale of 35,500,000 common shares in this offering, together with draws under our senior unsecured revolving credit facility, which we expect to repay using the proceeds from our debt private placement, if completed, to fund the Cloverleaf Acquisition. In the event that the Cloverleaf Acquisition is not consummated, we intend to use the net proceeds for general business purposes, including repayment of outstanding indebtedness and the funding of other development, expansion and acquisition opportunities. We expect to use any cash proceeds that we receive upon settlement of the 2019 forward sale agreement to fund the Atlanta Expansion and for general business purposes, including repayment of outstanding indebtedness and the funding of other development, expansion and acquisition opportunities.

Affiliates of certain of the underwriters may serve as placement agents in connection with our debt private placement. In addition, affiliates of certain of the underwriters are lenders, syndication agents, issuing banks and an administrative agent under our senior unsecured revolving credit facility that we expect to use to fund a portion of the Cloverleaf Acquisition. If we use any net proceeds from this offering to repay such senior unsecured revolving credit facility, such affiliates would receive a pro rata portion of those net proceeds.

We are a party to the 2018 forward sale agreement with Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, one of the underwriters in this offering, as forward purchaser. In addition, some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman Sachs & Co. LLC, along with certain of their affiliates, are acting as financial advisors to us in connection with the Cloverleaf Acquisition and, as such, may receive customary fees and expenses. We have obtained a financing commitment to provide the Bridge Facility to fund a portion of the Cloverleaf Acquisition, if necessary, pursuant to the Commitment Letter from Bank of America, N.A., an affiliate of one of the underwriters in this offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated (acting directly or through a designated affiliate), one of the underwriters in this offering, and Goldman Sachs Bank USA, an affiliate of one of the underwriters in this offering.

Further, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers.

Such investments and securities activities may involve securities or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, or ASIC, in relation to this offering. This prospectus supplement and the accompanying prospectus do not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (Cth) of Australia, or the Corporations Act, and do not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of our common shares may only be made to persons, or Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer our common shares without disclosure to investors under Chapter 6D of the Corporations Act.

Our common shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of twelve months after the date of allotment under this offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring our common shares must observe such Australian on-sale restrictions.

This prospectus supplement and the accompanying prospectus contain general information only and do not take account of the investment objectives, financial situation or particular needs of any particular person. They do not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement and the accompanying prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Canada

Our common shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of our common shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts, or NI 33-105,

the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement and the accompanying prospectus relate to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or DFSA. This prospectus supplement and the accompanying prospectus are intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement or the accompanying prospectus nor taken steps to verify the information set forth herein and has no responsibility for this prospectus supplement or the accompanying prospectus. Our common shares to which this prospectus supplement and the accompanying prospectus relate may be illiquid or subject to restrictions on their resale. Prospective purchasers of our common shares offered should conduct their own due diligence on our common shares. If you do not understand the contents of this prospectus supplement and the accompanying prospectus, you should consult an authorized financial advisor.

Notice to Prospective Investors in the European Economic Area

This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the Prospectus Directive (as defined below). This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of our common shares in any Member State of the European Economic Area which has implemented the Prospectus Directive, or a Relevant Member State, will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of our common shares. Accordingly, any person making or intending to make an offer in that Relevant Member State of our common shares which are the subject of the offering contemplated in this prospectus supplement and the accompanying prospectus may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of our common shares in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer. The expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

In relation to each Relevant Member State, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, no offer of our common shares which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus to the public may be made in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)

to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the relevant representatives nominated by us for any such offer; or

(c)

in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of our common shares shall require us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any of our common shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and our common shares to be offered so as to enable an investor to decide to purchase or subscribe for our common shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State.

Notice to Prospective Investors in Hong Kong

Our common shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to our common shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to our common shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance.

Notice to Prospective Investors in Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus under the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, by the Monetary Authority of Singapore, and the offer of our common shares in Singapore is made primarily pursuant to the exemptions under Sections 274 and 275 of the SFA. Accordingly, our common shares were not offered or sold or caused to be made the subject of an invitation for subscription or purchase and will not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus supplement and the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our common shares have not been circulated or distributed, nor will they be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor as defined in Section 4A of the SFA, or an Institutional Investor, pursuant to Section 274 of the SFA, (ii) to an accredited investor as defined in Section 4A of the SFA, or an Accredited Investor, or other relevant person as defined in Section 275(2) of the SFA, or a Relevant Person, and pursuant to Section 275(1) of the SFA, or to any person pursuant to an offer referred to in Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with, the conditions of any other applicable exemption or provision of the SFA.

It is a condition of the offer that where our common shares are subscribed for or acquired pursuant to an offer made in reliance on Section 275 of the SFA by a Relevant Person, which is:

(a)

a corporation (which is not an Accredited Investor), the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an Accredited Investor; or

(b)	a trust (where the trustee is not an Accredited Investor), the sole purpose of which is to hold investments and each beneficiary of the trust is an individual who is an Accredited Investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has subscribed for or acquired our common shares except:

(a)

to an Institutional Investor, an Accredited Investor or a Relevant Person, or which arises from an offer referred to in Section 275(1A) of the SFA (in the case of that corporation) or Section 276(4)(i)(B) of the SFA (in the case of that trust);

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law; or

(d)	as specified in Section 276(7) of the SFA.

Notice to Prospective Investors in Switzerland

We have not and will not register with the Swiss Financial Market Supervisory Authority, or FINMA, as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended, or CISA, and accordingly our common shares being offered pursuant to this prospectus supplement and the accompanying prospectus have not and will not be approved, and may not be licenseable, with FINMA. Therefore, our common shares have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and our common shares offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. Our common shares may solely be offered to “qualified investors,” as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended, or CISO, such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus supplement and the accompanying prospectus and any other materials relating to our common shares are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus supplement and the accompanying prospectus may only be used by those qualified investors to whom they have been handed out in connection with the offer described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. They may not be used in connection with any other offer and shall in particular not be copied or distributed to the public in Switzerland or from Switzerland. This prospectus supplement and the accompanying prospectus do not constitute an issue prospectus as that term is understood pursuant to Article 652a or 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of our common shares on the SIX Swiss Exchange or any other regulated securities market in Switzerland, and consequently, the information presented in this prospectus supplement and the accompanying prospectus does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus may not be distributed or circulated to any person in the United Kingdom other than to (i) persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”); and (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement and the accompanying prospectus are directed only at or distributed only to relevant persons. In the United Kingdom, our common shares offered hereby are only available to, and any investment activity to which this prospectus supplement and the accompanying prospectus relate will be engaged in only with, relevant persons. Other persons should not act on this prospectus supplement and the accompanying prospectus or any of their contents.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”)) in connection with the issue or sale of the common shares may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to our company.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the common shares in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

Certain legal matters will be passed upon for us by King & Spalding, LLP, Atlanta, Georgia. Sidley Austin LLP, New York, New York, will act as counsel to the underwriters and the forward purchaser. Venable LLP, Baltimore, Maryland, will issue an opinion to us regarding certain matters of Maryland law, including the validity of our common shares offered hereby.

EXPERTS

The consolidated financial statements and schedule of Americold Realty Trust and subsidiaries and Americold Realty Operating Partnership, L.P. and subsidiaries as of December 31, 2018 and 2017 and for each of the three years in the period ended December 31, 2018, appearing in Americold Realty Trust’s and Americold Realty Operating Partnership, L.P.’s Annual Report on Form 10-K for the year ended December 31, 2018 and incorporated herein by reference, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 (File No. 333-229819) and, of which this prospectus supplement and the accompanying prospectus are a part, including exhibits, schedules and amendments filed with, or incorporated by reference into, such registration statement, under the Securities Act. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company, reference is made to the registration statement, including the exhibits to the registration statement. Statements contained in this prospectus supplement and the accompanying prospectus as to the contents of any contract or other document referred to, or incorporated by reference into, this prospectus supplement and the accompanying prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by the exhibit to which the reference relates.

The registration statement is available to you on the SEC’s website. We are subject to the information and periodic and current reporting requirements of the Exchange Act, and in accordance therewith, file periodic and current reports, proxy statements and other information with the SEC. Our SEC filings, including our registration statement, are available to you for free on the SEC’s website at www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC allows us to “incorporate by reference” information into this prospectus supplement. This means that we can disclose important information to you by referring you to another document. The information incorporated by reference is considered to be part of this prospectus supplement.

This prospectus supplement incorporates by reference the documents listed below that we have previously filed, or, as stated below, will file with the SEC. They contain important information about us and our financial condition.

•	Our combined annual report on Form 10-K of Americold Realty Trust and Americold Realty Operating Partnership, L.P., for the year ended December 31, 2018, filed with the SEC on February 26, 2019;

•

Our current reports on Form 8-K, filed with the SEC on February 7, 2019 (as amended by our current report on Form 8-K/A filed with the SEC on February 22, 2019), February 25, 2019, March 5, 2019, April 5, 2019 (which report amends our current report on Form 8-K filed with the SEC on December 7, 2018) and April 16, 2019;

•	The description of our common shares contained in our Registration Statement on Form 8-A, filed with the SEC on January 17, 2018; and

•

All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of this offering (excluding any portions of such documents that are deemed “furnished” to the SEC pursuant to applicable rules and regulations).

Any statement in this prospectus supplement, the accompanying prospectus or a document incorporated by reference into this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that (i) in the case of a statement in the accompanying prospectus, a statement in this prospectus supplement or in a document incorporated by reference in this prospectus supplement modifies or supersedes such statement, (ii) in the case of a statement in this prospectus supplement, a statement in a document incorporated by reference in this prospectus supplement after the date of this prospectus supplement modifies or supersedes such statement or (iii) in the case of a statement in a document incorporated by reference in this prospectus supplement, a statement in this prospectus supplement (if such document was filed prior to the date of this prospectus supplement) or in a subsequently filed document incorporated by reference in this prospectus supplement modifies or supersedes such statement. Any such modified or superseded statement will not be deemed, except as so modified or superseded, to constitute part of this prospectus supplement or the accompanying prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus supplement is delivered, a copy of any or all of the reports or documents that have been incorporated by reference into this prospectus supplement but not delivered with this prospectus supplement free of charge upon written or oral request. Our filings with the SEC are available on our website at www.americold.com, in the “Investor Relations” section, as soon as reasonably practicable after they are filed with the SEC. The information that is contained on, or is or becomes accessible through, our website is not part of this prospectus supplement or the accompanying prospectus. You may also obtain a copy of these filings at no cost by calling us at (678) 441-1400 or writing to us at the following address:

Americold Realty Trust

10 Glenlake Parkway South Tower, Suite 600

Atlanta, GA 30328

Attn: Secretary

PROSPECTUS

Americold Realty Trust

Common Shares

We may from time to time offer, in one or more series or classes, separately or together, and in amounts, at prices and on terms to be set forth in one or more supplements to this prospectus, our common shares of beneficial interest, $0.01 par value per share, or our common shares.

We will offer our common shares in amounts, at prices and on terms determined at the time of the offering of any such security pursuant to an accompanying prospectus supplement, which will specify the public offering price of common shares being offered thereby.

Our common shares may be offered directly by us, through agents designated from time to time by us, or to or through underwriters or dealers. These common shares also may be offered by selling shareholders, if so provided in a prospectus supplement hereto. We will provide specific information about any selling shareholders in one or more supplements to this prospectus. If any agents, dealers or underwriters are involved in the sale of any of our common shares, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from, the information set forth in the applicable prospectus supplement. See the sections entitled “Plan of Distribution” and “About this Prospectus” for more information. No common shares may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such common shares.

Our common shares are listed on the New York Stock Exchange, or the NYSE, under the symbol “COLD.”

We are a Maryland real estate investment trust and have elected to be treated as a real estate investment trust, or REIT, for U.S. federal income tax purposes. Our amended and restated declaration of trust, or our declaration of trust, contains a restriction on ownership of our shares that prevents any individual from owning, directly or indirectly, more than 9.8% (in value) of our outstanding shares of beneficial interest, subject to certain exceptions. These restrictions, as well as other share ownership and transfer restrictions contained in our declaration of trust, are designed to enable us to comply with the restrictions imposed on REITs by the Internal Revenue Code of 1986, as amended, or the Code. See “Description of Shares of Beneficial Interest—Restrictions on Transfer.”

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “we,” “us,” “our,” “our company” or “the company” refer to Americold Realty Trust, a Maryland real estate investment trust, together with its consolidated subsidiaries, including Americold Realty Operating Partnership, L.P., a Delaware limited partnership, of which Americold Realty Trust is the sole general partner. Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “our operating partnership” or “the operating partnership” refer to Americold Realty Operating Partnership, L.P. together with its consolidated subsidiaries.

You should consider carefully the risk factors in our periodic reports and under the title “Risk Factors” beginning on page 3 of this prospectus, as well as other information that we file with the Securities and Exchange Commission and in any applicable prospectus supplement before purchasing any of our common shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 22, 2019.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the United States Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this process, we may sell common shares in one or more offerings. This prospectus provides you with a general description of the common shares we may offer. Each time we sell common shares, we will provide a prospectus supplement containing specific information about the terms of the applicable offering. Such prospectus supplement may add, update or change information contained in this prospectus. To the extent that this prospectus is used by any selling shareholder to sell any common shares, information with respect to the selling shareholder and the common shares being offered will be contained in a prospectus supplement. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

We or any selling shareholders may offer our common shares directly, through agents, or to or through underwriters or dealers. The applicable prospectus supplement will describe the terms of the plan of distribution and set forth the names of any agents, underwriters or dealers involved in the sale of our common shares. See “Plan of Distribution” for more information on this topic. No common shares may be sold without delivery of a prospectus supplement describing the method and terms of the offering of those common shares.

You should rely only on the information contained in this prospectus, in an accompanying prospectus supplement or incorporated by reference herein or therein. We have not authorized anyone to provide you with information or make any representation that is different. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which they relate, and this prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or solicitation. You should not assume that the information contained in this prospectus and any accompanying prospectus supplement is correct on any date after the respective dates of this prospectus and such prospectus supplement or supplements, as applicable, even though this prospectus and such prospectus supplement or supplements are delivered or securities are sold pursuant to this prospectus and such prospectus supplement or supplements at a later date.

Since the respective dates of the prospectus contained in this registration statement and any accompanying prospectus supplement, our business, financial condition, results of operations and prospects may have changed. We may only use this prospectus to sell our common shares if it is accompanied by a prospectus supplement.

OUR COMPANY

We are the world’s largest owner and operator of temperature-controlled warehouses. We consider our temperature-controlled warehouses to be “mission-critical” real estate in the markets we serve from “farm to fork” and an integral component of the temperature-controlled food infrastructure supply chain, which we refer to as the “cold chain.” The cold chain is vital for maintaining the quality of food producers’, distributors’, retailers’ and e-tailers’ temperature-sensitive products, protecting brand reputation and ensuring consumer safety and satisfaction. Our customers depend upon the location, high-quality, integration and scale of our portfolio to ensure the integrity and efficient distribution of their products. Americold Realty Operating Partnership, L.P. is the entity through which Americold Realty Trust conducts its business and owns its assets.

We operate a global network of high-quality warehouses in the United States, Australia, New Zealand, Argentina and Canada. In addition, we hold a minority interest in a joint venture through our operating partnership, which owns or operates temperature-controlled warehouses located in the People’s Republic of China. Many of our warehouses are located in key logistics corridors in the countries in which we operate, including strategically critical U.S. and international metropolitan statistical areas, while others are connected or immediately adjacent to customers’ production facilities. We believe our strategic locations and the extensive geographic presence of our integrated warehouse network are fundamental to our customers’ ability to optimize their distribution networks while reducing their capital expenditures, operating costs and supply-chain risks. Many of the warehouses in our real estate portfolio have been modernized to reduce our power costs and increase their competitive position through reliable temperature-control systems and processes.

Americold Realty Trust was organized in the state of Maryland on December 27, 2002. Americold Realty Operating Partnership, L.P. was organized in the state of Delaware on April 5, 2010. Our principal executive offices are located at 10 Glenlake Parkway, South Tower, Suite 600, Atlanta, Georgia 30328. Our telephone number is (678) 441-1400. Our website is www.americold.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus or any other report or document we file with or furnish to the SEC.

RISK FACTORS

Investment in our common shares offered pursuant to this prospectus involves risks. Before acquiring any offered common shares pursuant to this prospectus, you should carefully consider the information contained or incorporated by reference in this prospectus or in any accompanying prospectus supplement, including, without limitation, the risk factors incorporated by reference to our most recent Annual Report on Form 10-K, or our Annual Report, and the other information contained or incorporated by reference in this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such common shares. The occurrence of any of these risks might cause you to lose all or a part of your investment in the offered common shares. Please also refer to the section below entitled “Forward-Looking Statements.”

FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated herein by reference contain statements about future events and expectations that constitute forward-looking statements. Forward-looking statements are based on our beliefs, assumptions and expectations of our future financial and operating performance and growth plans, taking into account the information currently available to us. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the expectations of future results we express or imply in any forward-looking statements, and you should not place undue reliance on such statements. Factors that could contribute to these differences include the following:

•	adverse economic or real estate developments in our geographic markets or the temperature-controlled warehouse industry;

•	general economic conditions;

•	risks associated with the ownership of real estate and temperature-controlled warehouses in particular;

•	defaults or non-renewals of contracts with customers;

•	potential bankruptcy or insolvency of our customers;

•	uncertainty of revenues, given the nature of our customer contracts;

•	increased interest rates and operating costs;

•	our failure to obtain necessary outside financing;

•	risks related to, or restrictions contained in, our debt financing;

•	decreased storage rates or increased vacancy rates;

•	risks related to current and potential international operations and properties;

•	difficulties in identifying properties to be acquired and completing acquisitions;

•	acquisition risks, including the failure of such acquisitions to perform in accordance with projections;

•	risks related to expansions of existing properties and developments of new properties, including failure to meet budgeted or stabilized returns in respect thereof;

•	difficulties in expanding our operations into new markets, including international markets;

•	our failure to maintain our status as a REIT;

•	our operating partnership’s failure to qualify as a partnership for federal income tax purposes;

•	uncertainties and risks related to natural disasters and global climate change;

•	possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of properties presently or previously owned by us;

•	financial market fluctuations;

•	actions by our competitors and their increasing ability to compete with us;

•	labor and power costs;

•	changes in real estate and zoning laws and increases in real property tax rates;

•	the competitive environment in which we operate;

•	our relationship with our employees, including the occurrence of any work stoppages or any disputes under our collective bargaining agreements;

•	liabilities as a result of our participation in multiemployer pension plans;

•	the cost and time requirements as a result of our operation as a publicly traded REIT;

•	risks related to joint venture investments, including as a result of our lack of control of such investments;

•	changes in foreign currency exchange rates; and

•

the impact of anti-takeover provisions in our constituent documents and under Maryland law, which could make an acquisition of us more difficult, limit attempts by our shareholders to replace our trustees and affect the price of our common shares.

Words such as “anticipates,” “believes,” “continues,” “estimates,” “expects,” “goal,” “objectives,” “intends,” “may,” “opportunity,” “plans,” “potential,” “near-term,” “long-term,” “projections,” “assumptions,” “projects,” “guidance,” “forecasts,” “outlook,” “target,” “trends,” “should,” “could,” “would,” “will” and similar expressions are intended to identify such forward-looking statements. We qualify any forward-looking statements entirely by these cautionary factors. For a further discussion of these and other risks, uncertainties and factors that could cause our actual results to differ materially from those projected in any forward-looking statements we make, see “Risk Factors,” including the risks incorporated therein, from our Annual Report, and the other information contained or incorporated by reference in this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement. We assume no obligation to update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, Americold Realty Trust intends to contribute the net proceeds from any sale of common shares pursuant to this prospectus to our operating partnership. Unless otherwise indicated in the applicable prospectus supplement, our operating partnership intends to use such net proceeds received from Americold Realty Trust for general business purposes, which may include the repayment of outstanding indebtedness, the funding of development, expansion and acquisition opportunities and to increase working capital.

Pending any specific application of cash proceeds, our operating partnership may invest the net proceeds in interest bearing accounts and short-term, interest bearing securities which are consistent with Americold Realty Trust’s intention to qualify as a REIT for U.S. federal income tax purposes.

We will not receive any of the proceeds from sales of common shares by selling shareholders, if any, pursuant to this prospectus.

Further details regarding the use of net proceeds will be set forth in the applicable prospectus supplement.

DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

The following description summarizes the terms of our shares of beneficial interest. While we believe that the following description covers the material terms of our shares of beneficial interest, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire prospectus, the documents incorporated herein by reference, our declaration of trust and our amended and restated bylaws, or our bylaws, and the relevant provisions of Maryland law for a more complete understanding of our shares of beneficial interest. Copies of our declaration of trust and bylaws are incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and the following summary, to the extent it relates to those documents, is qualified in its entirety by reference thereto. See “Where You Can Find More Information.” For purposes of this section, the terms “we,” “us,” “our” and “our company” refer to Americold Realty Trust and not to any of its subsidiaries.

General

Our declaration of trust provides that our company may issue up to 250,000,000 common shares of beneficial interest, $0.01 par value per share, and 25,000,000 preferred shares of beneficial interest, $0.01 par value per share, or preferred shares, of which 125 preferred shares are designated as Series A cumulative non-voting preferred shares of beneficial interest, $0.01 par value per share, and 375,000 preferred shares are designated as Series C cumulative convertible voting preferred shares of beneficial interest, $0.01 par value per share. As of February 21, 2019, 148,794,090 common shares were issued and outstanding and no preferred shares were outstanding. Under Maryland law, a shareholder of a REIT is not liable for the REIT’s debts or obligations solely as a result of its status as a shareholder.

Common Shares

All common shares offered hereby will be duly authorized, fully paid and non-assessable. Subject to the preferential rights of any other class or series of shares of beneficial interest and to the provisions of our declaration of trust regarding the restrictions on the ownership and transfer of shares of beneficial interest, holders of common shares are entitled to receive dividends on such shares if, as and when authorized by our board of trustees and declared by us out of assets legally available therefor and to share ratably in the assets of our company legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all known debts and liabilities of our company.

Subject to the provisions of our declaration of trust regarding the restrictions on the ownership and transfer of shares of beneficial interest, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees, and, except as provided with respect to any other class or series of shares, the holders of such common shares will possess the exclusive voting power. Each of our trustees will be elected by a majority of the votes cast with respect to such trustee at any meeting of shareholders duly called and at which a quorum is present and trustees are to be elected, provided that in any contested election the trustees shall be elected by a plurality of the votes cast at any meeting of shareholders duly called and at which a quorum is present and trustees are to be elected. There is no cumulative voting in the election of trustees, which means that the holders of a majority of the outstanding common shares can elect all of the trustees then standing for election and the holders of the remaining common shares will not be able to elect any trustees.

Holders of common shares have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of the securities. Subject to the provisions of our declaration of trust regarding the restrictions on the ownership and transfer of shares of beneficial interest, all common shares have equal dividend, liquidation and other rights.

Our declaration of trust authorizes our board of trustees to reclassify any unissued common shares into other classes or series of shares of beneficial interest and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series. In addition, our declaration of trust authorizes our board of trustees, without shareholder approval, to amend our declaration of trust from time to time to increase or decrease the aggregate number of authorized shares of beneficial interest or the number of authorized shares of any class or series of beneficial interest.

Preferred Shares

Our declaration of trust authorizes our board of trustees to classify any unissued preferred shares and to reclassify any previously classified but unissued preferred shares of any series from time to time, into one or more series, as authorized by our board of trustees. Prior to issuance of preferred shares of any series, our board of trustees is required by Maryland law and our declaration of trust to set, subject to the provisions of our declaration of trust regarding the restrictions on transfer of shares of beneficial interest, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for such series. Thus, our board of trustees could authorize the issuance of preferred shares with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control of our company that might involve a premium price for holders of common shares or otherwise be in their best interest.

Power to Issue Additional Common Shares and Preferred Shares

We believe that the power of our board of trustees to issue additional authorized but unissued common shares or preferred shares and to classify or reclassify unissued common shares or preferred shares and thereafter to cause us to issue such classified or reclassified shares of beneficial interest will provide our company with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as our common shares, will be available for issuance without further action by our shareholders, unless such action is required by applicable law or the rules of any stock exchange on which the securities may be listed or traded. Although our board of trustees has no intention at the present time of doing so, it could authorize our company to issue a class or series of shares of beneficial interest that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for holders of common shares or otherwise be in their best interest.

Restrictions on Transfer

To qualify as a REIT under the Code, our shares of beneficial interest must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year (other than the first year for which an election to be a REIT was made). Also, not more than 50% of the value of our outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT was made). See “Material U.S. Federal Income Tax Considerations—Taxation of Our Company—Organizational Requirements.”

Our declaration of trust, subject to certain exceptions, contains certain restrictions on the number of our shares of beneficial interest that a person may own. Our declaration of trust provides that no individual (including certain entities treated as individuals) may own, or be deemed to own by virtue of the relevant applicable attribution rules of the Code, more than 9.8% (in value) of our outstanding shares, or the Ownership Limit. Our declaration of trust further prohibits (a) any person from beneficially or constructively owning our shares of beneficial interest that would result in our company being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT, (b) any person from transferring shares of beneficial interest of our company if such transfer would result in our shares of beneficial interest being beneficially owned by fewer than 100 persons and (c) any person from beneficially owning our shares to the extent such ownership would result in our failing to qualify as a “domestically controlled qualified investment entity” within the meaning of Section 897(h) of the Code (after taking into account for such purpose the statutory presumptions set forth in Section 897(h)(4)(E) of the Code).

Our board of trustees is required to exempt a proposed transferee (prospectively or retrospectively) from the Ownership Limit (but not any of the other restrictions on the transfer or ownership of our shares of beneficial interest) and may establish or increase an excepted holder limit for such individual, or an Excepted Holder, if the proposed transferee provides our board of trustees with information, satisfactory in the sole and absolute discretion of our board of trustees, demonstrating: (a) that such exemption would not result in our company being “closely held” within the meaning of Section 856(h) of the Code or failing to qualify as a “domestically controlled qualified investment entity” within the meaning of Section 897(h) of the Code; and (b) that such holder does not own, actually or constructively, an interest in a tenant of our company (or a tenant of any entity owned or controlled by our company) that would cause our company to own, directly or indirectly, more than a 9.8% interest in such a tenant other than a tenant from whom our company (or an entity owned or controlled by our company) derives and is expected to continue to derive a sufficiently small amount of revenue that the rent from such tenant would not, in the opinion of our board of trustees, adversely affect our ability to qualify as a REIT; and (c) that such exemption would not otherwise result in our failure to qualify as a REIT. The individual seeking an exemption must represent to the satisfaction of our board of trustees that it will not violate the aforementioned restrictions while such person beneficially or constructively owns our shares of beneficial interest in excess of the Ownership Limit. The individual also must agree that any violation or attempted violation of any of the foregoing restrictions will result in the automatic transfer of the shares causing such violation to the Trust (as defined below). In connection with granting a waiver of the Ownership Limit or creating or modifying an Excepted Holder limit, or at any other time, our board of trustees may increase or decrease the Ownership Limit unless, after giving effect to any increased or decreased Ownership Limit, five or fewer persons could beneficially own, in the aggregate, more than 49.9% in value of our outstanding shares. A decreased Ownership Limit will not apply to any individual whose percentage of ownership of our shares is in excess of the decreased Ownership Limit until the individual’s ownership of our shares equals or falls below the decreased Ownership Limit, but any further acquisition of our shares will be subject to the decreased Ownership Limit. Our board of trustees may require a ruling from the IRS or an opinion of counsel, in either case in form and substance satisfactory to our board of trustees, in its sole discretion, in order to determine or ensure our status as a REIT prior to granting an exemption.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our shares of beneficial interest that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned shares of beneficial interest of our company that resulted in a transfer of shares to the Trust, is required to give written notice immediately (or, in the case of a proposed or attempted transaction, at least 15 days prior written notice) to our company and provide our company with such other information as our company may request in order to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of trustees determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT or that compliance is no longer required in order for us to qualify as a REIT.

Pursuant to our declaration of trust, if any transfer of our shares of beneficial interest would result in our shares being beneficially owned by fewer than 100 persons, such transfer will be null and void and the intended transferee will acquire no rights in such shares. In addition, if any transfer of our shares of beneficial interest occurs which, if effective, would result in any person beneficially or constructively owning our shares of beneficial interest in excess or in violation of the other transfer or ownership limitations described above, or a Prohibited Owner, then that number of shares of beneficial interest, the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations (rounded up to the nearest whole share), will be automatically transferred to a trust, or the Trust, for the exclusive benefit of one or more charitable beneficiaries designated by us, or the Charitable Beneficiary, and the Prohibited Owner may not acquire any rights in such shares. The automatic transfer will be deemed to be effective as of the close of business on the Business Day (as defined in our declaration of trust) prior to the date of the violative transfer. Shares of beneficial interest held in the Trust will constitute issued and outstanding shares of beneficial interest. The Prohibited Owner may not benefit economically from ownership of any shares of beneficial interest held in the Trust, and will have no rights to dividends or possess any rights to vote or other rights attributable to the shares of beneficial interest held in the Trust. The trustee of the Trust, or the Trustee, will have all voting rights and rights to dividends or other distributions with respect to shares of beneficial interest held in the Trust, which rights are to be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to us discovering that shares of beneficial interest have been transferred to the Trustee will be paid by the recipient of such dividend or distribution to the Trustee upon demand, and any dividend or other distribution authorized but unpaid must be paid when due to the Trustee. Any dividend or distribution so paid to the Trustee will be held in trust for the Charitable Beneficiary. The Prohibited Owner will have no voting rights with respect to shares of beneficial interest held in the Trust and, subject to Maryland law, effective as of the date that the shares of beneficial interest have been transferred to the Trust, the Trustee will have the authority (at the Trustee’s sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to our discovery that such shares have been transferred to the Trust and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary. However, if our company has already taken irreversible trust action, then the Trustee shall not have the authority to rescind and recast such vote.

Within 20 days of receiving notice from us that shares of beneficial interest have been transferred to the Trust, the Trustee must sell the shares of beneficial interest held in the Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in our declaration of trust. Upon such sale, the interest of the Charitable Beneficiary in the shares sold will terminate and the Trustee must distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as follows. The Prohibited Owner will receive the lesser of (i) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., a gift, devise or other such transaction), the Market Price (as defined in our declaration of trust) of such shares on the day of the event causing the shares to be held in the Trust and (ii) the price per share received by the Trustee from the sale or other disposition of the shares held in the Trust. The Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and other distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee. Any net sale proceeds in excess of the amount payable to the Prohibited Owner shall be paid immediately to the Charitable Beneficiary. If, prior to our discovery that shares of beneficial interest have been transferred to the Trust, the shares are sold by a Prohibited Owner, then (i) the shares will be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for the shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to the aforementioned requirement, such excess will be paid to the Trustee upon demand.

In addition, our shares of beneficial interest held in the Trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of the devise or gift) and (ii) the Market Price on the date we, or our designee, accept such offer. We may reduce the amount payable to the Prohibited Owner by the amount of dividends and other distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee. We may pay the amount of such reduction to the Trustee for the benefit of the Charitable Beneficiary. We have the right to accept any offer until the Trustee has sold the shares of beneficial interest held in the Trust. Upon such a sale to our company, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

To the extent shares of beneficial interest of our company are certificated, all certificates evidencing common shares and preferred shares will bear a legend referring to the restrictions described above.

Every owner of 5% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of all classes or series of our shares of beneficial interest, including our common shares, within 30 days after the end of each taxable year, is required to give written notice to us stating the name and address of the owner, the number of shares of each class and series of our shares of beneficial interest which the owner beneficially owns and a description of the manner in which the shares are held and whether the beneficial owner of the shares is a “foreign person” within the meaning of Section 897(h) of the Code. Each such owner must provide any additional information as we may reasonably request in order to determine the effect, if any, of the beneficial ownership on our status as a REIT or as a “domestically controlled qualified investment entity” and to ensure compliance with the Ownership Limit. In addition, each shareholder is, upon reasonable demand, required to provide to us any relevant information we reasonably request in order to determine our status as a REIT or as a “domestically controlled qualified investment entity” and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common shares or otherwise be in the best interest of our shareholders. To reduce the ability of our board of trustees to use these ownership limitations to delay, defer or prevent a transaction or a change in control of our company, our declaration of trust requires our board of trustees to grant a waiver of the 9.8% ownership limitation if an individual seeking a waiver demonstrates that such ownership would not jeopardize our status as a REIT.

Transfer Agent and Registrar

The transfer agent and registrar for our common shares is American Stock Transfer & Trust Company, LLC. The transfer agent and registrar’s address is 6201 15th Avenue, Brooklyn, New York 11219.

MATERIAL PROVISIONS OF MARYLAND LAW AND OF OUR CONSTITUENT DOCUMENTS

The following is a summary of certain provisions of Maryland law and of our declaration of trust and our bylaws. While we believe that the following description covers the material aspects of these provisions, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire prospectus, the documents incorporated herein by reference, our declaration of trust and bylaws and the relevant provisions of Maryland law for a more complete understanding of these provisions. Copies of our declaration of trust and our bylaws are incorporated by reference as exhibits to the registration statement of which this prospectus is a part and the following summary, to the extent it relates to those documents, is qualified in its entirety by reference thereto. See “Where You Can Find More Information.” For purposes of this section, the terms “we,” “us,” “our” and “our company” refer to Americold Realty Trust and not to any of its subsidiaries.

Our Board of Trustees

Our declaration of trust and bylaws provide that the number of our trustees may be established only by our board of trustees but may never be less than the minimum number required by Maryland law, and our bylaws provide that the number of our trustees may not be more than 15. However, pursuant to our shareholders agreement by and among us and our shareholders signatories thereto, or our shareholders agreement, any action by our board of trustees to increase the number of trustees shall require the prior written consent of (i) YF ART Holdings, LP, or YF ART Holdings (which is controlled by The Yucaipa Companies, LLC, or Yucaipa), so long as YF ART Holdings beneficially owns 10% or more of our fully diluted outstanding shares (as such term is defined in our shareholders agreement), and (ii) affiliates of The Goldman Sachs Group, Inc., or the GS Entities, so long as the GS Entities beneficially own 10% or more of our fully diluted outstanding shares. We currently have nine trustees. There is no cumulative voting in the election of trustees, and a trustee is elected by a majority of the votes cast in the election of trustees, provided that in any contested election the trustees shall be elected by a plurality of the votes cast.

Pursuant to our shareholders agreement, among other matters, YF ART Holdings and the GS Entities are entitled to designate members of our board of trustees and YF ART Holdings is entitled to appoint an observer to our board of trustees, in each case, based on their ownership of our fully diluted outstanding shares. For more information on these arrangements, see “Certain Relationships and Related Transactions, and Director Independence—Shareholders Agreement and Related Agreements” in our Annual Report, which is incorporated herein by reference.

Our declaration of trust and bylaws provide that, except as may be provided by our board of trustees in setting the terms of any class or series of preferred shares, any vacancy on our board of trustees may be filled only by the affirmative vote of a majority of the remaining trustees in office, even if the remaining trustees do not constitute a quorum of our board of trustees, and any trustee elected to fill a vacancy shall serve for the full term of the trusteeship in which the vacancy occurred and until a successor is elected and qualifies. However, pursuant to our shareholders agreement, each of YF ART Holdings and the GS Entities will have the exclusive right to designate an individual to fill a vacancy caused by the resignation, removal or death of a trustee designated by such party.

Removal of Trustees

Our declaration of trust provides that, subject to the rights of holders of one or more classes or series of preferred shares to elect or remove one or more trustees, a trustee may be removed only for “cause” (as defined in our declaration of trust), and then only by the affirmative vote of shareholders entitled to cast two-thirds of the votes entitled to be cast generally in the election of trustees; provided, however, pursuant to our shareholders agreement, each of affiliates of Yucaipa and the GS Entities will have the right to remove a trustee designated by such party, in each case from our board of trustees for any reason. The foregoing provision of our declaration of trust, when coupled with the power of our board of trustees to fill vacant trusteeships and the rights of each of affiliates of Yucaipa and the GS Entities to designate an individual to fill a vacancy of a trustee designated by such party, precludes shareholders from removing incumbent trustees except for cause and by a substantial affirmative vote and filling the vacancies created by such removal with their own nominees.

Business Combinations

Under the Maryland General Corporation Law, or the MGCL, as applicable to Maryland real estate investment trusts, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances specified under the statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland real estate investment trust and an interested shareholder, or an affiliate of such an interested shareholder, are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. Maryland law defines an interested shareholder as:

•	any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the trust’s outstanding voting shares; or

•

an affiliate or associate of the trust who, at any time within the two-year period before the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the trust’s then outstanding shares.

A person is not an interested shareholder under the statute if the trust’s board of trustees approves in advance the transaction by which the person otherwise would have become an interested shareholder. In approving the transaction, the board of trustees may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of trustees.

After the five-year prohibition, any business combination between the Maryland REIT and the interested shareholder generally must be recommended by the trust’s board of trustees and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting shares of beneficial interest of the trust; and

•

two-thirds of the votes entitled to be cast by holders of outstanding shares of voting shares of beneficial interest of the trust other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested shareholder.

These super-majority vote requirements do not apply if the trust’s shareholders receive a minimum price, as defined under the MGCL, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a trust’s board of trustees prior to the time that the interested shareholder becomes an interested shareholder. Our board of trustees has, by resolution, elected to opt out of the business combination provisions of the MGCL, and, consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between us and any interested shareholder of ours. This resolution may not be modified or repealed by our board of trustees without the affirmative vote of at least a majority of the votes cast on the matter by shareholders entitled to vote generally in the election of trustees. Accordingly, the five-year prohibition and the supermajority vote requirements described above will not apply to a business combination between us and any other person, including Yucaipa or the GS Entities. As a result, any person may be able to enter into business combinations with us, which may not be in your best interest as a shareholder, within five years of becoming an interested shareholder and without compliance by us with the supermajority vote requirements and other provisions of the MGCL. In addition, we cannot assure you that our board of trustees will not opt to be subject to such business combination provisions at any time in the future and seek shareholder approval therefor.

On any vote to opt in to the business combination statute, YF ART Holdings (including its affiliates) will vote its common shares for and against the matter in the same proportion as the number of votes cast for and against the proposal to opt in by other shareholders until YF ART Holdings (including its affiliates) ceases to own at least 20% of the outstanding voting power.

Control Share Acquisitions

The MGCL, as applicable to Maryland real estate investment trusts, provides that a holder of “control shares” of a Maryland real estate investment trust acquired in a “control share acquisition” has no voting rights with respect to the control shares except to the extent approved by a vote of shareholders entitled to cast two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiring person, by officers of the trust or by employees of the trust who are trustees are excluded from shares entitled to vote on the matter. “Control shares” are voting shares of beneficial interest that, if aggregated with all other shares of beneficial interest owned by the acquiring person, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiring person to exercise voting power in electing trustees within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval or shares acquired directly from the trust. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in the MGCL), may compel the board of trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the trust may itself present the question at any shareholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain limitations and conditions, the trust may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of any meeting of shareholders at which the voting rights of such shares are considered and not approved, or, if no such meeting is held, as of the date of the last control share acquisition. If voting rights for the control shares are approved at a shareholders’ meeting and the acquiring person becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiring person in the control share acquisition.

The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction or (b) to acquisitions approved or exempted by the declaration of trust or bylaws of the trust.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares of beneficial interest. This provision may not be amended by our board of trustees without the affirmative vote of at least a majority of the votes cast on the matter by shareholders entitled to vote generally in the election of trustees. In the event that our bylaws are so amended to modify or eliminate this provision, an acquisition of our shares of beneficial interest may constitute a control share acquisition.

On any vote to opt in to the control share acquisition statute, YF ART Holdings (including its affiliates) will vote its common shares for and against the matter in the same proportion as the number of votes cast for and against the proposal to opt in by other shareholders until YF ART Holdings (including its affiliates) ceases to own at least 20% of the outstanding voting power.

Subtitle 8

Subtitle 8, as applicable to Maryland real estate investment trusts, permits a Maryland real estate investment trust with a class of equity securities registered under the Exchange Act and at least three independent trustees to elect to be subject, by provision in its declaration of trust or bylaws or a resolution of its board of trustees and notwithstanding any contrary provision in the declaration of trust or bylaws, to any or all of the following five provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a trustee;

•	a requirement that the number of trustees be fixed only by vote of the board of trustees;

•

a requirement that a vacancy on the board of trustees be filled only by the remaining trustees in office and (if the board is classified) for the full term of the class of trustees in which the vacancy occurred and until a successor is elected and qualifies; and

•	a majority requirement for the calling of a shareholder-requested special meeting of shareholders.

We have elected not to be subject to Subtitle 8 unless approved by the affirmative vote of at least a majority of the votes cast on the matter by shareholders entitled to vote generally in the election of trustees. Through provisions in our declaration of trust and bylaws unrelated to Subtitle 8, we already (a) require the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of trustees to remove a trustee for cause from our board of trustees (provided that, pursuant to our shareholders agreement, each of YF ART Holdings and the GS Entities will have the right to remove a trustee designated by such party), (b) vest in our board of trustees the exclusive power to fix the number of trustees, by vote of a majority of the entire board (provided that, pursuant to our shareholders agreement, any action by our board of trustees to increase the number of trustees shall require the prior written consent of (i) YF ART Holdings, so long as YF ART Holdings beneficially owns 10% or more of our fully diluted outstanding shares (as such term is defined in our shareholders agreement), and (ii) the GS Entities, so long as the GS Entities beneficially own 10% or more of our fully diluted outstanding shares), (c) require that a vacancy on our board of trustees be filled only by the affirmative vote of a majority of the remaining trustees and for the full term of the trusteeship in which the vacancy occurred and until a successor is elected and qualifies (provided that, pursuant to our shareholders agreement, each of YF ART Holdings and the GS Entities will have the right to designate an individual to fill a vacancy of a trustee designated by such party) and (d) require, unless called by the Chairman of our board of trustees, our Chief Executive Officer, our President or our board of trustees, the request of shareholders entitled to cast a majority of votes entitled to be cast on any matter that may properly be considered at a meeting of shareholders to call a special meeting to act on the matter.

On any vote to opt in to Subtitle 8, YF ART Holdings (including its affiliates) will vote its common shares for and against the matter in the same proportion as the number of votes cast for and against the proposal to opt in by other shareholders until YF ART Holdings (including its affiliates) ceases to own at least 20% of the outstanding voting power.

Amendment to Our Declaration of Trust and Bylaws

Under Maryland law, a Maryland real estate investment trust generally cannot amend its declaration of trust, convert into another entity or merge, unless approved by the affirmative vote of shareholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the trust’s declaration of trust. Our declaration of trust provides for the approval of such actions by the affirmative vote of a majority of all of the votes entitled to be cast on the matter, except for amendments to the declaration of trust related to amendments to transfer and ownership restrictions, the termination provision, the exculpation and indemnification provisions, the removal of trustees for cause, the waiver of certain business opportunities and the provision related to amending these provisions, the approval of which requires the affirmative vote of the shareholders entitled to cast two-thirds of the votes entitled to be cast on the matter. Under Maryland law, a declaration of trust may permit the trustees by a two-thirds vote to amend the declaration of trust from time to time to qualify as a REIT under the Code or Maryland law without the affirmative vote of the shareholders. Our declaration of trust permits such action by our board of trustees. In addition, pursuant to our shareholders agreement, the amendment of certain provisions in our declaration of trust related to our shareholders agreement will require the prior written consent of YF ART Holdings and the GS Entities, in each case if then a party to our shareholders agreement.

Our declaration of trust authorizes our board of trustees to reclassify any unissued common shares into other classes or series of shares of beneficial interest and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series. In addition, our declaration of trust authorizes our board of trustees, without shareholder approval, to amend our declaration of trust from time to time to increase or decrease the aggregate number of authorized shares of beneficial interest or the number of authorized shares of any class or series of beneficial interest.

Both our board of trustees and our shareholders have the power to amend our bylaws, except for any amendment to the provisions of our bylaws (i) exempting from the control share acquisition statute any and all acquisitions by any person of our shares of beneficial interest and confirming the adoption by our board of trustees of a resolution opting out of the business combination statute, the approval of each of which requires the affirmative vote of a majority of the votes cast on the matter by our shareholders and (ii) amending the amendment provision of our bylaws, the approval of which requires the affirmative vote of a majority of the votes cast on the matter by our shareholders and the approval of our board of trustees. In addition, pursuant to our shareholders agreement, the amendment of certain provisions of the bylaws relating to the rights of Yucaipa and the GS Entities will require the prior written consent of YF ART Holdings and the GS Entities, in each case if then a party to our shareholders agreement.

Meetings of Shareholders

Under our bylaws, an annual meeting of shareholders shall be held each year at a convenient location and on proper notice on the date and at the time and place determined by our board of trustees. Special meetings of our shareholders may be called by the Chairman of our board of trustees, our Chief Executive Officer, our President or our board of trustees. Our bylaws provide that a special meeting of our shareholders to act on any matter that may properly be considered at a meeting of our shareholders shall also be called by our Secretary upon the written request of shareholders entitled to cast a majority of all the votes entitled to be cast on such matter at the meeting who have requested the special meeting in accordance with the procedures specified in our bylaws and have provided the information required by our bylaws. Our Secretary shall inform the requesting shareholders of the reasonably estimated cost of preparing and delivering the notice of such special meeting and, upon payment to the trust by such requesting shareholders of such costs, the Secretary shall give notice to each shareholder entitled to notice of such special meeting. Only the business specified in the notice of the meeting may be brought before a special meeting of our shareholders.

Shareholder Action by Written Consent

Our declaration of trust permits shareholder action by consent in lieu of a meeting to the extent permitted by our bylaws. Our bylaws provide that any action required or permitted to be taken at any meeting of shareholders may be taken without a meeting (a) if a unanimous consent setting forth the action is given in writing or by electronic transmission by each shareholder entitled to vote on the matter and filed with the minutes of proceedings of the shareholders or (b) if the action is advised and submitted to the shareholders for approval by our board of trustees and a consent in writing or by electronic transmission of shareholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting of shareholders is delivered to the trust in accordance with the vote required to authorize or take such action at a meeting of shareholders.

Business Opportunities

In order to address potential conflicts of interest between us and Yucaipa and the GS Entities, our declaration of trust contains provisions regulating and defining the conduct of our affairs as they may involve Yucaipa (including its affiliates) or the GS Entities (including its affiliates), and any of their respective officers, trustees, directors, partners, members, managers, employees or other agents, or related persons, and our powers, rights, duties and liabilities and those of our officers, trustees, or employees in connection with our relationship with Yucaipa and the GS Entities and their respective affiliates and related persons. In general, these provisions recognize that we and Yucaipa and the GS Entities and their respective affiliates and related persons may engage or invest, directly or indirectly, in the same or similar business activities or lines of business, have an interest in the same areas of business opportunities and will continue to have contractual and business relations with each other, including officers or directors of Yucaipa and the GS Entities and their respective affiliates and related persons serving as our trustees.

Under our declaration of trust, to the maximum extent permitted by law:

•

Yucaipa and the GS Entities and their respective affiliates and related persons will have the right, and will have no obligation to abstain from exercising such right, to engage or invest, directly or indirectly, in the same or similar business activities or lines of business as us or our affiliates, do business with any of our customers, suppliers or lessors, or employ or otherwise engage any of our officers, trustees or employees; and

•

If Yucaipa or the GS Entities (or any of their respective affiliates or related persons) acquires knowledge of a potential transaction that could be a business opportunity, we, our affiliates and our shareholders will have no interest or expectancy in such opportunity, and they will have no obligation to present, communicate or offer such business opportunity to us, our affiliates or our shareholders. Rather, they will have the right to hold and exploit such opportunity for their own account or to direct, recommend, sell, assign or otherwise transfer such opportunity to any person or entity.

Notwithstanding the foregoing, our declaration of trust provides that we do not renounce any interest or expectancy that we may have under applicable law in any business opportunity that is expressly offered to a related person solely in, and as a direct result of, his or her capacity as our trustee, officer, or employee. If our Chief Executive Officer, Chief Operating Officer or Chief Financial Officer shall be a related person by virtue of his or her respective relationship with Yucaipa or the GS Entities or their respective affiliates, then any business opportunity offered to such officer shall be deemed to have been offered solely in, and as a direct result of, such officer’s capacity as an officer of our company unless such offer clearly and expressly is presented to such officer solely in, and as a direct result of, his or her capacity as an officer, trustee, director, partner, member, manager, employee or other agent of Yucaipa or the GS Entities or their respective affiliates. For purposes of the foregoing, “business opportunity” is defined as a business opportunity that we are financially able to undertake, that we are not prohibited by contract or applicable law from pursuing or undertaking, that, from its nature, is in our line of business, that is of practical advantage to us, and in which we have an interest or a reasonable expectancy.

Any amendment to these provisions of our declaration of trust requires the affirmative vote of shareholders entitled to cast two-thirds of the votes entitled to be cast on the matter. No amendment to these provisions of our declaration of trust will eliminate, reduce, apply to or have any effect on (a) the protections afforded to Yucaipa or the GS Entities or their respective affiliates with respect to any investments, activities or opportunities of which they become aware prior to such amendment or (b) any matter occurring, or any cause of action, suit or claim that, but for these provisions of our declaration of trust, would accrue or arise, prior to such amendment.

Advance Notice of Trustee Nominations and New Business

Our bylaws provide that nominations of individuals for election as trustees and proposals of business to be considered by shareholders at any annual meeting may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of trustees or (3) by any shareholder who was a shareholder of record at the record date set by our board of trustees for the purpose of determining shareholders entitled to vote at the meeting, at the time of provision of notice and at the time of the meeting, who is entitled to vote at the meeting in the election of the individuals so nominated or on such other proposed business and who has complied with the advance notice procedures of our bylaws. Shareholders generally must provide notice to our Secretary not earlier than 9:00 a.m., Eastern Time, on the 150th day or later than 5:00 p.m, Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement for our preceding year’s annual meeting.

Only the business specified in the notice of the meeting may be brought before a special meeting of our shareholders. Nominations of individuals for election as trustees at a special meeting of shareholders may be made only (1) by or at the direction of our board of trustees or (2) if the special meeting has been called in accordance with our bylaws for the purpose of electing trustees, by a shareholder who is a shareholder of record at the record date set by our board of trustees for the purpose of determining shareholders entitled to vote at the meeting, at the time of provision of notice and at the time of the special meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice procedures of our bylaws. Shareholders generally must provide notice to our Secretary not earlier than 9:00 a.m., Eastern Time, on the 120th day before such special meeting or later than 5:00 p.m., Eastern Time, on the later of the 90th day before the special meeting or the tenth day following the day on which first public announcement of the date of such special meeting is made.

A shareholder’s notice must contain certain information specified by our bylaws about the shareholder, its affiliates and any proposed business or nominee for election as a trustee, including information about the economic interest of the shareholder, its affiliates and any proposed nominee in us.

Effect of Certain Provisions of Maryland Law and our Declaration of Trust and Bylaws

The restrictions on ownership and transfer of our shares of beneficial interest discussed under the caption “Description of Shares of Beneficial Interest—Restrictions on Transfer” prevent any individual from acquiring more than 9.8% (in value) of our outstanding shares without the approval of our board of trustees. These ownership limits might delay, defer or prevent a change in control of us. Further, our board of trustees has the power to amend our declaration of trust from time to time to increase the aggregate number of authorized shares or the number of authorized shares of any class or series, to classify and reclassify any unissued shares into other classes or series of shares of beneficial interest, and to authorize us to issue the newly-classified shares, as discussed under the captions “Description of Shares of Beneficial Interest—Common Shares,” “Description of Shares of Beneficial Interest—Preferred Shares” and “Description of Shares of Beneficial Interest—Power to Issue Additional Common Shares and Preferred Shares,” and could authorize the issuance of common shares or preferred shares or another class or series of shares of beneficial interest, that could have the effect of delaying, deferring or preventing a change in control of our company. We believe that the power to amend our declaration of trust from time to time to increase the aggregate number of authorized shares or the number of authorized shares of any class or series and to classify or reclassify unissued common shares or preferred shares, without shareholder approval, provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise.

Our declaration of trust and bylaws also provide that the number of trustees may be established only by our board of trustees, which prevents our shareholders from increasing the number of our trustees and filling any vacancies created by such increase with their own nominees.

The provisions of our declaration of trust and bylaws discussed above under the captions “—Meetings of Shareholders” and “—Advance Notice of Trustee Nominations and New Business” require shareholders seeking to call a special meeting, nominate an individual for election as a trustee or propose other business at an annual meeting to comply with certain notice and information requirements. We believe that these provisions will help to assure the continuity and stability of our business strategies and policies as determined by our board of trustees and promote good corporate governance by providing us with clear procedures for calling special meetings, information about a shareholder proponent’s interest in us and adequate time to consider shareholder nominees and other business proposals. However, these provisions, alone or in combination, could make it more difficult for our shareholders to remove incumbent trustees or fill vacancies on our board of trustees with their own nominees and could delay, defer or prevent a change in control, including a proxy contest or tender offer that might involve a premium price for our shareholders or otherwise be in the best interest of our shareholders. Likewise, if the provision in our bylaws opting out of the control share acquisition provisions were rescinded after shareholder approval or if we were to opt in to the classified board or other provisions of Subtitle 8, these provisions of Maryland law could have similar anti-takeover effects. Similarly, if we opt back in to the business combination statute after shareholder approval, those provisions of Maryland law could have similar anti-takeover effects. On any vote to opt in to Subtitle 8 after shareholder approval, the Maryland business combination statute, or the control share acquisition statute, YF ART Holdings (including its affiliates) will vote its common shares for and against the matter in the same proportion as the number of votes cast for and against the proposal to opt in by other shareholders until YF ART Holdings (including its affiliates) ceases to own at least 20% of the outstanding voting power.

Exclusive Forum

Our declaration of trust provides that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, will be the sole and exclusive forum for any internal corporate claim (as defined by the MGCL, as applicable to us pursuant to the Maryland REIT Law, or the MRL), and (a) any derivative action or proceeding brought on our behalf, (b) any action asserting a claim of breach of any duty owed by any of our trustees, officers or other employees to us or to our shareholders, (c) any action asserting a claim against us or any of our trustees, officers or other employees arising pursuant to any provision of the MGCL or our declaration of trust or bylaws or (d) any action asserting a claim against us or any of our trustees, officers or other employees that is governed by the internal affairs doctrine.

Limitation of Liability and Indemnification of Trustees and Officers

Maryland law permits a Maryland real estate investment trust to include in its declaration of trust a provision eliminating the liability of its trustees and officers to the trust and its shareholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our declaration of trust contains a provision that eliminates our trustees’ and officers’ liability to us and our shareholders for money damages to the maximum extent permitted by Maryland law.

The MRL permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or certain other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

The MGCL prohibits a Maryland corporation from indemnifying a director or officer who has been adjudged liable in a suit by the corporation or on its behalf or in which the director or officer was adjudged liable on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received; however, indemnification for an adverse judgment in a suit by the corporation or on its behalf, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

To the maximum extent permitted by Maryland law, our declaration of trust and our bylaws obligate us to indemnify any individual who is made or threatened to be made a party to or witness in a proceeding by reason of his or her service:

•	as our trustee, observer on our board of trustees or officer; or

•

while a trustee, observer on our board of trustees or officer and at our request, as a director, officer, partner, trustee, member, manager, employee or agent of another real estate investment trust, corporation, limited liability company, partnership, joint venture, trust or employee benefit plan or any other enterprise, from and against any claim or liability to which he or she may become subject or that he or she may incur by reason of his or her service in any of these capacities, and without requiring a preliminary determination of the ultimate entitlement to indemnification to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our declaration of trust and bylaws also permit us to indemnify and advance expenses to any individual who served any of our predecessors in any of the capacities described above and any employee or agent of our company or any of our predecessors.

Indemnification Agreements

We have entered into indemnification agreements with each of our trustees and executive officers and any observer to our board of trustees as described in “Executive Compensation—Indemnification Agreements with Executive Officers and Trustees” in our Annual Report, which is incorporated herein by reference.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following general summary of material U.S. federal income tax considerations regarding our company and the ownership of our common shares is based on the Code; the current, temporary, and proposed Treasury Regulations promulgated under the Code; the legislative history of the Code; current administrative interpretations and practices of the IRS; and court decisions, in each case as of the date of this prospectus, all of which may be repealed, revoked or modified, possibly with retroactive effect. The administrative interpretations and practices of the IRS include its practices and policies as expressed in private letter rulings that are not binding on the IRS except with respect to the particular taxpayers who requested and received those rulings. Future legislation, Treasury Regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations contained in this discussion. Although, as described below, we have received two prior rulings from the IRS and we recently entered into a closing agreement with the IRS on certain issues, we have not requested and do not intend to request a ruling from the IRS that we qualify as a REIT in connection with this prospectus, and the statements included in, or incorporated by reference into, this prospectus are not binding on the IRS or any court. Thus, we can provide no assurance that the tax considerations contained in this discussion will not be challenged by the IRS or will be sustained by a court if challenged by the IRS. This summary also assumes that we and our subsidiaries and affiliated entities will operate in accordance with the applicable organizational documents or operating agreements.

This summary does not address all possible tax considerations that may be material to an investor and does not constitute legal or tax advice. Moreover, this summary is for general information only, and does not purport to address all aspects of federal income taxation that may be relevant to you in light of your particular investment circumstances, or if you are a type of investor subject to special treatment under the federal income tax rules (except as specifically provided below), including without limitation:

•	financial institutions, banks and thrifts;

•	insurance companies;

•	tax-exempt organizations (except as described in “—Taxation of Tax-Exempt Holders of Our Common Shares”);

•	S corporations;

•	traders in securities that elect to mark to market;

•	partnerships and pass-through entities;

•	persons holding our shares indirectly through other vehicles, such as partnerships, trusts, or other entities;

•	regulated investment companies and REITs;

•	broker dealers and dealers in securities or currencies;

•	U.S. expatriates;

•	trusts and estates;

•	holders who receive our shares through the exercise of employee stock options or otherwise as compensation;

•	persons holding our shares as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security,” or other integrated investment or risk reduction or constructive sale transaction;

•	persons beneficially or constructively holding a 10% or more (by vote or value) beneficial interest in us; and

•	U.S. shareholders whose functional currency is not the U.S. dollar.

This summary assumes that you will hold our common shares as a “capital asset” (generally, property held for investment within the meaning of Section 1221 of the Code). In addition, this summary does not address the alternative minimum tax provisions of the Code (except where specifically noted), state, local, or non-U.S. tax considerations, or taxes other than income taxes (except where specifically noted). The U.S. federal income tax treatment of holders of our common shares depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular shareholder of holding our common shares will depend upon the shareholder’s particular tax circumstances.

We urge you, as a prospective shareholder, to consult your tax advisor regarding the specific tax consequences to you of the acquisition, ownership and sale or other disposition of our common shares and of our election to be taxed as a REIT for U.S. federal income tax purposes, including the federal, state, local, foreign and other tax consequences of such purchase, ownership, sale and election and of potential changes in applicable tax laws.

New Tax Reform Legislation Enacted December 22, 2017

On December 22, 2017, the President signed into law comprehensive tax reform legislation commonly known as the Tax Cuts and Jobs Act, or TCJA, which generally took effect for taxable years beginning on or after January 1, 2018 (subject to certain exceptions). This legislation made changes to the U.S. federal income tax laws that significantly impact the taxation of individuals, corporations (both regular C corporations as well as corporations that have elected to be taxed as REITs), and the taxation of taxpayers with overseas assets and operations. These changes are generally effective for taxable years beginning after December 31, 2017. However, a number of changes that reduce the tax rates applicable to noncorporate taxpayers (including a new 20% deduction for qualified REIT dividends that reduces the effective rate of regular income tax on such income), and also limit the ability of such taxpayers to claim certain deductions, will expire for taxable years beginning after 2025 unless Congress acts to extend them.

These changes will impact us and our shareholders in various ways, some of which are adverse relative to prior law, and this summary of material U.S. federal income tax considerations incorporates these changes where material. Technical corrections legislation may be needed to clarify certain of the new provisions and give proper effect to Congressional intent. There can be no assurance, however, that technical clarifications or other legislative changes that may be needed to prevent unintended or unforeseen tax consequences will be enacted by Congress anytime soon.

Taxation of Our Company

General

We elected to be taxed as a REIT under the federal income tax laws commencing with our taxable year ended December 31, 1999. We believe that, beginning with such taxable year, we have been organized and have operated in such a manner as to qualify for taxation as a REIT under the Code and intend to continue to be organized and operate in such a manner. However, qualification and taxation as a REIT depend upon our continuing ability to satisfy the numerous asset, income, share ownership and distribution tests imposed under the Code, the satisfaction of which depends, in part, on our operating results. Accordingly, no assurance can be given that we have been organized and have operated, or will continue to be organized and operate, in a manner so as to qualify or remain qualified as a REIT.

The provisions of the Code and the corresponding Treasury Regulations that relate to qualification and taxation as a REIT are highly technical and complex. The following discussion sets forth certain material aspects of the provisions of the Code and the corresponding Treasury Regulations that govern the federal income tax treatment of a REIT and its shareholders. This summary is qualified in its entirety by the express language of the applicable Code provisions, Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof.

In connection with this registration statement, King & Spalding LLP has rendered an opinion, subject to certain qualifications, assumptions and limitations, that:

(1)

We have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Code for each of our taxable years ended December 31, 2015 through December 31, 2018, and our organization and current and proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT for our taxable year ending December 31, 2019 and future taxable years.

(2)

The statements set forth in this prospectus under the caption “Material U.S. Federal Income Tax Considerations,” insofar as they purport to constitute summaries of matters of U.S. federal income tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects.

Investors should be aware that the opinion of King & Spalding LLP is based upon customary assumptions, will be conditioned upon certain representations made by us as to factual matters, including representations as to the nature and value of our assets, the nature and character of our income, our organizational documents and shareholder ownership, and the present and future conduct of our business. The opinion of King & Spalding LLP is also based on the closing agreement that we entered into with the IRS. See “—IRS Closing Agreement.”

The opinion of King & Spalding LLP will not be binding upon the IRS or any court. Moreover, our continued qualification and taxation as a REIT depend upon our ability to meet, on a continuing basis, the numerous asset, income, share ownership and distribution tests, discussed below, the satisfaction of which depend in part on our operating results, the results of which have not been and will not be reviewed by King & Spalding LLP on a continuing basis.

Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given that we will satisfy such requirements for any particular taxable year. Further, the anticipated income tax treatment described in this prospectus may be changed, perhaps retroactively, by legislative, administrative, or judicial action at any time. King & Spalding LLP has no obligation to update its opinion subsequent to the date thereof and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinion. The opinion of King & Spalding LLP does not foreclose the possibility that we may have to utilize the relief provisions discussed below in circumstances not contemplated above, which could require us to pay an excise or penalty tax (which could be significant in amount) in order to retain our REIT qualification.

IRS Closing Agreement

Prior to our initial public offering, or our IPO, King & Spalding LLP identified certain potential issues relating to the status of the storage revenues derived from our Australian and New Zealand warehouse customers as qualifying rents from real property, or Qualifying Rents, for purposes of the 75% and 95% gross income tests that apply to REITs. See “—Gross Income Tests” below. We refer to the revenues from these properties that we received prior to the implementation of certain remediation measures as the “affected storage revenues.” These issues arose as a result of departures from certain representations made in connection with the 2004 Ruling (as defined below) with respect to such customers and also as a result of certain provisions of intercompany agreements between our Australian and New Zealand taxable REIT subsidiaries and our qualified REIT subsidiary that own or lease our Australian and New Zealand warehouse facilities. King & Spalding LLP determined that these potential issues might result in such storage revenues failing to be treated as Qualifying Rents, and that, if such characterization were determined to be correct, we may not have satisfied the 95% gross income test in certain taxable years. Although we believed that we met the Income Tests notwithstanding the issues identified by King & Spalding LLP, in order to resolve any uncertainty, we made a voluntary disclosure of these potential issues to the IRS and filed a request for closing agreement, or the Request, with the IRS on November 16, 2016. In the Request, we asked the IRS to determine that the Australian and New Zealand storage revenues constituted Qualifying Rents notwithstanding the potential issues noted in the Request, or, in the alternative, that any potential failure to satisfy the 95% gross income test due to such issues was due to reasonable cause and not willful neglect, and thus we would be treated as having satisfied the 95% gross income test under Section 856(c)(6) of the Code, or the Reasonable Cause Exception, notwithstanding any such failure. See “—Gross Income Test Relief Provisions” below for a description of the Reasonable Cause Exception. We took steps to remediate the potential issues noted in the Request and completed them by June 30, 2017 after obtaining certain lender approvals.

After concluding that an IRS determination as to whether the Australian and New Zealand storage revenues constituted Qualifying Rents was likely to entail significant delay and potentially interfere with timely completion of our IPO, we entered into a definitive closing agreement with the IRS which (i) treats the affected storage revenues as nonqualifying gross income but determines that the Reasonable Cause Exception applies for each taxable year where we determined there was a potential failure of the 95% gross income test, and (ii) determines that any failure to satisfy the 95% gross income test for our 2017 taxable year that resulted from treating the affected storage revenues received during such year prior to our obtaining lender consent for certain remediation measures as nonqualifying gross income would be due to reasonable cause and not due to willful neglect. Thus, if we failed to satisfy the 95% gross income test for 2017 as a result of the issues that are the subject of the closing agreement, we would not lose our REIT status provided we comply with certain procedural requirements, and in that event a tax would be imposed under Section 857(b)(5) of the Code equal to the amount by which our qualifying income is less than 95% of our total gross income multiplied by a fraction intended to reflect our profitability. The payment made to the IRS pursuant to the closing agreement was approximately $4.3 million. We conclude that we also failed to satisfy the 95% gross income test for 2017 as a result of the issues noted above and paid a tax of approximately $550,000 as a result of such failure.

Taxation of REITs in General

If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income tax on that portion of our ordinary income or capital gain that we distribute currently to our shareholders because the REIT provisions of the Code generally allow a REIT to deduct dividends paid to shareholders. This treatment substantially eliminates the “double taxation” of earnings (meaning taxation at both the corporate level and shareholder level) that ordinarily results from investment in a regular corporation (a C corporation that does not qualify as a REIT or for other special classification under the Code). In general, income generated by a REIT is taxed only at the shareholder level upon a distribution of dividends by the REIT to its shareholders. Under TCJA, regular C corporations that have not elected REIT tax status will be subject to U.S. federal income tax at a rate of 21%, as opposed to the maximum tax rate of 35% that previously was in effect. In addition, the alternative minimum tax for corporations has been repealed. The reduction in the corporate income tax rate has reduced, but not eliminated, the competitive advantage that REITs enjoy relative to non-REIT corporations. In addition, TCJA temporarily reduces the effective maximum rate of U.S. federal income tax on qualified REIT dividends received by U.S. holders of REIT shares that are individuals, estates and trusts relative to prior law, and in that respect TCJA has temporarily enhanced the attractiveness of investing in REITs for such holders. See “—Taxation of U.S. Holders of Our Common Shares—Distributions Generally.” Finally, the reduction in the corporate tax rate and repeal of the corporate alternative minimum tax may be beneficial to our taxable REIT subsidiaries, or our TRSs, which are taxed as regular C corporations.

If we qualify as a REIT, we will nonetheless be subject to U.S. federal income taxation in the following circumstances:

•

We will be taxed at the regular corporate rate (currently 21%) on our REIT taxable income, including net capital gains that we do not distribute to shareholders during, or within a specified time after, the calendar year in which the income is earned.

•

We will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

•

If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” we may avoid (1) the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), and (2) the inclusion of any income from such property not qualifying for purposes of the REIT gross income tests discussed below, but the income from the sale or operation of the property may be subject to corporate income tax at a rate of 21%.

•

If due to reasonable cause and not willful neglect we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but have otherwise maintained our qualification as a REIT because other requirements are met, we will be required to pay a tax equal to (1) the greater of (A) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% gross income test and (B) the amount by which 95% of our gross income exceeds the amount qualifying under the 95% gross income test, multiplied by (2) a fraction intended to reflect our profitability.

•

If we fail to satisfy any of the REIT asset tests as described below (other than a de minimis failure of the 5% asset test or the 10% vote or value test) due to reasonable cause and not due to willful neglect, but we nonetheless maintain our REIT qualification because of specified cure provisions (including the requirement to dispose of the nonqualifying assets or otherwise comply with such asset tests within six months after the last day of the quarter in which we identify such failure), we will be required to pay a tax in an amount equal to the greater of $50,000 per failure or the corporate tax rate (currently 21%) multiplied by the net income generated by the nonqualifying assets that caused us to fail such test.

•

If we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a violation of the REIT gross income tests or certain violations of the asset tests described below) and the violation is due to reasonable cause and not due to willful neglect, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.

•

If we fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year, and (3) any undistributed taxable income from prior taxable years, we will be subject to a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed plus any retained amounts on which income tax has been paid at the corporate level.

•

If we acquire appreciated assets from a corporation which is or has been a C corporation in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation and we subsequently recognize gain on the disposition of the asset during the five-year period beginning on the date on which we acquired the asset, then a portion of the gain may be subject to tax at the regular corporate rate (currently 21%), unless the C corporation made an election to treat the asset as if it were sold for its fair market value at the time of our acquisition.

•	We will be required to pay a 100% tax on certain transactions with our TRSs that are not conducted on an arm’s length basis. See “—Penalty Tax.”

•	We may elect to retain and pay U.S. federal income tax on our net long-term capital gain. See “—Taxation of U.S. Holders of Our Common Shares—Distributions Generally.”

•	The earnings of any subsidiaries that are C corporations, including any TRSs, are subject to federal corporate income tax at a rate of 21%.

•

We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet recordkeeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s shareholders, as described below in “—Organizational Requirements.”

In addition, we and our subsidiaries may be subject to a variety of taxes not discussed here, including payroll taxes and state, local, and foreign income, property, and other taxes on our assets and operations, some of which may apply because such jurisdictions may not treat REITs in the same manner that they are treated for U.S. federal income tax purposes. Other countries may impose taxes on our or our subsidiaries’ operations within their jurisdictions. Furthermore, as a REIT, neither we nor our shareholders will derive a significant benefit from foreign tax credits arising from those taxes. However, in certain circumstances our TRSs may benefit from foreign tax credits arising from those taxes.

Organizational Requirements

The Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	that issues transferable shares or transferable certificates to evidence its beneficial ownership;

(3)	that would be taxable as a domestic corporation, but for its election to be subject to tax as a REIT;

(4)	that is not a financial institution or an insurance company subject to special provisions of the Code;

(5)	that is beneficially owned by 100 or more persons;

(6)

not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals, including specified entities treated as individuals for this purpose, during the last half of each taxable year;

(7)	that makes an election to be taxed as a REIT, or has made such an election for a previous taxable year which has not been revoked or terminated,

(8)	that uses a calendar year for federal income tax purposes and satisfies all relevant filing and other administrative requirements of the federal tax laws to maintain its REIT status;

(9)	that has no earnings and profits from any non-REIT taxable year at the close of any taxable year;

(10)	that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions; and

(11)	that has not been a party to certain spin-off transactions that are tax-deferred under section 355 of the Code during the preceding ten years but generally after December 7, 2015.

We must meet conditions (1) through (4), inclusive, and (8) and (10) during our entire taxable year and we must meet condition (5) during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (6), pension funds and other specified tax-exempt entities generally are treated as individuals, except that a “look-through” exception applies with respect to pension funds.

To monitor compliance with the share ownership requirements for a REIT, we are generally required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our capital shares pursuant to which the record holders must disclose the actual owners of the shares (i.e., the persons required to include in gross income the dividends paid by us). A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. We could be subject to monetary penalties if we fail to comply with these recordkeeping requirements. A shareholder that fails or refuses to comply with this demand is required by Treasury Regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information.

We believe that we have been organized, have operated and have issued sufficient shares of capital shares with sufficient diversity of ownership to allow us to satisfy conditions (1) through (11), inclusive, during the relevant time periods. In addition, our declaration of trust provides for restrictions regarding ownership and transfer of our shares which are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. These share ownership and transfer restrictions are described in “Description of Shares of Beneficial Interest—Restrictions on Transfer.” These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in (5) and (6) above. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, we will fail to qualify as a REIT. If, however, we comply with the rules described above that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement. See the section below entitled “—Failure to Qualify.”

Ownership of Interests in Partnerships and Limited Liability Companies

An unincorporated domestic entity organized as a partnership or limited liability company under state law and wholly owned by a REIT (including through ownership in a qualified REIT subsidiary) will generally be treated as a disregarded entity for federal income tax purposes unless it elects otherwise. The assets, liabilities and items of gain, loss, deduction and credit of any such disregarded entity are attributed entirely to the parent REIT for all purposes under the Code, including all REIT qualification tests.

An unincorporated domestic entity that has two or more owners will be treated as a partnership for federal income tax purposes, unless it elects otherwise. In the case of a REIT which is a partner in a partnership or a member in a limited liability company treated as a partnership for federal income tax purposes, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership or limited liability company, as the case may be, based on its interest in partnership capital. However, solely for purposes of the 10% value test described below, the determination of a REIT’s interest in partnership assets will be based on the REIT’s proportionate interest in any securities issued by the partnership, excluding certain securities. Also, the REIT will be deemed to be entitled to its proportionate share of the income of that entity. The assets and gross income of the partnership or limited liability company retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests.

We currently own 100% of the interests in our operating partnership (directly or through a qualified REIT subsidiary) and thus it is disregarded as an entity separate from our company for U.S. federal income tax purposes. Accordingly, 100% of the assets and items of income, gain, loss, deduction and credit of our operating partnership, including our operating partnership’s share of these items of any partnership or limited liability company treated as a partnership or disregarded entity for federal income tax purposes in which it owns an interest, will be treated as our assets and items of income, gain, loss, deduction and credit for the purpose of applying the requirements described in this discussion, including the income and asset tests described below.

We have control of our operating partnership and the subsidiary partnerships and limited liability companies and intend to operate them in a manner consistent with the requirements for our qualification as a REIT. We may from time to time be a limited partner or non-managing member in some of our partnerships and limited liability companies. If a partnership or limited liability company in which we own an interest takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company in which we own an interest could take an action which could cause us to fail a REIT income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief, as described below.

Ownership of Interests in Qualified REIT Subsidiaries

We may from time to time own and operate certain properties through wholly owned corporate subsidiaries that we intend to be treated as “qualified REIT subsidiaries” under the Code. A corporation will qualify as our qualified REIT subsidiary if we own, directly or indirectly, 100% of the corporation’s outstanding stock, and if we do not elect with the subsidiary to treat it as a TRS, as described below. A corporation that is a qualified REIT subsidiary is not treated as a separate corporation, and all assets, liabilities and items of income, gain, loss, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, gain, loss, deduction and credit (as the case may be) of the parent REIT for all purposes under the Code (including all REIT qualification tests). Thus, in applying the federal income tax requirements described in this prospectus, any corporations in which we own a 100% interest (other than any TRSs) are ignored, and all assets, liabilities and items of income, gain, loss, deduction and credit of such corporations are treated as our assets, liabilities and items of income, gain, loss, deduction and credit. A qualified REIT subsidiary is not required to pay federal income tax, although it may be subject to state and local taxation in some states. Furthermore, our ownership of the stock of a qualified REIT subsidiary does not violate the restrictions on ownership of securities, as described below under “—Asset Tests.”

In the event that a qualified REIT subsidiary or a disregarded subsidiary ceases to be wholly owned by us (for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of us), the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income tests applicable to REITS, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another corporation. See “—Asset Tests” and “—Gross Income Tests.”

Ownership of Interests in Taxable REIT Subsidiaries

We currently hold interests in several TRSs, and may acquire securities in additional TRSs in the future. A TRS is a corporation other than a REIT in which a REIT directly or indirectly holds stock, and that has made a joint election with such REIT to be treated as a TRS. A TRS also includes any corporation other than a REIT with respect to which a TRS owns securities possessing, directly or indirectly, more than 35% of the total voting power or value of the outstanding securities of such corporation. No more than 20% of the value of a REIT’s assets may consist of shares or securities of one or more TRSs. A REIT’s ownership of securities of TRSs will not be subject to the 10% or 5% asset test described below. See “—Asset Tests.” Other than some activities relating to lodging and health care facilities, a TRS may generally engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT. The separate existence of a TRS is not ignored for U.S. federal income tax purposes. Accordingly, a TRS is subject to federal corporate income tax as a regular C corporation at a rate of 21%. This may reduce the cash flow generated by us and our subsidiaries, in the aggregate, and may reduce our ability to make distributions to our shareholders.

Income earned by a TRS is not attributed to the REIT. Rather, the stock issued by a TRS to us is an asset in our hands, and we treat dividends paid to us from such TRS, if any, as income. This income can affect our income and assets tests calculations, as described below. As a result, income that might not be qualifying income for purposes of the income tests applicable to REITs could be earned by a TRS without affecting our status as a REIT. For example, we use TRSs to perform services or conduct activities that give rise to certain categories of income such as fees for the management of warehouses for third parties, and to provide services to tenants that we are not permitted to provide directly to tenants under the REIT rules. Additionally, all of our employees are employed by one or more of our TRSs. See “—Rents from Real Property.”

Several provisions of the Code regarding the arrangements between a REIT and its TRSs ensure that a TRS will be subject to an appropriate level of U.S. federal income taxation. For example, a TRS is limited in its ability to deduct interest payments made to affiliated REITs. In addition, we would be obligated to pay a 100% penalty tax on some payments that we receive from, or on certain expenses deducted by, a TRS if the IRS were to assert successfully that the economic arrangements between us and a TRS are not comparable to similar arrangements among unrelated parties.

Under amendments made by TCJA to Section 172 of the Code, to the extent one or more of our TRSs have NOL carryforwards arising from losses sustained in taxable years beginning after December 31, 2017, the deduction for such carryforwards is limited to 80% of the TRS’s taxable income, and any unused portion of losses arising in taxable years ending after December 31, 2017 may not be carried back, but may be carried forward indefinitely.

Gross Income Tests

We must satisfy two gross income requirements annually to maintain our qualification as a REIT. First, in each taxable year we must derive directly or indirectly at least 75% of our gross income (excluding gross income from prohibited transactions, certain hedging transactions, and certain foreign currency gains) from investments relating to real property or mortgages on real property and from qualified temporary investment income. Qualifying income for purposes of the 75% gross income test generally includes:

•	“rents from real property”;

•	gain on the sale or other disposition of real property, other than property held primarily for sale to customers in the ordinary course of business;

•	abatements and refunds of taxes on real property;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs (but not dividends from a TRS);

•	income and gain derived from “foreclosure property”;

•	interest on debt secured by mortgages on real property or on interests in real property;

•

amounts (other than amounts the determination of which depends in whole or in part on the income or profits of any person) received or accrued as consideration for entering into agreements (1) to make loans secured by mortgages on real property or on interests in real property or (2) to purchase or lease real property (including interests in real property and interests in mortgages on real property); and

•

interest or dividend income from investments in stock or debt instruments attributable to the temporary investment of new capital during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt obligations with at least a five-year term.

For purposes of this test, interest on obligations secured by both real and personal property will be treated as qualifying income for purposes of the 75% gross income test if the fair market value of such personal property does not exceed 15% of the total fair market value of all such property.

Second, in each taxable year we must derive at least 95% of our gross income (excluding gross income from prohibited transactions, certain hedging transactions and certain foreign currency gains) from sources that qualify for purposes of the 75% gross income test and from dividends (including dividends from our TRSs), interest, and gain from the sale or disposition of stock or securities, or any combination of these. For these purposes, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales, or an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt by leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.

Interest on debt secured by mortgages on real property or on interests in real property, including, for this purpose, prepayment penalties, loan assumption fees and late payment charges that are not compensation for services, generally is qualifying income for purposes of the 75% gross income test. However, if the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date we agreed to originate or acquire the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test but will be qualifying income for purposes of the 95% gross income test. Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator of both gross income tests. See “—Prohibited Transaction Income” below.

Rents from Real Property

Rents that we receive from a tenant will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if all of the following conditions are met:

•

The amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount we receive or accrue generally will not be excluded from the term “rents from real property” solely because it is based on a fixed percentage or percentages of gross receipts or sales.

•

In general, neither we nor an actual or constructive owner of 10% or more of our capital shares may actually or constructively own 10% or more of a tenant or a subtenant of a tenant, or the 10% tenant rule. Otherwise, the rent received from such a tenant (or subtenant) may be nonqualifying income unless the tenant or subtenant is a TRS and certain other requirements are met, as discussed below.

•

Rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as rents from real property.

•

We normally must not operate or manage the property or furnish or render services to our tenants, subject to a 1% de minimis exception and except as provided below. We may, however, perform services that are “usually or customarily rendered” in connection with the rental of space only and are not otherwise considered “rendered to the occupant” of the property. In addition, we may provide services through an independent contractor who is adequately compensated and from whom we do not derive or receive any income or through a TRS. Such services will not cause the rent we receive from those tenants to fail to qualify as rents from real property. Even if a REIT furnishes or renders services that are non-customary with respect to a property, if the greater of (1) the amounts received or accrued, directly or indirectly, or deemed received by the REIT with respect to such services, or (2) 150% of our direct cost in furnishing or rendering the services during a taxable year is not more than 1% of all amounts received or accrued, directly or indirectly by the REIT with respect to the property during the same taxable year, then only the amounts with respect to such non-customary services are not treated as rent for purposes of the REIT gross income tests.

From time to time, we may lease space to one or more of our TRSs and we may be required to treat any rental payments under those leases as non-qualifying income for REIT purposes under the 10% tenant rule. In the event we enter into leases with any of our TRSs in the future, then, for purposes of the 10% tenant rule discussed above, rents received from such TRSs will not be excluded from the definition of “rents from real property” if at least 90% of the leased space at the property to which the rents relate is rented to qualifying third parties and the rents paid by the TRS are comparable to rents paid by our other tenants for comparable space. Whether rents paid by the TRS are substantially comparable to rents paid by other tenants is determined at the time the lease with the TRS is entered into, extended, and modified, if such modification increases the rents due under such lease. Notwithstanding the foregoing, however, if a lease with a TRS in which we own stock possessing more than 50% of the voting power or more than 50% of the total value of the outstanding stock of such TRS is modified and such modification results in an increase in rents payable by such TRS, any such increase will not qualify as rents from real property.

We generally do not intend, and as a general partner of our operating partnership, do not intend to permit our operating partnership, to take actions we believe will cause us to fail to satisfy the rental conditions described above. However, we may decide not to satisfy some of these conditions to the extent the failure to comply with those conditions will not, based on the advice of our tax counsel, jeopardize our tax status as a REIT. In addition, with respect to the limitation on the rental of personal property, we have not obtained appraisals of the real property and personal property leased to tenants. Accordingly, there can be no assurance that the IRS will not disagree with our determinations of value.

Substantially all of the rental income that we have received in the past and that we anticipate receiving in the future is derived from providing space to customers in our temperature-controlled storage facilities. Our management, trucking, and logistics businesses are carried out by some of our TRSs. We received a private letter ruling from the IRS in 2004, or the 2004 Ruling, substantially to the effect that, if certain conditions are met, (1) amounts we receive for providing space in our temperature-controlled warehouses will constitute rents from real property for purposes of the gross income tests and (2) the provision of product handling, transportation, and other supply-chain services to our customers by a TRS will not cause otherwise qualifying amounts we receive from our customers for providing space in our temperature-controlled warehouses to be nonqualified for purposes of the gross income tests. Our ability to rely on this ruling depends on the continuing accuracy of the facts and representations made to the IRS in connection with such ruling. As discussed under “—IRS Closing Agreement,” we entered into a closing agreement with the IRS pursuant to which we agreed to treat certain income from our Australian and New Zealand properties as nonqualifying income and the IRS agreed that any resulting failure was due to reasonable cause and not due to willful neglect for purposes of applying the Reasonable Cause Exception.

We also obtained a private letter ruling from the IRS in 1998 which provides that our temperature-controlled storage warehouses and central refrigeration systems constitute real property for purposes of the gross income tests described above and the asset tests described below. Recently finalized Treasury Regulations, or the New Real Property Regulations, have revised the definition of “real property” for purposes of the REIT rules and provided an example that reaches a conclusion consistent with the 1998 private letter ruling in the context of a REIT that leased a temperature-controlled storage warehouse to a tenant under a long-term lease. The 1998 private letter ruling did not address the treatment of our racking systems as real property. While we believe our racking systems also constitute real property under the New Real Property Regulations and the law as it existed prior to the effective date of such regulations, such treatment depends on the application of a number of factors, including permanence, useful life, and frequency and ease of removal, and no assurance can be given that the IRS would not challenge such conclusion. Even if the racking systems were considered to be personal property based on the multiple-factor test in the New Real Property Regulations, then for taxable years commencing after December 31, 2015, so long as the value of such racking systems (and any other personal property leased in connection with our leases of real property) represents no more than 15% of the aggregate real and personal property leased to our customers, as we believe to be the case, such racking systems should be treated as real property and any rents attributable thereto should be treated as qualifying rents. For prior taxable years, while rents attributable to such racking systems would be treated as qualifying rents, the racking systems themselves would not be treated as real property. However, we believe that we would still satisfy the various asset tests described below.

Income from Hedging Transactions

From time to time, we intend to enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Income we derive from a hedging transaction that is clearly identified as a hedging transaction as specified in the Code, including gain from the sale or disposition of such a transaction, will not constitute gross income for purposes of (and thus will be exempt from) the 95% gross income test and the 75% gross income test. A “hedging transaction” means either (1) any transaction entered into in the normal course of our business primarily to manage the risk of interest rate, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, (2) any transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income test (or any property which generates such income or gain) and (3) any transaction entered into to “offset” transactions described in (1) or (2) if a portion of the hedged indebtedness is extinguished or the related property disposed of. We are required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into and to satisfy other identification requirements. To the extent that we do not properly identify such transactions as hedges or we hedge with other types of financial instruments, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. Moreover, to the extent that a position in a hedging transaction has positive value at any point in time, it may be treated as an asset that does not qualify for purposes of the asset tests described below.

We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT. We may conduct some or all of our hedging transactions (including hedging activities relating to currency risk) through a TRS or other corporate entity, the income from which may be subject to federal income tax, rather than participating in the arrangements directly. No assurance can be given, however, that our hedging activities will not give rise to income that does not qualify for purposes of either or both of the REIT income tests, and will not adversely affect our ability to satisfy the REIT qualification requirements.

Foreclosure Property

Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

•

that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

•	for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.

However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor.

Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. This grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

•

on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•

on which any construction takes place on the property, other than completion of a building or any other improvement, if more than 10% of the construction was completed before default became imminent; or

•

which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business that is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

We will be subject to tax at the regular corporate rate on any income from foreclosure property, including gain from the disposition of the foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, income from foreclosure property, including gain from the sale of foreclosure property held for sale in the ordinary course of a trade or business, will qualify for purposes of the 75% and 95% gross income tests. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property.

Foreign Currency Gains

We have investments in entities and properties located outside the United States. In addition, in the future we may acquire or invest in additional entities or properties located outside the United States. These acquisitions could cause us to incur foreign currency gains or losses.

Certain foreign currency gains, to the extent attributable to specified assets or items of qualifying income or gain for purposes of the 75% or 95% gross income test, generally will not constitute gross income for purposes of the applicable test, and therefore will be exempt from such test, provided we do not deal in or engage in substantial and regular trading in securities, which we do not intend to do. While we may recognize foreign currency gains that will be nonqualifying income for purposes of the 75% and 95% gross income tests, we do not expect that any such foreign currency gains will adversely affect our ability to comply with such tests.

Ownership of Interests in Controlled Foreign Corporations

We own interests in TRSs that are “controlled foreign corporations” for U.S. federal income tax purposes. We will be deemed to earn certain types of income earned by our controlled foreign corporations, whether or not such income is actually distributed to our operating partnership. We will also be deemed to earn other income that is earned but not distributed by our controlled foreign corporations to the extent such corporations are considered to own or guarantee our debt. TCJA also requires us to include in gross income the “global intangible low-taxed income,” or GILTI, determined with respect to our controlled foreign corporations, regardless of whether any distributions are made by our controlled foreign corporations. GILTI is generally equal to the excess, if any, of our pro rata share of the net income (as specially determined for this purpose, taking into account a number of modifications) of our controlled foreign corporations over a deemed return with respect to certain tangible investments made by our controlled foreign corporations. Gross income that we are required to take into account under these provisions will not qualify for the 75% gross income test, but the IRS has issued a Revenue Procedure that treats such income as qualifying for the 95% gross income test. We intend to manage the operations of our controlled foreign corporations, and our ownership of stock of such corporations, to avoid realizing income that would cause us to fail to satisfy the 75% or 95% gross income test.

Gross Income Test Relief Provisions

We will monitor the amount of nonqualifying income we earn and will take actions intended to keep this income within the limitations of the REIT gross income tests. While we expect these actions will prevent a violation of the REIT gross income tests, we cannot guarantee that such actions will in all cases prevent such a violation. If we fail to satisfy one or both of the 75% and 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under certain provisions of the Code, which we refer to above as the Reasonable Cause Exception. We generally may make use of the Reasonable Cause Exception if:

•	our failure to meet these tests was due to reasonable cause and not due to willful neglect; and

•

following our identification of the failure to meet the 75% or 95% gross income test for any taxable year, we attach a schedule to our U.S. federal income tax return setting forth each item of our gross income for purposes of the 75% or 95% gross income test for such taxable year in accordance with applicable Treasury Regulations.

It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of the Reasonable Cause Exception. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally accrue or receive exceeds the limits on nonqualifying income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. If the Reasonable Cause Exception does not apply to a particular set of circumstances, we will not qualify as a REIT. As discussed above in “—Taxation of REITs in General,” even if the Reasonable Cause Exception applies, and we retain our status as a REIT, a tax would be imposed with respect to our excess nonqualifying income. We may not always be able to comply with the gross income tests for REIT qualification despite periodic monitoring of our income. As discussed above under “—IRS Closing Agreement,” we have relied on the Reasonable Cause Exception for the 2017 and certain prior taxable years with respect to certain storage revenues derived from our Australian and New Zealand warehouses during such years.

Prohibited Transaction Income

Any gain (including any net foreign currency gain) that we realize on the sale of property (other than foreclosure property) held as inventory or otherwise held primarily for sale to customers in the ordinary course of business, including our share of any such gain realized by our operating partnership, either directly or through its subsidiary partnerships and limited liability companies, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax, unless certain safe-harbor exceptions apply. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. Our operating partnership intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning its properties and to make occasional sales of the properties as are consistent with our operating partnership’s investment objectives. We do not intend to enter into any sales that are prohibited transactions. However, the IRS may successfully contend that some or all of the sales made by our operating partnership or its subsidiary partnerships or limited liability companies are prohibited transactions. We would be required to pay the 100% penalty tax on our allocable share of the gains resulting from any such sales. The 100% penalty tax will not apply to gains recognized by any TRS or any other taxable corporation, although such income will be subject to tax in the hands of such corporation at the regular corporate income tax rate (currently 21%).

Penalty Tax

Any “redetermined rents,” “redetermined deductions,” “excess interest,” or “redetermined TRS service income” we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our tenants by one of our TRSs, and redetermined deductions and excess interest represent any amounts that are deducted by a TRS for amounts paid to us that are in excess of the amounts that would have been deducted if the amounts were determined on an arm’s-length basis. Redetermined TRS service income means the gross income of one of our TRSs attributable to services provided to, or on behalf of, us, to the extent the amount of such income would be increased on distribution, apportionment, or allocation under section 482 of the Code. Rents we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code.

Our TRSs provide certain services to our tenants. We attempt to set the fees paid to our TRSs for such services at arm’s-length rates, supported by appropriate transfer pricing studies, although the fees paid may not satisfy the safe-harbor provisions contained in the Code. These determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect income. If the IRS successfully made such an assertion, we would be required to pay a 100% penalty tax on the excess of the amount of an arm’s-length fee for tenant services over the amount actually paid.

Asset Tests

At the close of each quarter of our taxable year, we must satisfy several tests relating to the nature and diversification of our assets. For purposes of these tests, we will be deemed to own our proportionate share of the assets of any partnership or limited liability company treated as a partnership for federal income tax purposes based on our capital interest in such entity, subject to special rules relating to the 10% value test described below.

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First, at least 75% of the value of our total assets must be represented by real estate assets, cash and cash items, and certain government securities. The term “real estate assets” includes real property (including interests in real property and interests in mortgages on real property), shares (or transferable certificates of beneficial interest) in other REITs, and property attributable to the temporary investment of new capital as described above. For tax years beginning after December 31, 2015, real estate assets include (1) personal property that is leased with real property and that accounts for no more than 15% of the total rent paid for the real and personal property; (2) obligations secured by a mortgage on both real and personal property if the fair market value of such personal property does not exceed 15% of the total fair market value of all such property; (3) debt instruments of publicly offered REITs; and (4) interests in mortgages on interests in real property (for example, an interest in a mortgage on a leasehold interest in real property).

•	Second, not more than 25% of the value of our total assets may be represented by securities other than those securities includable in the 75% asset test.

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Third, except for investments in other REITs, our qualified REIT subsidiaries and TRSs and any other securities includible in the 75% asset test, the value of any one issuer’s securities may not exceed 5% of the value of our total assets, and we may not own more than 10% of the total vote or value of the outstanding securities of any one issuer except, in the case of the 10% value test, securities satisfying the “straight debt” safe-harbor, debt securities issued by a partnership in which the REIT holds a partnership interest (to the extent of such partnership interest), or debt securities issued by a partnership that itself would satisfy the 75% income test if it were a REIT. Certain types of securities we may own are disregarded as securities solely for purposes of the 10% value test, including, but not limited to, any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, solely for purposes of the 10% value test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code.

•	Fourth, not more than 20% of the value of our total assets may be represented by the securities of one or more TRSs.

•	Fifth, not more than 25% of the value of our total assets may consist of debt instruments issued by publicly offered REITs to the extent not secured by real property or interests in real property.

As described above, we obtained a private letter ruling from the IRS in 1998 which provides that our temperature-controlled storage warehouses and central refrigeration systems constitute real property for purposes of these tests. Although the ruling did not address the treatment of our racking systems as real property, we believe that they should be so treated, as described above.

Our operating partnership owns stock in several TRSs. So long as each of these companies qualifies as a TRS, we will not be subject to the 5% asset test, the 10% voting securities limitation, or the 10% value limitation with respect to our ownership of their stock. Because TRS securities do not qualify for purposes of the 75% asset test, and because we own other assets that do not, or may not, qualify for the 75% asset test, the 75% asset test may effectively limit the value of our TRS securities to less than the TRS-specific 20% limitation described above. Based in part on independent valuations we have obtained in the past, we believe that the aggregate value of our TRS securities has not exceeded the TRS-specific limitation, and such value, together with any other non-qualifying assets, has not exceeded the permitted percentage of the value of our total assets. However, there can be no assurance that the IRS will agree with our determinations of value.

We will monitor the status of our assets, including the growth of our TRS business and the value of our TRS securities, for purposes of the various asset tests and will seek to manage our portfolio to comply at all times with such tests. There can be no assurances, however, that we will be successful in this effort. Other than the independent valuations mentioned above, no independent appraisals have been obtained to support our conclusions as to the value of our total assets or the value of any particular security or securities. Moreover, the values of some assets may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that our interests in our subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests.

However, certain relief provisions are available to allow REITs to satisfy the asset requirements or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements. For example, if we should fail to satisfy the asset tests at the end of a calendar quarter such a failure would not cause us to lose our REIT qualification if we (1) satisfied the asset tests at the close of the preceding calendar quarter and (2) the discrepancy between the value of our assets and the asset requirements was not wholly or partly caused by an acquisition of non-qualifying assets, but instead arose from the changes in the relative market values of our assets. If the condition described in (2) were not satisfied, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose or by making use of the relief provisions described above.

In the case of de minimis violations of the 10% and 5% asset tests, a REIT may maintain its qualification despite a violation of such requirements if (1) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT’s total assets and $10,000,000 and (2) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.

Even if we did not qualify for the foregoing relief provisions, one additional provision allows a REIT which fails one or more of the asset requirements for a particular tax quarter to nevertheless maintain its REIT qualification if (1) the REIT provides the IRS with a description of each asset causing the failure, (2) the failure is due to reasonable cause and not willful neglect, (3) the REIT pays a tax equal to the greater of (A) $50,000 per failure and (B) the product of the net income generated by the assets that caused the failure multiplied by the corporate tax rate (currently 21%) and (4) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.

Although we believe we have satisfied the asset tests described above and plan to take steps to ensure that we satisfy such tests for any quarter with respect to which retesting is to occur, there can be no assurance we will always be successful, or will not require a reduction in our overall interest in an issuer (including in a TRS). If we fail to cure any noncompliance with the asset tests in a timely manner, and the relief provisions described above are not available, we would cease to qualify as a REIT.

Annual Distribution Requirements

To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our shareholders in an amount at least equal to the sum of:

•	90% of our “REIT taxable income” computed without regard to the dividends paid deduction and our net capital gain or loss; and

•	90% of our after tax net income, if any, from foreclosure property; minus

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the excess of the sum of certain items of non-cash income over 5% of our “REIT taxable income” computed without regard to the dividends paid deduction and our net capital gain or loss. For purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount on purchase money debt, cancellation of indebtedness, or a like-kind exchange that is later determined to be taxable.

We generally must pay the distributions described above in the taxable year to which they relate, or in the following taxable year if either (1) we declare the distribution before we timely file our federal income tax return for such year and pay the distribution on or before the first regular dividend payment after such declaration, or (2) we declare the distribution in October, November, or December of the taxable year, payable to shareholders of record on a specified date in any such month, and we actually pay the dividend before the end of January of the following year.

Generally speaking, to be deductible the amount distributed by a REIT must not be preferential—i.e., every shareholder of the class of shares to which a distribution is made must be treated the same as every other shareholder of that class, and no class of shares may be treated otherwise than according to its dividend rights as a class. However, this rule no longer applies to publicly offered REITs. Accordingly, once we become publicly offered, the preferential dividend rule will not apply to our distributions.

To the extent that in the future we may have available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the tax treatment to our shareholders of any distributions that are actually made. Under amendments made by TCJA to Section 172 of the Code, our deduction for any NOL carryforwards arising from losses we sustain in taxable years beginning after December 31, 2017 is limited to 80% of our REIT taxable income (determined without regard to the deduction for dividends paid), and any unused portion of losses arising in taxable years ending after December 31, 2017 may not be carried back, but may be carried forward indefinitely.

To the extent that we do not distribute all of our net capital gain, or distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we will be required to pay tax on the undistributed amount at the regular corporate tax rate (currently 21%). Furthermore, if we fail to distribute during a calendar year, or by the end of January of the following calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of 85% of our REIT ordinary income for such year, 95% of our REIT capital gain income for the year and any undistributed taxable income from prior periods, we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distributed (taking into account excess distributions from prior years). Any REIT taxable income and net capital gain that was subject to income tax for any year is treated as an amount distributed during that year for purposes of calculating the 4% excise tax.

We may elect to retain rather than distribute all or a portion of our net capital gains and pay the tax on the gains. In that case, we may elect to have our shareholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by us. Our shareholders would then increase the adjusted basis of their shares by the difference between (1) the amounts of capital gain dividends that we designated and that they include in their taxable income, minus (2) the tax that we paid on their behalf with respect to that income. For purposes of the 4% excise tax described above, any retained amounts for which we elect this treatment would be treated as having been distributed.

We believe we have made, and intend to continue to make, timely distributions sufficient to satisfy these annual distribution requirements and to minimize our corporate tax obligations. In this regard, the partnership agreement of our operating partnership (of which we are the 100% owner) authorizes us, as general partner of our operating partnership, to take such steps as may be necessary to cause our operating partnership to distribute to its partners an amount sufficient to permit us to meet these distribution requirements and to minimize our corporate tax obligation.

We expect that our REIT taxable income will be less than our cash flow because of depreciation and other non-cash charges included in computing REIT taxable income. Accordingly, we anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining our taxable income. Further, under amendments to Section 451 of the Code made by TCJA, subject to certain exceptions, we must accrue income for U.S. federal income tax purposes no later than when such income is taken into account as revenue in our financial statements, which could create additional differences between REIT taxable income and the receipt of cash attributable to such income. In addition, Section 162(m) of the Code places a per-employee limit of $1 million on the amount of compensation that a publicly held corporation may deduct in any one year with respect to its chief executive officer and certain other highly compensated executive officers. Recent changes to Section 162(m) made by TCJA eliminated an exception that formerly permitted certain performance-based compensation to be deducted even if in excess of $1 million, which may have the effect of increasing our REIT taxable income. Finally, we may decide to retain our cash, rather than distribute it, in order to repay debt or for other reasons. If these timing differences occur, we may borrow funds to pay dividends or pay dividends in the form of taxable share dividends in order to meet the distribution requirements, while preserving our cash.

Under some circumstances, we may be able to rectify an inadvertent failure to meet the 90% distribution requirement for a year by paying “deficiency dividends” to our shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends, subject to the 4% excise tax described above. However, we will be required to pay interest and, in some cases, penalties to the IRS based upon the amount of any deduction claimed for deficiency dividends.

New Interest Deduction Limitation Enacted by TCJA

Section 163(j) of the Code, as amended by TCJA, limits the deductibility of net interest expense paid or accrued on debt properly allocable to a trade or business to 30% of “adjusted taxable income,” subject to certain exceptions. Any deduction in excess of the limitation is carried forward and may be used in a subsequent year, subject to the 30% limitation. Adjusted taxable income is determined without regard to certain deductions, including those for net interest expense, NOL carryforwards and, for taxable years beginning before January 1, 2022, depreciation, amortization and depletion. Provided the taxpayer makes a timely election (which is irrevocable), the 30% limitation does not apply to a trade or business involving real property development, redevelopment, construction, reconstruction, rental, operation, acquisition, conversion, disposition, management, leasing or brokerage, within the meaning of Section 469(c)(7)(C) of the Code. If this election is made, depreciable real property (including certain improvements) held by the relevant trade or business must be depreciated under the alternative depreciation system under the Code, which is generally less favorable than the generally applicable system of depreciation under the Code. In general, while there is no authority under such provision or in the legislative history of TCJA that specifically addresses temperature-controlled warehouses, we believe that our leasing, management and operation of such warehouses should constitute a real property trade or business, and we may elect not to have the interest deduction limitation apply to that trade or business. Further, the IRS has issued proposed regulations that include a safe harbor that would allow any REIT to treat its real property assets (other than certain real property financing assets) as a real property trade or business that qualifies for the election. These proposed regulations are not yet effective, but taxpayers are permitted to rely on them if they do so consistently. If we do not make the election or if the election is determined not to be available with respect to all or certain of our business activities, the new interest deduction limitation could result in us having more REIT taxable income and thus increase the amount of distributions we must make to comply with the REIT requirements and avoid incurring corporate level tax. Similarly, the limitation could cause our TRSs (who may not independently qualify to make the Section 469(c)(7)(C) election) to have greater taxable income and thus potentially greater corporate tax liability.

Like-Kind Exchanges

We may dispose of properties in transactions intended to qualify as like-kind exchanges under the Code. Such like-kind exchanges are intended to result in the deferral of gain for federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could subject us to federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction. Under TCJA, like-kind exchange tax deferral treatment is available only with respect to exchanges of real property. Thus, tax-free exchanges of tangible personal property and intangible property are no longer permitted.

Built-In Gains Tax

If we dispose of any asset we acquired from a corporation which is or has been a C corporation in a transaction in which our basis in the asset is determined by reference to the basis of the asset in the hands of that C corporation, during the five-year period beginning on the date we acquire the asset within a specified “recognition period,” we could be required to pay tax at the highest corporate rate on the gain, if any, we recognized on the disposition of the asset, to the extent that gain does not exceed the excess of (1) the fair market value of the asset over (2) our adjusted basis in the asset, in each case on the date we acquired the asset. Such gain is taken into account in determining our taxable income and capital gains, and the amount of tax paid is taken into account as a loss, for purposes of the distribution requirements. The results described in this paragraph with respect to the recognition of gain assume that the C corporation will refrain from making an election to receive different treatment under existing Treasury Regulations on its federal income tax return.

Recordkeeping Requirements

We are required to comply with applicable recordkeeping requirements. Failure to comply could result in monetary fines. For example, we must request on an annual basis information from our shareholders designed to disclose the actual ownership of our outstanding common shares. See “—Organizational Requirements.”

Failure to Qualify

Specified cure provisions are available to us in the event that we discover a violation of a provision of the Code that would result in our failure to qualify as a REIT. Except with respect to violations of the REIT gross income tests and asset tests (for which the cure provisions are described above), and provided the violation is due to reasonable cause and not due to willful neglect, these cure provisions generally impose a $50,000 penalty for each violation in lieu of a loss of REIT status. If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be required to pay tax on our taxable income at the regular corporate rate (currently 21%). Distributions to shareholders in any year in which we fail to qualify as a REIT will not be deductible by us, and we will not be required to distribute any amounts to our shareholders. As a result, we anticipate that our failure to qualify as a REIT would reduce the funds available for distribution by us to our shareholders. In addition, if we fail to qualify as a REIT, all distributions to shareholders will be taxable as regular corporate dividends to the extent of our current and accumulated earnings and profits. In this event, corporate distributees may be eligible for the dividends-received deduction, and individuals may be eligible for the preferential rates on qualified dividend income. Unless entitled to relief under specific statutory provisions, we will also be ineligible to elect to be treated as a REIT for the four taxable years following the year during which we lost our qualification.

Taxation of U.S. Holders of Our Common Shares

For purposes of our discussion, the term “U.S. holder” means a holder of our common shares who, for U.S. federal income tax purposes, is:

•	an individual that is a citizen or resident of the United States;

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a corporation, including an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

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a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds our common shares, the tax treatment of a partner generally will depend on the status of the partner and on the activities of the partnership. If you are a partner in a partnership holding our common shares, you are encouraged to consult your tax advisor regarding the consequences of the ownership and disposition of our common shares by the partnership.

Distributions Generally

As long as we qualify as a REIT, distributions made by us to our taxable U.S. holders out of current or accumulated earnings and profits that are not designated as capital gain dividends or “qualified dividend income” must generally be taken into account as ordinary income and will not qualify for the reduced capital gain rates (currently a maximum rate of 20%) that currently generally apply to distributions by non-REIT C corporations to certain non-corporate U.S. holders.

The taxation of ordinary REIT dividends has been significantly changed by TCJA, which makes comprehensive changes to the federal income tax treatment of individuals, estates and trusts that generally are effective for taxable years beginning on or after January 1, 2018 and, subject to certain exceptions, expire on December 31, 2025 unless Congress takes action to extend the effectiveness of such changes beyond the scheduled sunset date. In addition to eliminating or limiting various deductions for non-corporate taxpayers and increasing the standard deduction, TCJA also reduces the maximum U.S. federal income tax rate from 39.6% to 37% for individuals filing singly with taxable income over $500,000 and married taxpayers filing jointly with taxable income over $600,000. The new law also makes generally beneficial changes to the tax rates and tax brackets applicable to taxable income below those thresholds.

In addition, under new Section 199A of the Code, individuals, estates and trusts who receive “qualified REIT dividends” are permitted to claim a tax deduction equal to 20% of the amount of such dividends in determining their U.S. federal taxable income, subject to certain limitations. The 20% deduction does not apply to REIT capital gain dividends or to REIT dividends that we designate as “qualified dividend income,” as described below. Like most of the other changes made by TCJA applicable to non-corporate taxpayers, the Section 199A deduction will expire on December 31, 2025 unless Congress acts to extend it. Thus, for an individual U.S. holder of our shares subject to the maximum 37% tax rate (through 2025), this tax deduction temporarily reduces the maximum effective U.S. federal income tax rate on ordinary REIT dividends to 29.6%.

This deduction, in contrast to the deduction allowed by Section 199A with respect to certain “qualified business income” received by, or allocated to, individuals, trusts and estates, is not limited based on W-2 wages or invested capital.

A corporate U.S. holder of our shares will not qualify for the 50% dividends received deduction generally available to corporations that receive dividends from non-REIT C corporations, but under TCJA will be subject to U.S. federal income tax on our dividends at a rate of 21% (compared to a maximum rate of 35% under prior law).

The tax rates applicable to long-term capital gains were not changed by TCJA and continue to apply to dividends received by such U.S. holders that we designate as capital gain dividends. Similarly, TCJA left unchanged the maximum 20% U.S. federal income tax rate for non-corporate taxpayers that applies to dividends that we properly designate as qualified dividend income and that are (1) attributable to dividends received by us from non-REIT corporations, such as any of our domestic TRSs or certain foreign corporations, and (2) attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). If a foreign corporation is a foreign personal holding company or a passive foreign investment company, then dividends from such a corporation will not constitute qualified dividend income.

Furthermore, certain exceptions and special rules apply to determine whether dividends may be treated as qualified dividend income to us. These rules include certain holding requirements that we would have to satisfy with respect to the shares on which the dividend is paid, and special rules with regard to dividends received from regulated investment companies and other REITs.

In addition, even if we designate certain dividends as qualified dividend income to our shareholders, the U.S. holder will have to meet certain other requirements for the dividend to qualify for taxation at capital gains rates. For example, the U.S. holder will only be eligible to treat the dividend as qualifying dividend income if the U.S. holder is taxed at individual rates and meets certain holding requirements. In general, in order to treat a particular dividend as qualified dividend income, a U.S. holder will be required to hold our shares for more than 60 days during the 121-day period beginning on the date which is 60 days before the date on which the share becomes ex-dividend.

A U.S. holder generally will take into account as long-term capital gain any distributions that we designate as capital gain dividends (to the extent that they do not exceed our actual net capital gain for the taxable year) without regard to the period for which the U.S. holder has held our common shares. Under Section 291 of the Code, a corporate U.S. holder may, however, be required to treat up to 20% of certain capital gain dividends as ordinary.

We must classify portions of our designated capital gain dividend into the following categories:

•	a 20% gain distribution, which would be taxable to non-corporate U.S. holders of our shares at a rate of up to 20%; or

•	an unrecaptured section 1250 gain distribution, which would be taxable to non-corporate U.S. holders of our shares at a maximum rate of 25%.

The IRS currently requires that distributions made to different classes of shares be comprised proportionately of dividends of a particular type.

We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, to the extent that we designate such amount in a timely notice to such shareholder, a U.S. holder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. holder would receive a credit for its proportionate share of the tax we paid. The U.S. holder would increase the basis in its shares by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

Distributions in excess of both current and accumulated earnings and profits will not be taxable to a U.S. holder to the extent that the distributions do not exceed the adjusted basis of the holder’s shares. Rather, such distributions will reduce the adjusted basis of the shares. To the extent that distributions exceed the adjusted basis of a U.S. holder’s shares, the U.S. holder generally must include such distributions in income as long-term capital gain if the shares have been held for more than one year, or short-term capital gain if the shares have been held for one year or less.

Distributions will generally be taxable, if at all, in the year of the distribution. However, if we declare a dividend in October, November or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend, and the shareholder will be treated as having received the dividend, on December 31 of the year in which the dividend was declared.

We will be treated as having sufficient earnings and profits to treat as a dividend any distribution we pay up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed above. Moreover, any “deficiency dividend” will be treated as an ordinary or capital gain dividend, as the case may be, regardless of our earnings and profits. As a result, U.S. holders may be required to treat certain distributions that would otherwise result in a tax-free return of capital as taxable dividends.

U.S. holders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of our common shares will not be treated as passive activity income and, therefore, shareholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the U.S. holder is a limited partner, against such income or gain. In addition, taxable distributions from us and gain from the disposition of our common shares generally will be treated as investment income for purposes of the investment interest limitations. We will notify U.S. holders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

Sales or Other Taxable Dispositions of Our Common Shares

Upon any taxable sale or other disposition of our common shares, a U.S. holder of our common shares will recognize gain or loss for federal income tax purposes on the disposition of our common shares in an amount equal to the difference between:

•	the amount of cash and the fair market value of any property received on such disposition; and

•	the U.S. holder’s adjusted tax basis in such common shares for tax purposes.

A U.S. holder’s adjusted tax basis generally will equal the U.S. holder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. holder (discussed above) less tax deemed paid on such gains and reduced by any returns of capital. Gain or loss will be capital gain or loss if the common shares have been held by the U.S. holder as a capital asset. The applicable tax rate will depend on the holder’s holding period in the asset (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the holder’s tax bracket. In general, any loss upon a sale or exchange of our common shares by a U.S. holder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, but only to the extent of distributions from us received by such U.S. holder that are required to be treated by such U.S. holder as long-term capital gains.

Medicare Tax on Net Investment Income

U.S. holders that are classified as individuals, estates, and certain trusts, and whose income exceeds certain thresholds, are also subject to an additional 3.8% Medicare tax on dividends received from us and on gain recognized with respect to the disposition of our shares. The temporary 20% deduction allowed by Section 199A of the Code, as added by TCJA, with respect to ordinary REIT dividends received by non-corporate taxpayers is allowed only for purposes of Chapter 1 of the Code and thus is apparently not allowed as a deduction allocable to such dividends for purposes of determining the amount of net investment income subject to the 3.8% Medicare tax, which is imposed under Chapter 2A of the Code. See “—Taxation of U.S. Holders of Our Common Shares – Distributions Generally.” U.S. holders are urged to consult their tax advisors regarding the implications of the additional Medicare tax resulting from an investment in our shares.

Information Reporting Requirements and Backup Withholding

We or the applicable withholding agent will report to U.S. holders and to the IRS the amount and the tax character of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a U.S. holder may be subject to withholding at a rate of 24% with respect to distributions unless such holder:

•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A U.S. holder who does not provide the applicable withholding agent with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as a backup withholding will be creditable against the U.S. holder’s income tax liability. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the U.S. holder’s U.S. federal income tax liability if certain required information is timely furnished to the IRS. U.S. holders are urged to consult their own tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding. In addition, the applicable withholding agent may be required to withhold a portion of distributions to any U.S. holders who fail to certify their U.S. status.

Taxation of Tax-Exempt Holders of Our Common Shares

Tax-exempt entities, including employee pension benefit trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. These entities are subject to taxation, however, on any “unrelated business taxable income,” or “UBTI,” as defined in the Code. Provided that a tax-exempt holder has not held its common shares as “debt-financed property” within the meaning of the Code and our shares are not being used in an unrelated trade or business, the dividend income from us generally will not be UBTI to a tax-exempt holder. Similarly, income from the sale of our common shares generally will not constitute UBTI unless the tax-exempt holder has held its common shares as debt-financed property within the meaning of the Code or has used the common shares in a trade or business.

For tax-exempt shareholders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, or qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Code, respectively, or a single parent title holding corporation exempt under Section 501(c)(2), the income of which is payable to any of the aforementioned tax-exempt organizations, income from an investment in our common shares will constitute UBTI unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their tax advisors concerning these “set aside” and reserve requirements.

Finally, in certain circumstances, a qualified employee pension or profit-sharing trust that owns more than 10% of the value of our shares could be required to treat a certain percentage of the dividends it receives from us as UBTI if we are a “pension-held REIT.” We will not be a “pension-held REIT” unless (1) we are required to

“look through” one or more of our qualified trust shareholders in order to satisfy the REIT “closely-held” test, and (2) either (i) one qualified trust owns more than 25% of the value of our shares, or (ii) one or more qualified trusts, each individually holding more than 10% of the value of our shares, collectively own more than 50% of the value of our shares. The percentage of any REIT dividend from a “pension-held REIT” that is treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies where the percentage is less than 5% for any year, in which case none of the dividends would be treated as UBTI. The provisions requiring pension trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is not a “pension-held REIT” (for example, if the REIT is able to satisfy the “not closely held requirement” without relying on the “look through” exception with respect to pension trusts). Tax-exempt shareholders should consult their tax advisors regarding the potential impact of these rules.

Tax-exempt shareholders are urged to consult their tax advisors regarding the federal, state, local and foreign tax consequences of the purchase, ownership and disposition of our common shares.

Taxation of Non-U.S. Holders of Our Common Shares

For purpose of our discussion, the term “non-U.S. holder” means a holder of our common shares that is neither a U.S. holder nor a partnership (or an entity treated as a partnership for federal income tax purposes). The rules governing the U.S. federal income taxation of non-U.S. holders are complex and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of U.S. federal income taxation and does not address state, local or foreign tax consequences that may be relevant to a non-U.S. holder in light of its particular circumstances.

We urge non-U.S. holders to consult their tax advisors to determine the impact of federal, state, local and foreign income tax laws on the purchase, ownership and disposition of our common shares, including any reporting requirements.

Distributions Generally

Distributions (including any taxable share dividends) to non-U.S. holders that are not attributable to gain from our sale or exchange of a “United States real property interest,” or “USRPI,” and that we do not designate as capital gain dividends (except as described below) will be taxable to such non-U.S. holder as ordinary income to the extent that we pay such distributions out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply unless an applicable tax treaty reduces or eliminates the tax. However, distributions received by a non-U.S. holder that are treated as effectively connected with the non-U.S. holder’s U.S. trade or business will be subject to federal income tax on a net basis at graduated rates, in the same manner as U.S. holders are taxed on distributions, and are generally not subject to withholding. Applicable certification and disclosure requirements must be satisfied to be exempt under the effectively connected exception In general, non-U.S. holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership or our common shares. Distributions that are treated as effectively connected income and that are received by a non-U.S. holder that is a corporation may also be subject to an additional branch profits tax at a 30% rate (applicable after deducting federal income taxes paid on such effectively connected income) or such lower rate as may be specified by an applicable income tax treaty.

Except as otherwise provided below, we plan to withhold U.S. federal income tax at a rate of 30% on any distributions made to a non-U.S. holder unless:

•	a lower treaty rate applies and the non-U.S. holder submits to us an IRS Form W-8BEN or W-8BEN-E evidencing eligibility for that reduced treaty rate;

•	the non-U.S. holder submits to us an IRS Form W-8ECI claiming that the distribution is income effectively connected with the non-U.S. holder’s U.S. trade or business; or

•	the distribution is designated as a capital gain dividend or is otherwise treated as attributable to a sale of a USRPI under FIRPTA (as discussed below).

Distributions to a non-U.S. holder that we properly designate as capital gain dividends, other than those arising from the disposition of a USRPI, generally should not be subject to U.S. federal income taxation, unless:

•

the investment in our common shares is treated as effectively connected with the non-U.S. holder’s U.S. trade or business, in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain, except that a non-U.S. holder that is a foreign corporation may also be subject to the 30% branch profits tax, as discussed above; or

•

the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains.

Non-Dividend Distributions

Distributions to a non-U.S. holder in excess of our current and accumulated earnings and profits will not be taxable to the extent that such distributions do not exceed the non-U.S. holder’s basis in its common shares. Instead, the excess portion of the distribution will reduce the adjusted basis of such common shares. A non-U.S. holder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its shares, if the non-U.S. holder would otherwise be subject to tax on gain from the sale or disposition of our common shares, as described below under “Disposition of Our Common Shares.” Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, it is expected that the applicable withholding agent normally will withhold tax on the entire amount of any distribution at the same rate applicable to withholding on a dividend. However, a non-U.S. holder may obtain a refund of amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits.

Distributions Attributable to a Sale or Exchange of U.S. Real Property Interests

For any year in which we qualify as a REIT, a non-U.S. holder may incur tax on distributions that are attributable to gain from our sale or exchange of a USRPI under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA. A USRPI includes certain interests in real property and shares in corporations at least 50% of whose assets consist of interest in real property. A distribution is not attributable to a USRPI if we held an interest in the underlying asset solely as a creditor. Under FIRPTA, subject to the exceptions discussed below for distributions on a class of shares that is regularly traded on an established securities market to holders who own less than a certain threshold percentage of such shares and distributions to “qualified stockholders” and “qualified foreign pension funds,” a non-U.S. holder is taxed on distributions attributable to gain from sales of USRPIs as if such gain were effectively connected with a U.S. business of the non-U.S. holder. A non-U.S. holder thus would be taxed on such a distribution at the normal capital gains rates applicable to U.S. holders, subject to the alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate shareholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution unless a lower treaty rate applies. Unless the exceptions described below apply, the applicable withholding agent must withhold 21% of any distribution that we could designate as a capital gain dividend. A non-U.S. holder may receive a credit against its tax liability for the amount withheld, whether or not attributable to sales of USRPIs.

However, so long as our common shares are regularly traded on an established securities market in the United States, capital gain distributions on our common shares that are attributable to our sale of a USRPI will be treated as ordinary dividends rather than as gain from the sale of a USRPI, as long as the non-U.S. holder did not own more than 10% of our common shares at any time during the one-year period preceding the distribution or the non-U.S. holder was treated as a “qualified shareholder” as described below. Any such non-U.S. holders generally will be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends. If a non-U.S. holder disposes of our common shares during the 30-day period preceding a dividend payment, and such non-U.S. holder (or a person related to such non-U.S. holder) acquires or enters into a contract or option to acquire our common shares within 61 days of the first day of the 30-day period described above, and any portion of such dividend payment would but for the disposition, be treated as a USRPI capital gain to such non-U.S. shareholder, then such non-U.S. holder will be treated as having USRPI capital gain in an amount that, but for the disposition, would have been treated as USRPI capital gain.

Subject to the exception in the following sentence, any distribution to a “qualified shareholder” who holds our common shares directly or indirectly (through one or more partnerships) will not be subject to U.S. federal income tax as income effectively connected with a U.S. trade or business, and thus will not be subject to FIRPTA withholding as described above. However, while a “qualified shareholder” will not be subject to FIRPTA withholding on our distributions, non-U.S. persons who hold interests in the “qualified shareholder” (other than interest solely as a creditor) and hold more than 10% of our common shares, either through the “qualified shareholder” or otherwise, will still be subject to FIRPTA withholding.

A “qualified shareholder” is a foreign person that is (1) either eligible for the benefits of a comprehensive income tax treaty that includes an exchange of information program and whose principal class of interests is listed and regularly traded on one or more stock exchanges (as defined in such income tax treaty), or is a foreign partnership that is created or organized under foreign law as a limited partnership in a jurisdiction that has an agreement for the exchange of information with respect to taxes with the United States and has a class of limited partnership units that represents more than 50% of the value of all of the partnership’s units and is regularly traded on the NYSE or NASDAQ markets, (2) is a “qualified collective investment vehicle” (as defined below), and (3) maintains records of the identity of each person who, at any time during the foreign person’s taxable year, is the direct owner of 5% or more of the class of interests or units (as applicable) described in (1), above.

A “qualified collective investment vehicle” is a foreign person that (1) is eligible for benefits under the comprehensive income tax treaty described above, but only if the dividends article of such treaty imposes conditions on the benefits allowable in the case of dividends paid by a REIT, and is eligible for a reduced rate of withholding under such treaty, (2) is publicly traded, is treated as a partnership under the Code, is a withholding foreign partnership, and would be treated as a “United States real property holding corporation” under FIRPTA if it were a domestic corporation, or (3) is designated as such by the Secretary of the Treasury and is either (a) fiscally transparent within the meaning of Section 894 of the Code or (b) required to include dividends in its gross income, but is entitled to a deduction for distributions to its investors.

Finally, a “qualified foreign pension fund” or an entity all of the interests of which are held by a “qualified foreign pension fund” is not treated as a foreign person for purposes of FIRPTA, and thus will not be subject to FIRPTA withholding as described above.

A “qualified foreign pension fund” is any trust, corporation, or other organization or arrangement (1) which is created or organized under the laws of a country other than the United States, (2) which is established either by such country to provide retirement or pension benefits to participants or beneficiaries that are current or former employees (or persons designated by such employees) of one or more employers as a result of services rendered by such employees to their employers or by one or more employers to provide retirement or pension benefits to such employees in consideration for services rendered, (3) which does not have a single participant or beneficiary with a right to more than 5% of its assets or income, (4) which is subject to government regulation and provides, or otherwise makes available, annual information reporting about its beneficiaries to the relevant tax authorities in the country in which it is established or operates, and (5) with respect to which, under the laws of the country in which it is established or operates, (a) contributions to such organization or arrangement that would otherwise be subject to tax under such laws are deductible or excluded from the gross income of such entity or taxed at a reduced rate or (b) taxation of any investment income of such organization or arrangement is deferred or such income is excluded from gross income or is taxed at a reduced rate.

Non-U.S. holders are urged to consult their tax advisors regarding qualification as a qualified foreign pension fund.

Disposition of Our Common Shares

Subject to the discussion below regarding dispositions by “qualified shareholders” and “qualified foreign pension funds,” non-U.S. holders could incur tax under FIRPTA with respect to gain realized upon a disposition of our common shares if we are a U.S. real property holding corporation during a specified testing period. If at least 50% of a REIT’s assets are USRPI, then the REIT will be a U.S. real property holding corporation. We anticipate that we will be a U.S. real property holding corporation based on the composition of our assets. However, even if we are a U.S. real property holding corporation, a non-U.S. holder generally would not incur tax under FIRPTA on gain from the sale of our common shares if the “regularly traded” exception described below applies or if we are a “domestically controlled qualified investment entity.”

A “domestically controlled qualified investment entity” includes a REIT in which, at all times during a specified testing period, less than 50% in value of its shares are held directly or indirectly by non-U.S. persons. Because our common shares are publicly traded, no assurance can be given that we are or will be a domestically controlled qualified investment entity, although a favorable presumption applies in the case of holders of less than 5% of our common shares for whom we do not have actual knowledge of non-U.S. person status.

Regardless of whether we are a domestically controlled qualified investment entity, so long as our common shares are regularly traded on an established securities market, an additional exception to the tax under FIRPTA will be available with respect to our common shares. Under that exception, the gain from such a sale by such a non-U.S. holder will not be subject to tax under FIRPTA if (1) our common shares are treated as being regularly traded on an established securities market under applicable Treasury Regulations and (2) the non-U.S. holder owned, actually or constructively, 10% or less of our common shares during a specified testing period.

In addition, a sale of our common shares by a “qualified shareholder” or a “qualified foreign pension fund” who holds our common shares directly or indirectly (through one or more partnerships) will not be subject to U.S. federal income tax under FIRPTA. However, while a “qualified shareholder” will not be subject to FIRPTA withholding on a sale of our common shares, non-U.S. persons who hold interests in the “qualified shareholder” (other than interests solely as a creditor) and hold more than 10% of our common shares, either through the “qualified shareholder” or otherwise, will still be subject to FIRPTA withholding.

If the gain on the sale of our common shares were taxed under FIRPTA, a non-U.S. holder would be taxed on that gain in the same manner as U.S. holders, subject to the alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Finally, if we are not a domestically controlled qualified investment entity at the time our common shares are sold and the non-U.S. holder does not qualify for the exemptions described in the preceding paragraph, under FIRPTA the purchaser of our common shares also may be required to withhold 15% of the purchase price and remit this amount to the IRS on behalf of the non-U.S. holder.

With respect to individual non-U.S. holders, even if not subject to FIRPTA, capital gains recognized from the sale of our common shares will be taxable to such non-U.S. holder if he or she is a non-resident alien individual who is present in the United States for 183 days or more during the taxable year and some other conditions apply, in which case the non-resident alien individual may be subject to a U.S. federal income tax on his or her U.S. source capital gain.

Retention of Net Capital Gains

Although the law is not clear on the matter, it appears that amounts designated by us as retained capital gains in respect of the common shares held by U.S. holders generally should be treated with respect to non-U.S.

holders in the same manner as actual distributions of capital gain dividends. Under that approach, the non-U.S. holders would be able to offset as a credit against their U.S. federal income tax liability their proportionate share of the tax paid by us on such retained capital gains and to receive from the IRS a refund to the extent their proportionate share of such tax paid by us exceeded their actual U.S. federal income tax liability.

Information Reporting and Backup Withholding

Generally, we must report annually to the IRS the amount of dividends paid to a non-U.S. holder, such holder’s name and address, and the amount of tax withheld, if any. A similar report is sent to the non-U.S. holder. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the non-U.S. holder’s country of residence.

Payments of dividends or of proceeds from the disposition of shares made to a non-U.S. holder may be subject to information reporting and backup withholding unless such holder establishes an exemption, for example, by properly certifying its non-U.S. status on an IRS Form W-8BEN, W-8BEN-E or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we have or our paying agent has actual knowledge, or reason to know, that a non-U.S. holder is a U.S. person.

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may be obtained, provided the required information is furnished to the IRS.

The Foreign Account Tax Compliance Act

Under the Foreign Account Tax Compliance Act, or FATCA, a U.S. withholding tax at a 30% rate will be imposed on dividends paid to U.S. holders who own our common shares through foreign accounts or foreign intermediaries if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. In addition, we may be required to withhold a portion of capital gain distributions to any U.S. holders who fail to certify their non-foreign status to us. We will not pay any additional amounts in respect of amounts withheld.

State, Local and Foreign Taxes

We and our shareholders may be subject to state, local or foreign taxation in various state, local or foreign jurisdictions, including those in which we or they transact business or reside. Our state, local and foreign tax treatment and that of our shareholders may not conform to the U.S. federal income tax treatment discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state, local and foreign tax laws on an investment in our common shares.

Legislative or Other Actions Affecting REITs

The present U.S. federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Department of the Treasury which may result in statutory changes as well as revisions to regulations and interpretations. Changes to U.S. federal tax laws and interpretations thereof could adversely affect an investment in our common shares.

SELLING SHAREHOLDERS

If the registration statement of which this prospectus forms a part is used by selling shareholders for the sale of any common shares registered thereunder pursuant to our registration rights agreement that we entered into with affiliates of Yucaipa and the GS Entities in connection with our IPO, or otherwise, information about such selling shareholders, their beneficial ownership of our common shares and their relationship with us will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act that are incorporated by reference to such registration statement.

PLAN OF DISTRIBUTION

We, or selling shareholders, may sell the common shares described in this prospectus from time to time, at market prices prevailing at the time of sale, at prices related to market prices or at a fixed price or prices subject to change or at negotiated prices, by a variety of methods including the following:

•	on the New York Stock Exchange (including through at-the-market offerings);

•	in the over-the-counter market;

•	in privately negotiated transactions;

•	through broker-dealers, who may act as agents or principals;

•	through one or more underwriters on a firm commitment or best-efforts basis;

•	in a block trade in which a broker-dealer will attempt to sell a block of common shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through put or call option transactions related to the common shares;

•	directly to one or more purchasers;

•	through agents; or

•	in any combination of the above.

We may sell our common shares directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended, or the Securities Act, with respect to any resale of our common shares. To the extent required, a prospectus supplement will describe the terms of any sale of common shares we are offering hereunder. Direct sales may be arranged by a securities broker-dealer or other financial intermediary.

To the extent required the applicable prospectus supplement will name any underwriter involved in a sale of common shares. Underwriters may offer and sell our common shares at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to market prices, or at negotiated prices. Underwriters may be deemed to have received compensation from us from sales of common shares in the form of underwriting discounts or commissions and may also receive commissions from purchasers of common shares for whom they may act as agent. Underwriters may be involved in any at-the-market offering of common shares by or on our behalf.

Underwriters may sell common shares to or through dealers, and such dealers may received compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.

To the extent required, we will name any agent involved in a sale of common shares, as well as any commissions payable by us to such agent, in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

If we utilize a dealer in the sale of our common shares being offered pursuant to this prospectus, we will sell our common shares to the dealer, as principal. The dealer may then resell our common shares to the public at varying prices to be determined by the dealer at the time of resale.

Underwriters, dealers and agents participating in a sale of our common shares may be deemed to be underwriters as defined in the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of our common shares may be deemed to be underwriting discounts and commissions, under the Securities Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, and to reimburse them for certain expenses.

Underwriters or agents and their affiliates may be customers of, engage in transactions with or perform services for us or our affiliates in the ordinary course of business.

LEGAL MATTERS

Venable LLP, Baltimore, Maryland, has issued an opinion to us regarding certain matters of Maryland law, including the validity of the common shares offered by this prospectus. King & Spalding, LLP, Atlanta, Georgia, has issued an opinion to us regarding certain tax matters.

EXPERTS

The consolidated financial statements and schedule of Americold Realty Trust and subsidiaries as of December 31, 2017 and 2016 and for each of the three years in the period ended December 31, 2017, appearing in Americold Realty Trust’s Current Report on Form 8-K filed on September 11, 2018 and incorporated herein by reference, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of China Merchants Americold Holdings Company Limited, incorporated into this prospectus by reference from Americold Realty Trust’s Annual Report on Form 10-K for the year ended December 31, 2017, and the consolidated financial statements of China Merchants Americold Logistics Company Limited, incorporated into this prospectus by reference from Americold Realty Trust’s Current Report on Form 8-K filed on September 11, 2018, have been audited by Ernst & Young Hua Ming LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3, of which this prospectus is a part, including exhibits, schedules and amendments filed with, or incorporated by reference in, this registration statement, under the Securities Act with respect to our common shares registered hereby. This prospectus and any accompanying prospectus supplement do not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and our common shares registered hereby, reference is made to the registration statement, including the exhibits to the registration statement. Statements contained in this prospectus and any accompanying prospectus supplement as to the contents of any contract or other document referred to, or incorporated by reference in, this prospectus and any accompanying prospectus supplement are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by the exhibit to which the reference relates.

This registration statement is available to you on the SEC’s website. We are subject to the information and periodic and current reporting requirements of the Exchange Act, and in accordance therewith, file periodic and current reports, proxy statements and other information with the SEC. Our SEC filings, including our registration statement, are available to you for free on the SEC’s website at www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document. The information incorporated by reference is considered to be part of this prospectus.

This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC. They contain important information about us and our financial condition.

•	Our annual report on Form 10-K for the year ended December 31, 2017, filed with the SEC on March 29, 2018;

•	Our quarterly reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018, filed with the SEC on May 15, 2018, August 14, 2018 and November 14, 2018, respectively;

•

Our current reports on Form 8-K, filed with the SEC on January 23, 2018, February 6, 2018, March 13, 2018, June 1, 2018, September 4, 2018 (as amended by our current report on Form 8-K/A filed with the SEC on September 11, 2018), September 11, 2018, September 11, 2018, September 18, 2018, November 8, 2018, December 5, 2018, December 7, 2018 and February 7, 2019 (as amended by our current report on Form 8-K/A filed with the SEC on February 22, 2019);

•	The description of our common shares contained in our Registration Statement on Form 8-A, filed with the SEC on January 17, 2018; and

•

All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the underlying securities (excluding any portions of such documents that are deemed “furnished” to the SEC pursuant to applicable rules and regulations).

Any statement made in this prospectus or in a document incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any subsequently filed document prior to the date of this prospectus incorporated by reference herein or in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference into this prospectus but not delivered with this prospectus free of charge upon written or oral request. Our filings with the SEC are available on our website at www.americold.com, in the “Investor Relations” section, as soon as reasonably practicable after they are filed with the SEC. The information that is contained on, or is or becomes accessible through, our website is not part of this prospectus. You may also obtain a copy of these filings at no cost by calling us at (678) 441-1400 or writing to us at the following address:

Americold Realty Trust

10 Glenlake Parkway South Tower, Suite 600

Atlanta, GA 30328

Attn: Secretary

43,750,000 Shares

Common Shares

PROSPECTUS SUPPLEMENT

BofA Merrill Lynch

Goldman Sachs & Co. LLC

Citigroup

J.P. Morgan

RBC Capital Markets

BB&T Capital Markets

BTIG

Citizens Capital Markets

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Raymond James

Regions Securities LLC

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Baird

April 16, 2019